As filed with the Securities and Exchange Commission on November 5, 1999

Registration No. 333-85849

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WEB STREET, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code No.)	36-4212401 (I.R.S. Employer Identification No.)

510 Lake Cook Road, Deerfield, Illinois 60015, (847) 444-4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stuart A. Cohn, Esq.
Executive Vice President and General Counsel
Web Street, Inc.
510 Lake Cook Road, Deerfield, Illinois 60015, (847) 444-4700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark D. Wood, Esq.	Robert Rosenman, Esq.
Adam R. Klein, Esq.	Cravath, Swaine & Moore
Katten Muchin & Zavis	825 Eighth Avenue
525 West Monroe Street, Suite 1600	New York, New York 10019
Chicago, Illinois 60661	(212) 474-1000
(312) 902-5200

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated November 5, 1999

3,500,000 Shares

[WEB STREET LOGO]

Common Stock

           This is an initial public offering of shares of common stock of Web Street, Inc. There is currently no public market for our shares. We expect that the initial public offering price will be between $9.00 and $11.00 per share.

           We provide online brokerage services to individual investors, primarily in the U.S. and Europe. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “ WEBS.”

           Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 .

	Per Share	Total
Offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Web Street	$	$

           We and the selling stockholders identified in this prospectus have granted the underwriters a 30-day option to purchase up to an additional 525,000 additional shares of common stock to cover any over-allotments. Of these shares, up to 470,000 would be sold by the selling stockholders and up to 55,000 would be sold by us. If the underwriters exercise this right in full, the offering price will total $          , the underwriting discount will total $               , the proceeds, before expenses, to Web Street will total $                   and the proceeds, before expenses, to the selling stockholders will total $         .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The underwriters of this offering expect to deliver the shares to purchasers on             , 1999.

Fahnestock & Co. Inc.
Pacific Crest Securities Inc.
Web Street Securities, Inc.

The date of this prospectus is                     , 1999
The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

[INSIDE FRONT COVER]

HELPING INVESTORS

CHANGE THEIR WORLD

ONE CLICK AT A TIME

[Picture of a globe and the names of various countries in which we have customers in the background]

HIGHLY RATED ONLINE BROKERAGE SERVICES:

BARRON’S “Four stars”: ’98, ’ 99.
SmartMoney Top three Online broker: ’98, ’ 99.
Time Digital Top 3 Online broker: ’99.

The mark “Barron’s®” is owned by Dow Jones & Company, Inc.; the mark “SmartMoney® ” is owned by SmartMoney; and the mark “TimeDigital sm ” is owned by Time, Inc. New Media. None of Dow Jones & Company, Inc., SmartMoney or Time, Inc. New Media is associated with this prospectus, this offering or Web Street.

[INSIDE FRONT COVER GATE FOLD]

A GLOBAL PRESENSE.

           AN ONLINE ENVIRONMENT.

A HUMAN TOUCH.

[Bar graphs showing quarterly growth in number of customer accounts and total trades in 1998 and 1999]
Number of customer accounts (At Quarter End)	Total Trades per Quarter
1998 Q1: 5,700	1998 Q1: 20,100
1998 Q2: 17,500	1998 Q2: 52,500
1998 Q3: 32,000	1998 Q3: 82,700
1998 Q4: 42,200	1998 Q4: 136,200
1999 Q1: 54,300	1999 Q1: 187,200
1999 Q2: 66,400	1999 Q2: 253,400
1999 Q3: 73,300	1999 Q3: 264,000

SIGNIFICANT SEQUENTIAL GROWTH

OUR GLOBAL ALLIANCES:

ConSors AG

           Germany
           Switzerland
           Austria
           Luxembourg
           Italy

Sun Hung Kai

           Hong Kong
Landsbref

           Iceland

C.B. Capitales

           Chile

[Picture of the opening page from our web site showing our logo and links to the following: opening an online account, our trading pit, an explanation of features and benefits and a description of what’s new.]

A HIGHLY RATED AND EASY TO NAVIGATE WEB SITE.

[Picture of page from our web site showing our trading pit]
WEB STREET’S EXCLUSIVE TRADING PIT OFFERS CLIENTS UP-TO-THE-SECOND ACCOUNT INFORMATION AS WELL AS STREAMLINED ORDER ENTRY.

[Picture of page from our co-branded web site with ConSors]

OVER 135,000 CONSORS CUSTOMERS HAVE ACCESS TO U.S. TRADES THROUGH THE CONSORS—WEBSTREET.DE WEB SITE

Prospectus Summary

           This summary highlights some of the information in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors and our financial statements.

Web Street

Our Business

           We provide online brokerage services to individual investors, primarily in the U.S. and Europe. Through our web site, located at www.webstreet.com, our customers can quickly execute equity and option trades at a low cost and conveniently access real-time trading information, financial market data and account information. These features make trading easier and more efficient for our customers and enable them to take greater control of their investment decisions and financial transactions.

           We have built and continue to invest in a proprietary online trading system that is cost efficient, secure and highly scalable. In our virtual trading pit, our customers can do all the following with just a few clicks of a mouse and without changing screens:

•	track stock quotes that automatically update in real time as the market moves;

•	view up-to-date news and financial market headlines;

•	buy and sell securities, including stocks and options;

•	receive quick confirmation of executed trades; and

•	check securities positions and account balances that are updated in real time to reflect just-completed trades.

Our customers have access to personalized investment tools, including portfolio tracking; historical and intra-day stock charting; market-maker information; financial market and company news; and third-party investment research. We provide these services 24 hours a day, seven days a week through the internet. We also offer toll-free telephone access for customers who want to enter orders through a licensed broker or our automated touch-tone telephone trading service. In addition, through our recently established Mutual Fund SuperSite, our customers can buy, sell or exchange over 4,000 load and no-load mutual funds, obtain fund information, view fund performance reports from MorningStar and read complete fund prospectuses. Further, we provide high-quality customer service 24 hours a day, seven days a week through a toll-free telephone number, 1-800-WEBTRADE, and online help desk.

           We are partnering with foreign brokerage firms to offer our Unified Global Brokerage Accounts. These accounts currently enable customers of these firms to trade in U.S. securities markets through translated versions of our web site, using funds which customers deposit in local currencies and may convert to U.S. dollars for immediate trading. Our foreign partners market our online services and provide local customer support in their customers’ own languages. In December 1998, we entered into a three-year mutually exclusive agreement with ConSors Discount-Broker, a subsidiary of the German financial institution SchmidtBank and a leading European online discount brokerage firm with approximately 137,000 customers as of June 30, 1999. Under this agreement, ConSors is required to direct to us all its customers in Germany, Switzerland, Austria, Italy and Luxembourg who want to trade stocks or options in U.S. markets. We currently provide our services to ConSors customers with accounts in Germany and expect to begin serving ConSors customers with accounts in the four other countries covered by the agreement in late 1999 or early 2000. In January 1999, we entered into a similar agreement with Landsbref, Ltd., the securities house of The Bank of Iceland, under which Landsbref is required to direct to us, and we currently provide our services to, all its customers in Iceland who want to trade stocks or options in U.S. markets. We recently established an alliance with a subsidiary of Sun Hung Kai Securities Ltd., a leading brokerage firm in Hong Kong, to provide our online brokerage services to its customers in Hong Kong and to help us form alliances or joint ventures in China, Japan and Australia and possibly other Pacific Rim nations. This alliance is subject to satisfaction or waiver of various conditions, including the reaching of an agreement regarding the transfer and licensing of technology, the completion of due diligence and the receipt of any required regulatory approvals. We also established an alliance with a subsidiary of C.B. Capitales, a leading online brokerage firm in Chile, to provide our online brokerage services to its customers in Chile. Through our Unified Global Brokerage Accounts, we plan to enable online investors worldwide to trade in major global financial markets.-

        Since the launch of our web site in July 1997, we have grown rapidly:

•	our customer accounts increased 129% to 73,300 at September 30, 1999 from 32,000 at September 30, 1998;

•	our average trades per day increased 219% to 4,124 for the quarter ended September 30, 1999 from 1,293 for the comparable period in 1998; and

•	our total revenues increased 293% to $17.2 million for the nine months ended September 1999 from $4.4 million for the comparable period in 1998.

           During this period of rapid growth, the following leading financial and technology publications have positively recognized our online brokerage services:

•	Barron ’s gave us its highest rating, four stars, in 1999 and 1998, emphasizing that we have a dynamic site where research and trading are easily accessible;

•
SmartMoney rated us one of the top three overall online brokerage firms in 1999 and 1998, due to our low commissions, 24-hour service, rapid technical support, free real-time quotes and instantaneously updated online account information; and

•
Time Digital rated us the third best online discount brokerage service in 1999, noting that our trading pit allows investors to monitor stock, fund and option activity, check balances and positions and execute trades all from a single screen.

Our Market Opportunity

           The U.S. market for equity securities has grown dramatically in recent years, with equity market capitalization more than doubling in the past five years to approximately $14 trillion. During this time, there has been a large increase in the average daily trading volume in the U.S. securities market. At the same time, the internet has emerged as a communications and commerce tool that is changing the brokerage industry. According to leading industry sources:

•	the number of U.S. online brokerage accounts is projected to be 5.4 million at the end of 1999 and to grow to over 20.4 million by the end of 2003;

•	the value of assets held by customers in accounts with online brokerage firms is projected to be $374 billion in the U.S. at the end of 1999 and to grow to over $3 trillion by the end of 2003; and

•	the number of European online brokerage accounts is projected to grow from 400,000 at the end of 1998 to 8.3 million by the end of 2002.

Our Growth Strategy

           Our objective is to be a leading provider of online financial services. The key elements of our strategy to accomplish this objective include the following:

•	expand brand awareness and customer base;

•	increase global market presence;

•	facilitate trading in world markets through our Unified Global Brokerage Accounts;

•	enhance services to encourage increased customer account balances;

•	maintain and enhance advanced technological capabilities;

•	offer a broad array of financial services; and

•	pursue acquisitions, joint ventures and partnerships.

Where to Contact Us

           Our principal executive offices are located at 510 Lake Cook Road, Deerfield, Illinois 60015 and our telephone number is (847) 444-4700. Our web site is located at http://www.webstreet.com. We have placed an electronic version of this prospectus on a special web site located at http://www.webstreetoffering.com. Web Street Securities, our broker-dealer subsidiary, is maintaining this web site and acting as a co-manager of the offering. Other than the information contained at that site, none of the information contained on web sites maintained by us or any of our subsidiaries is a part of this prospectus or the registration statement of which this prospectus forms a part. Accordingly, you should not rely upon this information in making a decision whether to buy our common stock.

This Offering

Common stock offered by Web Street	3,500,000 shares

Common stock to be outstanding after this offering	24,926,521 shares

Use of proceeds	To market our services, to build a separate data center
and for working capital and general corporate purposes,
possibly including development or acquisition of self-
clearing operations and funding of acquisitions of other
businesses.

Proposed Nasdaq National Market symbol	WEBS

           The number of shares of our common stock to be outstanding after this offering excludes the following:

•	2,819,501 shares of common stock issuable upon the exercise of warrants currently outstanding at a weighted average exercise price of $11.21 per share;

•	2,062,370 shares of common stock issuable upon the exercise of stock options currently outstanding at a weighted average exercise price of $4.43 per share;

•	2,492,652 shares of common stock reserved for grants that we may make in the future under our stock incentive plan; and

•	1,000,000 shares of common stock reserved for issuance under our employee stock purchase plan.

           Except where we indicate differently, the information in this prospectus:

•	reflects the conversion of each outstanding share of our preferred stock into four shares of our common stock, which will occur upon the consummation of this offering;

•	reflects a three-for-two split of our outstanding common and preferred stock which we completed in July 1999; and

•
assumes that the underwriters will not exercise their option to purchase additional shares of common stock to cover any over-allotments and that no other person will exercise any other outstanding option or warrant.

Summary Consolidated Financial and Other Data

	Period from September 3, 1996, our inception, to December 31, 1996	Year Ended December 31,		Nine Months Ended September 30,
		1997	1998	1998	1999
				(unaudited)
		(in thousands, except share and per share data and Other Data)
Statement of Operations Data:
Revenues	$ —	$ 329	$ 7,891	$ 4,366	$ 17,163
Cost of services	—	498	5,116	2,720	10,114
Operating expenses	116	3,098	14,593	8,791	11,041

Net loss	$ (116)	$ (3,267)	$ (11,818)	$ (7,145)	$ (3,992)

Basic and diluted net loss per common share	$ (0.01)	$ (0.25)	$ (0.71)	$ (0.43)	$ (0.19)

Shares used in computing basic and diluted net loss per common share	12,308,862	12,872,442	16,740,600	16,569,700	20,550,308
Other Data:
Total trades	N/A	11,500	291,500	155,300	704,600
Average trades per day	N/A	100	1,200	800	3,700
Total customer accounts(1)	N/A	1,000	42,200	32,000	73,300
Total customer assets(1)	N/A	$16,082,900	$231,558,200	$156,307,300	$519,029,300
Total employees(1)	6	14	65	76	119

(1)	As of the end of each of the periods presented.

           The as adjusted column reflects our sale of 3,500,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses.
	September 30, 1999
	Actual	As Adjusted
	(unaudited) (in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,731	$33,006
Total assets	7,654	38,929
Total liabilities	3,201	3,201
Total stockholders’ equity	4,453	35,728

Risk Factors

           You should carefully consider the risks and uncertainties described below, and all the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We have a limited operating history, have incurred losses since our founding and may not achieve future profitability.

           We began offering online brokerage services in July 1997. As a result, we have a limited operating history upon which you can evaluate us and our prospects. Our limited operating history makes predicting our future operating results difficult. We have incurred an operating and net loss in each fiscal year since our founding and may continue to incur losses if our operating expenses increase more quickly than our revenues. Our ability to achieve profitability in the future will depend upon our ability to expand our brand awareness and customer base, increase our global market presence and enhance and maintain our proprietary technology. To achieve these goals, we will need to increase spending on marketing, technology, product development and other operating costs. To the extent that revenues do not increase as a result of this increased spending, we may not be able to achieve profitability in the future. If we do achieve profitability, we may not be able to sustain it.

We have had negative cash flows from operations and may not be able to secure additional financing if we need it in the future.

           To date, we have had negative cash flows from operations and have depended on sales of our securities to meet our cash requirements. In addition to the net proceeds of this offering, we may need to raise additional funds to:
•	support our planned rapid growth;

•	develop new or enhanced services and technologies;

•	increase our marketing efforts;

•	acquire complementary businesses or technologies;

•	respond to anticipated capital requirements; and

•	respond to competitive pressures or unanticipated requirements.

We may not be able to obtain additional financing on acceptable terms when we need it. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions or compete effectively.

We may not be able to develop and increase public recognition of our Web Street brand.

           We believe that establishing and maintaining favorable consumer perception of our Web Street brand is critical to attracting and expanding our internet customer base and alliances with financial institutions in key international markets. The importance of developing our brand will increase due to the growing number of internet and financial services available to consumers. To build our brand, we must succeed in our marketing efforts, provide high-quality services and products, increase the number of visitors to our web site and continue to receive high ratings from leading financial and technology publications. If we do not accomplish each of these goals, our reputation could be harmed, and we may not be able to attract and retain customers and international partners.

If U.S. Clearing Corporation fails to accurately clear our customers ’ trades in a timely manner, our business would be harmed.

           Unlike some of our primary competitors, we do not provide our customers with clearing services. These services include the consummation, settlement and delivery functions in securities transactions and the maintenance of customer accounts. Currently, U.S. Clearing Corporation, a subsidiary of Fleet Financial Group, Inc., clears all our customers’ trades and maintains all our customers’ accounts. We have no control over the operations of U.S. Clearing. If U.S. Clearing improperly handles the funds and securities of our customers, we may be subject to claims by customers who are financially harmed. Further, if our customers’ trades are not cleared accurately and in a timely manner, our reputation may be harmed and demand for our services may decrease. If U.S. Clearing discontinues its contractual relationship with us before our agreement expires or fails to perform adequately under our agreement, our business, financial condition and operating results could be materially adversely affected. In addition, we may be liable for the failure of our customers to make timely settlement on any transaction executed through U.S. Clearing. See “Business—Operations—Clearing .”

Our business may be adversely affected by the expiration of our clearing agreement in April 2000.

           Our clearing agreement with U.S. Clearing expires on April 30, 2000. By that time, we currently expect to become self-clearing, either through an acquisition or internal development. However, as an alternative, we may (1) enter into a new agreement with U.S. Clearing or another clearing firm or (2) enter into a joint venture with a clearing firm. Developing our own clearing operations, either through an acquisition or internal development, or entering into a joint venture or other agreement with another clearing firm could be time- consuming and costly and could divert our attention and resources. We may not be able to develop our own clearing operations or enter into a joint venture with or acquire another clearing firm by April 30, 2000 on terms favorable to us or at all. Therefore, we may have to enter into a new clearing agreement with U.S. Clearing or another firm at least on a temporary basis, even if that is not the most attractive alternative. We may also encounter problems moving our customers from U.S. Clearing to us or a new clearing firm. Further, the NASD must agree to amend our membership agreement before we will be able to engage in self-clearing operations. The NASD may not agree to so amend our membership agreement. See “—If we become self-clearing, we will be subject to many new risks which could impair our business” and “ Business—Operations —Clearing.’ ’

If we become self-clearing, we will be subject to many new risks which could impair our business.

           Self-clearing securities firms are subject to substantially more regulatory control and examination than that to which we are currently subject. Errors in performing clearing functions or reporting could lead to civil penalties imposed by the SEC or the NASD. Self-clearing, especially because of our lack of clearing experience, will involve a substantial risk of losses due to clerical errors relating to the handling of customers’ funds and securities. We may not be able to perform these operations as accurately and efficiently as these operations are currently being performed for us by U.S. Clearing. Clearing processing errors also may lead to civil claims brought by parties who are financially harmed by these errors. In addition, if we become a self-clearing firm, we will have to pay for a portion of the securities purchased by our customers, to the extent the purchases are made on margin. This will increase our net capital requirements substantially. We will need to have access to sources of capital, which may not be available. We will also have a direct responsibility for the possession and control of customers’ securities and other assets and the clearance of customers’ securities transactions. This will require us to record on our balance sheet the customer receivables and customer payables to us that are a result of customer margin loans and customer free credit balances maintained by us. This could have a significant effect on our total assets and total liabilities. See “Business—Operations—Clearing ” and “ Regulation and Supervision .”

We expect to receive decreased payments related to order flow, which may adversely affect our ability to offer commission-free trades on particular over-the-counter orders and our per trade revenues and profit margins.

           We receive cash payments from U.S. Clearing that are related to, but not dependent on, the payments U.S. Clearing receives from various Nasdaq market-makers and third market firms in exchange for routing trade orders to them for execution, commonly referred to as order flow. Our current clearing agreement requires U.S. Clearing to make these payments to us at a contractually-determined rate, regardless of the order flow rebates it actually receives. We received payments relating to order flow from U.S. Clearing of $3,215,000 in the year ended December 31, 1998, representing 41% of our total revenues for 1998, and of $6,609,000 for the nine months ended September 30, 1999, representing 39% of our total revenues for that 1999 period. When our current clearing agreement ends on April 30, 2000, we expect to begin receiving payments that are directly based upon order flow. We expect that those payments will be made to us at regular market rates, which we believe will be significantly below the current rate of payment to us by U.S. Clearing. Our current above-market order flow payments have allowed us to offer our customers commission-free trades on over-the-counter orders of 1,000 or more shares that are priced at over $2.00 per share. After April 2000, when our order flow payments decrease, it may no longer be economical for us to continue to offer these free trades, and, thus, we may lose the competitive advantage we gain by doing so. In addition, payment to us for order flow may further decrease after our current clearing agreement expires because of:

•	the SEC ’s enactment of order handling rules which have reduced market-makers’ spreads and correspondingly their profits;

•	the emergence of electronic communication networks, which enable securities trading without the use of market makers; and

•	the proposed quotation of stock prices in decimals, which could further reduce spreads.

Further, the SEC, the NASD or other regulatory agencies, courts or governmental units may prohibit payments for order flow in the future. If we receive decreased order flow-related payments, our per trade revenue and profit margins could be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

We may not be able to manage our growth effectively or budget adequately for costs associated with our growth.

           Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources and systems. To manage our growth successfully we must continue to expand and improve our operational, information management and financial systems and controls on a timely basis. Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to manage effectively our growth. We may not budget adequately for the costs associated with our continued growth, which could adversely affect our ability to offer and expand our online financial services.

We may not be able to hire and retain additional qualified personnel to support our growth.

           To continue our growth, we will need to recruit additional high-level management personnel, including persons with marketing, financial and information technology experience. In addition, we must hire, train and retain a significant number of other skilled personnel, including persons with experience in the internet, computer and brokerage industries. Because of the recent substantial growth in these industries, we have encountered intense competition for these personnel. Also, if we develop internally self-clearing operations, we will have to hire personnel to implement and manage those operations. Our success also depends on our ability to attract and retain additional qualified senior and middle managers and customer service representatives. We may not be able to find or keep additional suitable senior and middle managers, licensed brokers, clearing personnel, customer service representatives or technical personnel in the future.

Our operations may be disrupted by technological problems.

           Our systems could be overwhelmed by heavy trading or could fail. We receive and process the overwhelming majority of our trade orders through the internet. Heavy trading volumes could cause significant backlogs and delays in order execution or could cause our systems to fail. We may not be able to expand and upgrade our technology, transaction processing systems and network hardware and software to accommodate increased trading by our customers on a timely basis. Also, our systems, and those of the third parties on which we depend, may not operate properly in the event of:

•	a hardware or software error, failure or crash;

•	a power or telecommunications failure;

•	human error; or

•	a fire, flood or other natural disaster.

           Our systems may be more likely to suffer problems while we implement upgrades to our network hardware and software. For example, other online brokerage firms have recently experienced systems interruptions due to undetected errors in upgraded software introduced to their networks. Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

           Our data center operations are presently located at a single facility in Deerfield, Illinois. Therefore, any systems slowdowns or failures that disrupt our operations at this facility would impair our ability to execute our customers’ trade orders. In addition, we depend upon computer systems operated by third parties to consummate and settle customer trades and to maintain customer accounts. If the systems of these third parties slow down significantly or fail even for a short time, our customers would suffer delays in trading. Any delays could be of particular concern for customers when there is significant stock price volatility. These delays could damage our reputation, cause customers to close their accounts with us and cause customers to incur substantial losses. We could be subject to claims or litigation with respect to these losses. For example, some of our competitors have recently been served with customer lawsuits after outages prevented customers from trading. Our property and business interruption insurance may not adequately compensate us for all losses we may incur.

           We may lose customers if we encounter problems with internet connections. We depend on content providers to provide us with data feeds on a timely basis. Our web site could experience interruptions in service due to a failure or delay in the transmission or receipt of this information. These interruptions could prevent our customers from accessing updated market information that they need to make quick investment decisions. In addition, our customers depend on internet service providers, online service providers and other web site operators for access to our web site. Some of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of events could cause customers to perceive our web site as not functioning properly and therefore cause them to use traditional brokerage firms or other online brokerage firms to trade securities.

           Our business would be harmed if our computer systems or those of third parties on which we depend fail due to year 2000 problems. Because many computer systems were not designed to handle dates beyond the year 1999, computer hardware and software may need to be modified before the year 2000 in order to remain functional. Due to our dependence on computer technology to conduct our business, the year 2000 issue could adversely affect our business, financial condition and operating results in the following ways:

•
We, along with the rest of the securities industry, depend heavily on the systems of the securities exchanges and Nasdaq. If these organizations do not remedy their own year 2000 problems in a timely fashion, trading of securities could be halted or delayed.

•
Any failure due to year 2000 problems of the computer systems operated by U.S. Clearing or Automatic Data Processing, Inc., which processes data and maintains electronic files regarding our customers’ accounts for U.S. Clearing, could interfere with our customers’ ability to trade and result in trade processing errors.

•
Any failure due to year 2000 problems of the systems of utility companies, online or internet service providers, our content providers or other parties upon which we depend could interfere with our customers’ ability to trade online and access critical market information.

•
Uncertainty about the year 2000 problem generally may cause investors and lenders to reduce the level of their market and lending activities temporarily as they assess the effectiveness of our, their and others’ year 2000 compliance efforts. As a result, we may experience a downturn in customer and general market activity for a period of time before and after January 1, 2000.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year 2000 Readiness.”

Our current services may become obsolete and unmarketable if we are not able to respond adequately to rapidly changing technology and customer demands.

           Our industry is characterized by rapid changes in technology and customer demands. As a result, our current services may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current services on a timely and cost-effective basis. Further, our services must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new services or enhanced versions of existing services. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new services may not be favorably received.

We may not be successful in pursuing new business opportunities, and we may not be able to compete successfully in any new business areas.

           To date, our business activities have been limited almost entirely to providing online brokerage services and related market information. However, our growth may depend in part on our strategy of providing other online financial services, including banking, consumer credit, home mortgage brokerage services, insurance and merchandise payment, as well as the online distribution of securities in public offerings led by established investment banking firms. We may need to enter into acquisitions, joint ventures or other alliances to offer these additional financial services. We may not be able to identify suitable acquisition or partnership opportunities or enter into and maintain these arrangements on favorable economic terms. Further, we have no experience in providing these additional online financial services. If we enter new areas outside of our current online brokerage business, we may be subject to additional regulatory and other requirements. We may not be successful in pursuing new business opportunities, and we may not be able to compete successfully in any new business areas.

Our growth could be impaired if we are not able to develop and maintain the relationships we need to implement our international strategy.

           Our growth will depend, in large part, on the success of our international strategy. We have limited experience in providing our online brokerage services internationally, and we depend on financial institutions in international markets to help us build our international operations. We depend upon each of our international partners to provide marketing expertise and a base of existing customers. If we are unable to maintain these relationships or develop additional relationships in other countries, our ability to penetrate, and compete successfully in, foreign markets would be materially adversely affected. Further, our current agreements provide that our international partners have the exclusive right to represent us in their territories. If any of our international partners fails to adequately market and support our services in a particular territory, we may have no way of growing our business in that territory. To implement fully our international strategy, we will need to expand our current relationships with international partners. These partners may not agree to expand these relationships.

We may be subject to liability if we fail to comply with applicable foreign regulatory requirements; there is uncertainty regarding these requirements.

           We currently provide our services to customers in many countries around the world and intend to expand overseas activities significantly in the coming year. We must comply with the regulatory controls of each specific country in which we conduct business, including the countries where we have international alliances. We have not investigated whether our activities violate the local laws and regulations of many of the countries whose residents buy and sell securities on our web site and, therefore, the risks associated with our activities in these countries are unclear. Because the online brokerage industry is new, the international regulatory environment is evolving and, in some cases, unclear. If we fail to comply with foreign laws or regulatory requirements, we may be subject to civil and criminal liabilities. Civil liability in some countries may include requiring us to compensate our customers for any trading losses. We could be subject to increased legal and administration burdens, regulatory requirements and expenses when we expand our Unified Global Brokerage Accounts to allow trading by U.S. customers in international securities markets and by international customers in international markets outside their home jurisdictions.

Our growth could be impaired if we do not successfully handle other risks associated with international business.

           There are risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, including:

•	less-developed technological infrastructures, resulting in lower customer acceptance of, or access to, electronic channels;

•	less-developed automation in exchanges, depositories and clearing houses and systems;

•	fluctuations in currency exchange rates;

•	changes in regulatory requirements, tariffs and other trade barriers;

•	potentially adverse tax consequences; and

•	inadequate protection for intellectual property rights.

One or more of these factors may make it difficult for us to implement fully our Unified Global Brokerage Account strategy, may materially adversely affect our current or future international operations and may cause the volume of transactions by international customers to be less than we anticipate. See “Regulation and Supervision—Securities Industry.”

If we are unable to provide our customers with critical market information because we fail to maintain our relationships with third-party providers of this content, our reputation could be harmed and we could lose customers.

           We rely on third-party content providers, including BASELINE Financial Services, Inc., S&P Comstock, Reuters Reality Online, MorningStar and Reuters News Service, to provide us with all of the financial information, market news, charts, stock quotes, research reports and other fundamental data that we offer to our customers. We may be unable to maintain these existing relationships. If we lose any of these relationships, we will need to find other content providers that can provide similar information on commercially reasonable terms and to integrate their information into our web site. During this potentially time-consuming process, our customers could be unable to access critical market information on our web site. If we are unable to provide our customers with fundamental market and financial data for any extended amount of time, our reputation could be harmed and we could lose customers.

We could be subject to legal claims and our business could be harmed if there are breaches of our security or misappropriation of our customers’ personal information.

           Our computer systems may be vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A person who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. If a person is able to penetrate our network security or misappropriate our customers’ personal financial or trading account information, we could be liable for unauthorized trades, impersonation or similar fraud claims. We could also be subject to claims for other misuses of personal information, such as for unauthorized marketing purposes. Any security breach or misappropriation of customer information could damage our reputation and materially adversely affect our business, financial condition and operating results. General concerns over the security of internet transactions and the privacy of users could also inhibit the use of the internet as a means of conducting commercial transactions, such as securities trades. See “Business—Technology and Systems.”

We could lose our competitive advantages if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation could be time consuming and costly.

           Our success and ability to compete depend to a significant degree on our proprietary software and other technology reflected in our web site. We do not have patents for this technology. If any of our competitors copies or otherwise gains access to our proprietary technology or develops similar software independently, we would not be able to compete as effectively. We also consider our service marks, particularly our family of “Web Street” marks and related design marks, invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. The measures we take to protect our proprietary technology and other intellectual property rights, which presently are based upon a combination of confidentiality agreements and copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of our intellectual property rights. We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. For example, companies have recently brought claims that allege infringement of patent rights relating to methods of doing business over the internet. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our web site or other of our technologies. See “Business—Intellectual Property and Other Proprietary Rights.”

Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

           Our growth may depend in part upon our ability to acquire successfully other companies or technologies. We may encounter problems associated with acquisitions. We have never completed an acquisition and may be vulnerable to the following risks:

•	difficulties in integrating acquired operations, technologies, services and personnel with our existing operations and personnel;

•	difficulties in meeting operating expectations for acquired businesses, services and technologies;

•	failure to obtain required regulatory approvals;

•	disruption of our ongoing business;

•	errors or missed opportunities resulting from inexperience in new business areas;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of acquired goodwill and other intangible assets;

•	issuances of equity securities, which may be dilutive to existing stockholders, to pay for acquisitions; and

•	potential loss of key employees and/or customers of acquired companies.

We may suffer losses if we fail to manage effectively our customer credit risks.

           We indemnify our clearing agent for losses it suffers on cash and margin transactions with our customers secured by securities in their accounts. Therefore, we are subject to general risks of loss relating to extending credit. We take the risk that a market decline could cause the value of the securities of a customer held by our clearing agent as collateral to fall below the amount of the customer ’s indebtedness before the securities can be sold or the customer can repay the loan or provide additional collateral. We run a risk of loss if there are decreases in market values of securities and the borrowers fail to honor their commitments. Our policies and procedures to identify, monitor and manage our customer credit risks may not be fully effective. See “Business —Our Services—Margin Accounts.”

If we fail to comply with net capital requirements, our business activities could be limited or prohibited.

           We are subject to stringent rules of the SEC, the NASD and various other regulatory agencies regarding the maintenance of specific levels of net capital by securities brokers, including the SEC’s Uniform Net Capital Rule. Net capital is the net worth of a broker or dealer, less deductions that result from (1) excluding assets that are not readily convertible into cash, (2) conservatively valuing other assets and (3) various charges for operational matters. If we fail to maintain the required net capital, the SEC could prohibit us from doing business, the NASD could suspend our registration and other regulatory bodies could suspend or expel us or impose limitations on our business activities. As a result, we could ultimately be required to cease or discontinue expansion of business activities or to liquidate our business. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the intensive use of capital. If we incur significant operating losses or any unusually large charge against net capital, our ability to expand or even maintain our present level of business could be materially adversely affected. If we engage in clearing or underwriting activities, we will be subject to higher net capital requirements.

We may be subject to legal claims in connection with the content we distribute.

           We face potential indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the third-party content that we distribute online. For example, by distributing negative investment research information, we may find ourselves subject to defamation claims regardless of the merits of these claims. Computer failures may also result in our widely publishing and distributing incorrect data. In these and other instances, we may be required to engage in protracted and expensive litigation, which would divert our management’s attention and require us to expend significant financial resources. Our general liability insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed. Any claims or resulting litigation could have a material adverse affect on our business, financial condition and results of operations.

Employee or customer misconduct could harm us and is difficult to detect and deter.

           There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Our employees could bind us to transactions that exceed authorized limits or present unacceptable risks or hide from us unauthorized or unsuccessful activities. This misconduct could cause unknown and unmanaged risks or losses. Our employees could also make improper use of confidential information, which could result in regulatory sanctions and harm to our reputation. In addition, we are exposed to potential losses resulting from fraud and other misconduct by our customers, including:

•	fraudulent internet trading, which could involve fraudulent access to legitimate customer accounts or the use of a false identity to open an account; or

•	the use of forged or counterfeit checks for payment.

The precautions we take to prevent and detect employee and customer misconduct may not effectively deter these activities. If we do not prevent or detect these activities, we may incur losses that we are not able to recover.

The loss of members of our senior management or systems development teams could adversely affect our business.

           We believe that our ability to implement successfully our business strategy and to operate profitably depends on the continued employment of:

•	our senior management team, led by Joseph J. Fox, our co-chairman of the board and chief executive officer, and Avi Fox, our co-chairman of the board and president; and

•	our systems development team, led by William J. Mania, our chief technology officer.

Our key man life insurance that covers the loss of Joseph Fox and William Mania may not adequately compensate us for the loss of their services. We do not maintain key man life insurance for any of our other key personnel. If we lose the services of one or more members of our management or systems development teams, our business, financial condition and results of operations may be materially adversely affected.

Risks Related to Our Industry

If the use of the internet does not continue to grow or its growth cannot be supported by its infrastructure, the growth in usage of our online services could be impaired.

           Our market is new and rapidly evolving. Our business will be adversely affected if internet usage does not continue to grow. Use of the internet may be inhibited by a number of factors, including:

•	inadequate network infrastructure;

•	security concerns;

•	inconsistent quality of services; and

•	lack of cost-effective, high-speed service.

If internet usage continues to grow, the internet infrastructure may be unable to support the demands placed on it by this growth. The internet’s performance and reliability may decline. In addition, web sites have experienced interruptions as a result of outages and other delays occurring throughout the internet infrastructure. If these outages or delays frequently occur in the future, internet usage, as well as usage of our web site and online brokerage services, could grow more slowly or decline.

If the use of online brokerage services is not readily accepted, the growth in usage of our online services would be impaired.

           Our online brokerage services involve a new approach to securities trading. Individuals who have relied upon traditional means of commerce in the past may not accept, or may be slow in accepting, this new and very different method of conducting business. For example, investors who trade with more traditional brokerage firms, or even discount brokers, may be reluctant to trade securities over the internet. Also, concerns and adverse publicity about security and privacy on the internet or systems failures by us or other online brokerage firms could hinder the growth of online brokerage trading.

Intense competition in the online brokerage industry could impair our ability to grow and achieve profitability.

           We may not be able to compete effectively with current or future competitors. The market for online brokerage services over the internet is new, rapidly evolving and intensely competitive. We expect this competition to further intensify in the future. In the U.S., we face direct competition from a growing number of other independent online brokerage firms, as well as traditional discount brokerage firms providing online and/or touch-tone telephone services. We are also encountering competition from established full commission brokerage firms, mutual fund sponsors and other financial organizations, some of which are actively expanding their online capabilities. In addition, we may face increased competition from commercial banks and other financial institutions, insurance companies and providers of online financial and information services, as these companies expand their product lines. We also face increasing competition in international markets, both from international competitors and U.S.-based brokerage firms that have established or acquired international operations or entered into partnerships with international brokerage firms. Many of our existing and potential competitors may:

•	have longer operating histories and significantly greater financial, technical and marketing resources than we do;

•	offer a wider range of services and financial products than we do; and

•	have greater name recognition, larger customer bases and greater management depth and experience than we do.

This may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, marketing campaigns, global expansion, alliances and other initiatives. Some of our competitors conduct more extensive promotional activities and offer lower prices to customers than we do, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices if our competitors continue to lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. This is particularly true because of the substantial resources being devoted by our principal competitors to marketing and technology development efforts. Further, to the extent our competitors are able to attract and retain customers based on the convenience of one-stop shopping or because of international operations or arrangements, our business and ability to grow could be materially adversely affected. To be successful, we must establish and strengthen our brand awareness and effectively differentiate our online services from those of our competitors. We may therefore have to substantially increase marketing or technology expenditures in order to compete effectively. See “Business—Competition.”

The high volatility of the securities industry could adversely affect our commission and order flow revenues.

           Since our formation, almost all our revenues have been from online brokerage services. We expect this business to continue to account for a substantial majority of our revenues in the near future. Therefore, we are directly affected by the same factors which affect the rest of the securities industry. These factors include economic and political conditions, broad trends in business and finance and changes in securities trading volumes and price levels. Each of these factors is beyond our control.

           The U.S. and international securities markets have fluctuated significantly in the past 12 months. A downturn in the U.S. securities markets would, and a downturn in international securities markets could, adversely affect our operating results. Recently, the market for technology and internet-related stocks has been especially volatile. We believe an unusually large or extended downturn in this market could have a significant adverse effect on us because many of our customers invest in these types of stocks. In previous stock market declines, many firms in the securities industry suffered financial losses, and the level of individual investor trading activity temporarily decreased. In the future, any decrease in trading activity may not be temporary. In addition, in a market downturn we could suffer substantial losses on margin loans made to our customers, and the customers may not trade to the same extent they traded before the downturn or at all. Declines in trading volume adversely affect our results of operations because our commission and order flow revenues are directly related to the number of trades we process. For these reasons, severe market fluctuations could have a material adverse effect on our business, financial condition and results of operations. Some of our competitors with greater financial resources and more diversified business lines might withstand a downturn in the securities industry better than we would.

We operate in a highly regulated industry and compliance failures could adversely affect our business.

           Our business could be harmed if we fail to comply with U.S. securities and online brokerage industry regulations. As a participant in the U.S. securities industry, we are subject to extensive federal and state regulation and the regulation of various self-regulatory organizations. The rules, laws and regulations are strictly enforced by:

•	state and federal criminal authorities;

•	the SEC;

•	the NASD;

•	other self-regulatory organizations, including the various securities exchanges; and

•	state securities commissions or agencies.

These laws, rules and regulations focus on the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. Because the online brokerage industry is a new and rapidly evolving industry, its regulatory environment may be particularly subject to changes. Further, the SEC and NASD are focusing significant attention on online trading due to the opportunity for abuse of federal securities laws and broker-dealer laws and the ease with which individual investors can quickly lose large sums of money. Recently, various regulatory and enforcement agencies have been reviewing service and other issues, including systems capacity, customer access, best execution practices and advertising claims, as they relate to the online brokerage industry, including us. These reviews may result in enforcement actions or new regulations. If we fail to comply with the securities laws, rules or regulations, we could be suspended, censured or fined, receive a cease and desist order or have limitations imposed on our business activities. Also, we or any of our officers or licensed brokers could be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD or other regulatory bodies. If we, or any of our officers or licensed brokers, suffer any of these consequences, our business, financial condition and operating results could be materially adversely affected. In a worst-case situation, we could ultimately be required to liquidate our business. In addition, all our marketing activities are regulated by the NASD, and designated officers must review all marketing materials prior to release, use or publication. The NASD can impose penalties for violations of its advertising regulations. Our operations and profitability could also be directly affected by additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, state regulators, the various securities exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules. See “Regulation and Supervision—Securities Industry.”

           Our business could be harmed if new laws and government regulations relating to the internet are adopted. Laws and regulations may be adopted in the future that address issues such as privacy, pricing, tax treatment, consumer protection standards and the characteristics and quality of online products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting certain types of information and content over the internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. The Federal Communications Commission recently decided that a web user’s telephone calls to gain access to the internet are interstate communications and, thus, subject to regulation by the federal government. Increased regulation of the internet could increase the cost of transmitting or using data over the internet. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on online commerce. The three-year moratorium preventing state and local governments from taxing internet access, taxing electronic commerce in multiple states and discriminating against electronic commerce is scheduled to expire on October 21, 2001. If the moratorium ends, state and local governments could impose these types of taxes or discriminate against electronic commerce, which could impair the growth of online commerce and materially adversely affect our business.

           Several states have proposed legislation that would limit the uses of personal information gathered using the internet. The European Union has enacted its own privacy regulations, which may result in limits on the collection and use of personal information gathered over the internet. In addition, changes to existing laws or the passage of new laws intended to address these issues could, among other things:

•	create uncertainty in the marketplace that could reduce demand for our services;

•	limit our ability to collect and use data from our users; or

•	increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the internet. Any new laws or regulations relating to the internet or new interpretations of existing laws or regulations or violations of these laws or regulations could materially adversely affect our business, financial condition or operating results. See “Regulation and Supervision—Online Commerce.”

Risks Related to This Offering

Joseph Fox and Avi Fox can control matters requiring stockholder approval because they own a large percentage of our common stock and they may vote this common stock in a way with which you do not agree.

           After this offering, Joseph Fox, our co-chairman of the board and chief executive officer, and his brother, Avi Fox, our co-chairman of the board and president, will together own approximately 42% of our outstanding common stock. Joseph Fox and Avi Fox have entered into a shareholders agreement which provides that if one of them dies, the other will have the power to vote the deceased’s shares. As a result, Messrs. Fox will together have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, Messrs. Fox could elect to receive any control premium to the exclusion of other stockholders. Messrs. Fox will also have the ability to maintain themselves as our directors and executive officers even if our other stockholders believe other management would be better for us.

If the market price of our common stock fluctuates widely, you may not be able to sell your shares at or above the initial public offering price and, therefore, you may suffer a loss on your investment.

           The initial public offering price will be negotiated between us and the underwriters and may not be indicative of the market price for our common stock that will prevail after this offering. Therefore, you may not be able to sell your shares at or above the initial public offering price. We believe the following factors could cause the market price of our common stock to fluctuate widely and could possibly cause our common stock to trade at a price below the initial public offering price:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new services, products, acquisitions or strategic relationships by us or our competitors;

•	announcements of system slowdowns or failures by us or our competitors;

•	new regulations or interpretations of regulations applicable to our online brokerage activities;

•	trends or conditions in the internet industry;

•	changes in accounting treatments or principles;

•	changes in earnings estimates by securities analysts and in analyst recommendations;

•	changes in market valuations of other internet companies; and

•	general political, economic and market conditions.

           The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our common stock. In addition, the market prices of equity securities of technology and internet companies often fluctuate significantly for reasons unrelated to the operating performance of these companies. The trading prices of many technology and internet companies, including online brokerage firms, have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, these companies ’ stocks have also been highly volatile and have recorded lows well below such historical highs. Our common stock may not trade at the same levels as other internet stocks, and internet stocks in general may not sustain their current market prices. In the past, following periods of volatility in the market price of a company ’s securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management’s attention and resources could be diverted from our business.

Provisions in our charter, our by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium, which could adversely affect our stock price.

           Various provisions in our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to you. The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our common stock. See “Description of Capital Stock.”

Our stock price may decline if a large number of shares are sold after this offering or there is a perception that these sales may occur.

           After completion of this offering, there will be 24,926,521 shares of our common stock outstanding, of which 42% will be held by Joseph Fox and Avi Fox. Messrs. Fox may sell their shares in the public markets from time to time, subject to limitations imposed by federal securities laws and lock-up agreements with the underwriters. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by Messrs. Fox or other stockholders in the market after this offering, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our equity securities. See “Shares Eligible for Future Sale.”

Because an active trading market for our common stock may not develop after this offering, it may be difficult for you to sell your shares.

           There was no public market for our common stock before this offering. We do not know the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might be. If an active and liquid trading market does not develop, you may have difficulty selling your shares.

Cautionary Note Regarding Forward-Looking Statements

           This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “ anticipate,” “believe,” “intend,” “ estimate” and “continue” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 1999 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include:

•	our need to maintain and increase our customer accounts;

•	our need to establish additional international and content relationships;

•	the intense competition among web sites providing online financial services;

•	existing and future regulations affecting our business or the internet generally; and

•	other factors set forth under “Risk Factors” in this prospectus.

           You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Cautionary Note Regarding Statistical Data

           This prospectus contains statistical data regarding the past and projected growth of the U.S. equity markets, investment activity, the internet, online commerce and the U.S. and international online brokerage industries. We have taken these data from information published by sources specializing in research of these subject matters. However, these data are by their nature imprecise. Therefore, we caution you not to unduly rely on these data.

Use of Proceeds

           We estimate that our net proceeds from the sale of the shares of common stock we are offering will be approximately $31.3 million. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $31.8 million. Our net proceeds are what we expect to receive after deducting the estimated underwriting discount and offering expenses. We intend to use these net proceeds as follows:

•
Increased marketing and promotional efforts. We plan to use approximately $24.0 million of the net proceeds to market our online brokerage services and other financial services and products over the next 12 months;

•
Developing a second data center. We intend to use approximately $1.0 million of the net proceeds to fund a portion of the cost to develop a second data center in Arizona so that we can (1) continue to serve our customers in the event of a catastrophic systems failure at one of our facilities, (2) increase our overall system capacity and (3) operate more efficiently by splitting the demands on our systems between two facilities; and

•
Working capital and general corporate purposes. We intend to use the remaining $6.3 million of the net proceeds, $6.8 million if the underwriters exercise their over-allotment option in full, for working capital and general corporate purposes, possibly including development or acquisition of self-clearing operations and funding of acquisitions of other businesses. Though from time to time we evaluate potential acquisitions, we have no current agreement, commitment or understanding with respect to any acquisition.

           The previous paragraph describes our best estimate of our use of our net proceeds from this offering, based on our current plans and estimates of anticipated expenditures. However, at this time, we cannot precisely determine the exact cost, timing and amount of funds required for our specific uses. Our actual expenditures may vary from these estimates. We may find it necessary or advisable to reallocate the net proceeds within the uses outlined above or to use portions of the net proceeds for other purposes. Pending their use, we plan to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

           We will not receive any proceeds from any sale of shares by the selling stockholders if the underwriters exercise their over-allotment option.

Dividend Policy

           We have never paid any cash dividend on our common stock. We plan to retain all future earnings to support our operations and to finance the development and growth of our business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at our board of directors’ discretion and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors considers relevant.

Capitalization

           The table below shows our capitalization as of September 30, 1999. The as adjusted data reflect:

•	the conversion of all currently outstanding shares of our series A preferred stock into an aggregate of 450,000 shares of our common stock upon completion of this offering; and

•	our issuance and sale of 3,500,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses.

	September 30, 1999
	Actual	As Adjusted
	(unaudited) (in thousands)

Long-term debt	$ —	$ —
Stockholders’ equity:
Series A preferred stock, $.01 par value, 500,000 shares authorized and 112,500 shares issued and outstanding, actual; no shares authorized, issued and outstanding, as adjusted	1	—
Series C preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued and outstanding, actual; no shares authorized, issued and outstanding, as adjusted	—	—
Preferred stock, $.01 par value, 6,000,000 shares authorized and no shares issued and outstanding, actual; 2,000,000 shares authorized and no shares issued and outstanding, as adjusted	—	—
Common stock, $.01 par value, 100,000,000 shares authorized and 20,976,521 shares issued and outstanding, actual; 100,000,000 shares authorized and 24,926,521 shares issued and outstanding, as adjusted	210	249
Additional paid-in capital	24,082	55,319
Accumulated deficit	(19,840)	(19,840)

Total stockholders’ equity and capitalization	$ 4,453	$35,728

           The number of issued and outstanding shares of our common stock excludes as of September 30, 1999:

•	1,619,501 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $4.70 per share;

•	2,054,870 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.41 per share;

•	2,097,652 shares of common stock reserved for grants that we may make in the future under our stock incentive plan; and

•	1,000,000 shares of common stock reserved for issuance under our employee stock purchase plan.

           The as adjusted number of issued and outstanding shares of our common stock also excludes the following issuances of warrants and options after September 30, 1999:

•
1,200,000 shares of our common stock issuable upon the exercise of warrants issued to Sun Hung Kai Online Limited, the exercisability as to 1,000,000 of which is subject to the achievement of performance milestones (see “Description of Capital Stock—Warrants ”) ;

•	7,500 shares of common stock issuable upon the exercise of stock options issued in October 1999 at an exercise price of $10.00 per share; and

•
an additional 395,000 shares of common stock to be reserved for grants that we may make in the future under our stock incentive plan. The maximum number of shares available for delivery under this plan increases by 10% of any increase in our outstanding shares of common stock subsequent to the August 26, 1999 effective date of the plan.

Dilution

           Our net tangible book value at September 30, 1999, after giving effect to the conversion of all currently outstanding shares of preferred stock into an aggregate of 450,000 shares of common stock, was approximately $4,409,228, or $0.21 per share of common stock. Our net tangible book value is our total assets minus the sum of our liabilities and intangible assets. Our net tangible book value per share is our net tangible book value divided by the total number of shares of common stock outstanding.

           At September 30, 1999, our pro forma net tangible book value, after giving effect to:

•	an increase in our total assets to reflect our net proceeds from this offering as described under “Use of Proceeds;” and

•	the addition of the 3,500,000 shares of common stock we are offering by this prospectus,

would have been approximately $35,684,228, or $1.43 per share of common stock.

           The table below shows the pro forma increase in net tangible book value of $1.22 per share and the dilution to new investors. This dilution will equal the difference between (1) the price at which we sell each share of our common stock in this offering and (2) our pro forma net tangible book value per share.

Assumed initial public offering price per share		$10.00
Net tangible book value per share at September 30, 1999 prior to this offering	$0.21

Increase per share attributable to new stockholders	1.22

Pro forma net tangible book value per share at September 30, 1999 after this offering		1.43

Dilution per share to new investors		$ 8.57

           The following table shows the difference between existing stockholders and new investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	21,426,521	86%	$23,378,616	40%	$ 1.09
New investors	3,500,000	14	35,000,000	60	10.00

Total	24,926,521	100%	$58,378,616	100%

           These calculations do not give effect to, as of September 30, 1999, (1) 1,619,501 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.70 per share and (2) 2,054,870 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.41 per share. To the extent any of these options and warrants are exercised, there will be further dilution to new investors. See “Capitalization,” “Management—Stock Options and Incentive Compensation,” “Description of Capital Stock” and note 10 of the notes to our consolidated financial statements.

Selected Consolidated Financial and Other Data

           In this section, we present our selected consolidated financial and other data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section are not intended to replace the financial statements. We derived the statement of operations data for the period from September 3, 1996, our inception, to December 31, 1996 and the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, from our audited consolidated financial statements in this prospectus. Those statements were audited by Arthur Andersen LLP, independent public accountants. We derived the statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1998 and 1999 from our unaudited consolidated financial statements included in this prospectus. Our management believes that the unaudited consolidated financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of normal recurring adjustments. Our results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results we may achieve for the full year.

	Period from September 3, 1996, our inception, to December 31, 1996	Year Ended December 31,		Nine Months Ended September 30,
		1997	1998	1998	1999
				(unaudited)
		(in thousands, except share and per share data and Other Data)
Statement of Operations Data:
Revenues
Transaction revenue	$ —	$ 291	$ 7,350	$ 4,078	$ 15,941
Subscription service revenue	—	38	378	178	746
Interest income	—	—	163	110	476

Total revenues	—	329	7,891	4,366	17,163
Cost of services
Clearance and execution	—	144	2,795	1,411	7,179
Employee compensation and benefits	—	227	1,375	823	1,897
Communication and data processing	—	127	946	486	1,038

Total cost of services	—	498	5,116	2,720	10,114
Operating expenses
Marketing and advertising	—	1,389	8,152	4,524	5,533
Technology development	—	430	1,559	1,222	1,401
General and administrative	116	1,279	4,882	3,045	4,107

Total operating expenses	116	3,098	14,593	8,791	11,041

Net loss	$ (116)	$ (3,267)	$ (11,818)	$ (7,145)	$ (3,992)

Basic and diluted net loss per common share	$ (0.01)	$ (0.25)	$ (0.71)	$ (0.43)	$ (0.19)

Shares used in computing basic and diluted net loss per common share	12,308,862	12,872,442	16,740,600	16,569,700	20,550,308
Other Data:
Total trades	N/A	11,500	291,500	155,300	704,600
Average trades per day	N/A	100	1,200	800	3,700
Total customer accounts(1)	N/A	1,000	42,200	32,000	73,300
Total customer assets(1)	N/A	$16,082,900	$231,558,200	$156,307,300	$519,029,300
Total employees(1)	6	14	65	76	119

(1) As of the end of each of the periods presented.

	December 31,			September 30,
	1996	1997	1998	1998	1999
				(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 3	$ 1,272	$ 1,580	$ 150	$ 1,731
Total assets	3	1,514	4,496	1,638	7,654
Total liabilities	—	412	3,345	712	3,201
Redeemable common stock	—	278	624	624	—
Total stockholders’ equity	3	824	527	302	4,453

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

           You should read the following discussion along with our financial statements and the related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors.” Our actual results, performance and achievements in 1999 and beyond may differ materially from those expressed in, or implied by, these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

           We were founded in September 1996 but did not begin generating revenues until the third quarter of 1997, our first quarter online. During that quarter, we processed approximately 40 trades per day. In January 1998, we completed our initial system testing phase and launched our initial marketing campaign. In the third quarter of 1998, we processed an average of 1,293 trades per day. In the third quarter of 1999, our average daily trading volume was 4,124 trades per day, an increase of 219% over the third quarter of 1998.

           We earn brokerage commissions for acting as agent in securities transactions, including trading in Nasdaq and U.S. exchange-listed equities, equity and index options and, to a lesser degree, mutual fund transactions. These brokerage commissions represented 52% of our total revenues for the year ended December 31, 1998 and 54% of our total revenues for the nine months ended September 30, 1999. Since we initiated services, we have maintained commissions charged on equity transactions at $14.95 per internet trade, $17.95 per trade executed by telephone through our automated touch-tone service and $24.95 per trade executed by telephone through a registered representative. On equity and index option trades, we also charge $14.95, $17.95 and $24.95 per trade, plus $1.75 per contract. We currently offer commission-free trades on over-the-counter orders of 1,000 or more shares priced at more than $2.00 per share.

           Through our clearing agreement with U.S. Clearing Corporation, we use other broker-dealers to execute our customers ’ orders. To date, we have derived a significant portion of our revenues from U.S Clearing in the form of payments related to, but not dependent on the payments U.S. Clearing receives for this order flow. We receive contractual payments directly from U.S. Clearing of $0.025 per share for over-the-counter trades priced at more than $2.00 per share; we receive these payments regardless of the order flow rebates U.S. Clearing actually receives. The order flow-related payments we received under this agreement represented 41% of our total revenues for the year ended December 31, 1998, and 39% of our total revenues for the nine months ended September 30, 1999. When our current clearing agreement ends on April 30, 2000, we expect to begin receiving payments that are directly based upon order flow. We expect that those payments will be made to us at regular market rates, which we believe will be significantly below the current rate of payment to us by U.S. Clearing. Our current above-market order flow payments have allowed us to offer our customers commission-free trades on over-the-counter orders of 1,000 or more shares priced at more than $2.00 per share. After April 2000, when our order flow payments decrease, it may no longer be economical for us to continue to offer these free trades and, thus, we may lose the competitive advantage we gain by doing so. In addition, payment to us for order flow may further decrease after our current clearing agreement expires because of (1) the SEC’s enactment of order handling rules which reduced market-makers’ spreads and correspondingly their profits, (2) the emergence of electronic communication networks, which enable securities trading without the use of market makers, and (3) the proposed quotation of stock prices in decimals, which could further reduce spreads and profits. Further, the SEC, the NASD or other regulatory agencies, courts, or other governmental units may prohibit payments for order flow in the future. We believe that the adverse effect on per trade revenue and profit margins from decreased order flow-related payments will be offset in part by (1) the increased average commission per trade which we expect to result from our anticipated discontinuation of free over-the-counter trades discussed above and (2) the decreased average cost per trade and increased interest income which we expect to result from any new clearing arrangement.

            We have begun establishing our Unified Global Brokerage Accounts. Through these accounts, we currently enable investors in Germany and Iceland to trade in U.S. securities markets from our web site. Because all trades executed by us are settled in U.S. dollars, our customers and our international partners bear the risk of fluctuations in foreign currency exchange rates. We intend that once fully operational, these accounts will allow our customers to trade in major global financial markets. We intend to continue to enter into arrangements with international online brokerage service providers in major capital markets around the world. Investors in European countries who trade U.S. securities through our ConSors relationship pay the same transaction fees as investors who trade directly through us in the United States. We pay ConSors a portion of the gross profits earned by us on trades executed by customers in these European countries, in exchange for ConSors (1) facilitating access to its existing customer base, (2) conducting local marketing and advertising to attract new customers and (3) providing local customer service support. Landsbref, our other current international partner, provides similar customer acquisition and ongoing customer support functions for Icelandic brokerage customers who trade U.S. securities through us. Commissions charged by Landsbref include a mark-up above our normal commission rates, and we remit the amount charged above our normal rate back to Landsbref as its fee. We do not pay any other fee to Landsbref. We will share gross profits with our partner in Hong Kong, Sun Hung Kai Online Limited, and our partner in Chile, CB Corredores de Bolsa, S.A., in a similar manner as we share gross profits with ConSors. We may structure future arrangements with other international partners using these or other revenue models.

           The following descriptions of the components of revenue and expense apply to all periods presented below:

Transaction revenue consists of brokerage commissions on customer transactions in equity securities, options and mutual funds and payments for order flow, recorded on the dates trades are made.

Subscription service revenue consists principally of fees billed monthly to customers who choose to subscribe to one of our automatically updating real-time quote services.

           Interest income represents interest paid to us by U.S. Clearing on our customers’ margin debt and money market account balances, as well as interest earned on our own available cash balances. We participate in the interest spread on our customers ’ debit and money market credit balances through our clearing agreement with U.S. Clearing.

           Cost of services includes transaction-based clearance and execution costs for customer trades paid to U.S. Clearing under the terms of our clearing agreement; margin-sharing payments to international partners; compensation and benefit costs for employees directly involved in brokerage and subscription service operations; exchange and other market data fees; and the costs of communication lines and related equipment.

           Marketing and advertising expenses consist of advertising agency fees; third-party charges for running internet, television, print and radio ads; the costs of brochures, contests and promotions; and the costs of our public relations program.

           Technology development expenses include technology-related payroll, consulting, supplies and equipment costs associated with the development and enhancement of our web site and related product and service offerings.

           General and administrative expenses consist primarily of compensation and benefits for corporate management and administrative personnel, occupancy costs, insurance, professional fees, postage and the provision for losses related to securities transactions.

Results of Operations

           In the discussion below, we compare our results of operations for the nine month periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997. We do not compare our results for the year ended December 31, 1997 to the period from our inception on September 3, 1996 to December 31, 1996. A comparison of results between these two periods would not be meaningful because our 1996 period was much less than a year and because we did not begin significant operating activity until 1997. In addition, we present supplemental financial information for our fiscal quarters from the third quarter of 1997, the first quarter in which we made our web site publicly available, through the third quarter of 1999.

           The following table shows for the periods presented (1) the percentage of total revenues represented by items on our consolidated statements of operations and (2) the percentage change in each of the items from the prior period:

	Percentage of Total Revenues				Period-to-Period Percentage Change
	Year Ended December 31,		Nine Months Ended September 30,		1998 Compared to 1997	Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998
	1997	1998	1998	1999
Revenues:
Transaction revenue	88%	93%	93%	93%	2,426%	291%
Subscription service revenue	12	5	4	4	878	319
Interest income	—	2	3	3	*	332

Total revenues	100	100	100	100	2,298	293
Cost of Services:
Clearance and execution	44	35	32	42	1,841	409
Employee compensation and benefits	69	17	19	11	506	131
Communication and data processing	39	12	11	6	644	114

Total Cost of Services	152	64	62	59	927	272
Operating Expenses:
Marketing and advertising	422	103	104	32	487	22
Technology development	131	20	28	8	263	15
General and administrative	389	62	70	24	282	35

Total Operating Expenses	942	185	202	64	371	26

Loss before income tax benefit	(994)	(149)	(164)	(23)	262	(44)
Income tax benefit	—	—	—	—	—	—

Net loss	(994)%	(149)%	(164)%	(23)%	262%	(44)%

*Not calculable.

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

    Revenues

           Total revenues increased by $12,797,000, or 293%, to $17,163,000 for the nine months ended September 30, 1999 from $4,366,000 for the nine months ended September 30, 1998. Transaction revenues increased by $11,863,000, or 291%, to $15,941,000 for the nine months ended September 30, 1999 from $4,078,000 for the nine months ended September 30, 1998. Transaction revenues remained the same as a percentage of total revenues between these periods at 93%. Brokerage commissions increased to 54% from 52% of total revenues, while order flow rebates decreased to 39% from 41% of total revenues, between these periods. Average trades per day increased to approximately 3,700 for the nine months ended September 30, 1999 from approximately 800 for the nine months ended September 30, 1998. Total accounts increased to 73,300 at September 30, 1999 from 32,000 at September 30, 1998. For the nine months ended September 30, 1999, equity transactions represented 87% and option transactions represented 13% of our total transaction volume. This compares to 75% for equity transactions and 25% for option transactions for the nine months ended September 30, 1998.

           Transaction revenue from our international relationships, principally our agreement with ConSors, represented 11% of our total revenues in the first nine months of 1999 and 20% of our total revenues in the third quarter of 1999. Our relationship with ConSors became operational in the end of the first quarter of 1999. We did not have any material revenues attributable to international relationships in any prior periods. We expect revenues from our international relationships to increase as a percentage of our total revenues in the future.

           Subscription service revenue increased by $568,000, or 319%, to $746,000 for the nine months ended September 30, 1999 from $178,000 for the nine months ended September 30, 1998. Subscription service revenue remained at 4% of total revenues for both these periods as approximately 2,000 of our customers subscribed to our automatically updating real-time quote services at prices ranging from $19.95 to $79.95 per month.

           Interest income increased by $366,000, or 333%, to $476,000 for the nine months ended September 30, 1999 from $110,000 for the nine months ended September 30, 1998. This increase was due to increases in our own available cash balances, as well as customer balances, as customer money market credits increased to $112,522,000 at September 30, 1999 from $45,717,000 at September 30, 1998 and customer margin debits increased to $55,452,000 at September 30, 1999 from $13,804,000 at September 30, 1998. However, interest income remained at only 3% of total revenues for both these periods.

           Because of declines in trading volumes generally in the U.S. securities markets and the impact of our decreased marketing expenditures in the first half of 1999, our revenues did not grow as rapidly in the third quarter of 1999 as they had in previous quarters. Total revenues were $6,491,000 for the third quarter of 1999, an increase of 8% compared to total revenues of $6,036,000 for the second quarter of 1999. Excluding revenues from our international relationships, our total revenues decreased by 5% in the third quarter compared to the second quarter. However, total revenues generated through our international relationships increased by 132% in the third quarter compared to the second quarter. Average trades per day increased 3% to 4,124 for the third quarter of 1999 from 4,022 for the second quarter of 1999. Total customer accounts of 73,300 at September 30, 1999 represented an increase of 10% from 66,400 at June 30, 1999. We are increasing our marketing efforts, introducing new services and continuing to expand internationally to promote future growth. See “Business—Our Growth Strategy.”

Cost of Services

           Total cost of services increased by $7,394,000, or 272%, to $10,114,000 for the nine months ended September 30, 1999 from $2,720,000 for the nine months ended September 30, 1998. However, total cost of services declined to 59% from 62% of total revenues between these periods. Total clearance and execution costs increased by $5,768,000, or 409% to $7,179,000 for the nine months ended September 30, 1999 from $1,411,000 for the nine months ended September 30, 1998, due primarily to the 363% increase in average daily trade volumes processed between these periods. Although total clearance and execution costs increased, as trading volume increased to specified levels, clearance and execution costs per trade paid to U.S. Clearing decreased. Under our agreement with U.S. Clearing, these per trade costs will continue to decrease as trading volume further increases to higher specified levels. Employee compensation and benefits increased by $1,074,000, or 130%, to $1,897,000 for the nine months ended September 30, 1999 from $823,000 for the nine months ended September 30, 1998. Communication and data processing costs increased by $552,000, or 114%, to $1,038,000 for the nine months ended September 30, 1999 from $486,000 for the nine months ended September 30, 1998. These increases were due to the growth in number of employees and increased customer activity. The number of employees involved in brokerage, customer service and technical support activities increased to 84 from 51 between these periods.

Operating Expenses

           For the reasons discussed below, total operating expenses increased by $2,250,000, or 26%, to $11,041,000 for the nine months ended September 30, 1999 from $8,791,000 for the nine months ended September 30, 1998. We expect to spend significant amounts in the future to continue developing and delivering to our customers state-of-the-art online financial products and services, to expand the number of financial services centers and to increase brand recognition to expand our customer base. We also plan to continue to implement financial, operational and management controls and reporting systems and procedures to support the continued expansion of our operations. As a consequence, we intend to increase expenditures in all operating areas to support our planned growth and the further development of our infrastructure.

           Marketing and advertising. Marketing and advertising expenses increased by $1,009,000, or 22%, to $5,533,000 for the nine months ended September 30, 1999 from $4,524,000 for the nine months ended September 30, 1998. This increase was due to our introduction of a new advertising campaign, launched in June 1999, which emphasizes the ease and efficiency with which our customers can invest through us. We plan to spend approximately $10,000,000 on advertising and marketing in 1999. We expect to continue to significantly increase spending on marketing and advertising for the foreseeable future, in an effort to attract new customer accounts and accelerate our revenue growth rate.

           Technology development. Technology development expenses increased by $179,000, or 15%, to $1,401,000 for the nine months ended September 30, 1999 from $1,222,000 for the nine months ended September 30, 1998. This increase was due to both an increase in the number of technology development employees and increased usage of outside consultants. This increase was partially offset by approximately $279,000 in costs that were capitalized for internal software development that would have been previously expensed as discussed under “—Recent Accounting Pronouncements.” As a percentage of total revenues, technology development costs declined to 8% from 28% between these periods. We expect that these costs will increase as a percentage of total revenues in the near future as we accelerate the pace of development projects to enhance the functionality and capacity of our web site and expand our computer systems. However, these expenses may fluctuate as a percentage of revenue over time depending on the projects we undertake from time-to-time.

           General and administrative. General and administrative expenses increased by $1,062,000, or 35%, to $4,107,000 for the nine months ended September 30, 1999 from $3,045,000 for the nine months ended September 30, 1998. Increased salaries, benefits and other cash compensation expenses, as well as higher occupancy costs, were partially offset by lower non-cash charges for stock and options granted below market value in the prior year. The amount of these non-cash charges declined to $226,000 for the nine months ended September 30, 1999 from $1,153,000 for the nine months ended September 30, 1998. We anticipate hiring additional personnel and incurring increased administrative costs related to being a public company and to support the expected growth of our business. We will also incur increased occupancy costs relating to a new downtown Chicago, Illinois facility which will house our brokerage operations.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Revenues

           Total revenues increased by $7,562,000, or 2,298%, to $7,891,000 for the year ended December 31, 1998 from $329,000 for the year ended December 31, 1997. This significant increase was in large part because we did not launch our online financial services until the third quarter of 1997. We initiated our online brokerage service and recorded our first revenues in July 1997. We continued system testing and enhancement and development of our initial marketing campaign during the second half of 1997. We processed approximately 150 average trades per day in December 1997. This increased to over 2,500 average trades per day in December 1998. Total customer accounts increased by 41,200 to 42,200 at December 31, 1998 from 1,000 at December 31, 1997.

           Transaction revenues increased by $7,059,000, or 2,426%, to $7,350,000 for the year ended December 31, 1998 from $291,000 for the year ended December 31, 1997. Transaction revenues represented 93% of total revenues for the year ended December 31, 1998, compared to 88% for the year ended December 31, 1997. Brokerage commissions remained constant at 52% of total revenues, while order flow rebates increased to 41% from 37% of total revenues, between these years. For the year ended December 31, 1998, equity transactions represented 77%, and option transactions represented 23%, of our total transaction volumes. This compares to 72% for equity transactions and 28% for option transactions for the year ended December 31, 1997. Subscription service revenue increased by $339,000 to $378,000 for the year ended December 31, 1998 from $39,000 for the year ended December 31, 1997, due to an increased number of subscribers to our automatically updating real-time quote services, but declined to 5% from 12% of total revenues between these periods. Interest income totaling $163,000 was first reported in the year ended December 31, 1998, representing 2% of total revenues.

Cost of Services

           Total cost of services increased by $4,618,000, or 927%, to $5,116,000 for the year ended December 31, 1998 from $498,000 for the year ended December 31, 1997. This increase was due primarily to the increases discussed above in the number of securities transactions we processed during 1998, our first full year of online operations. Clearance and execution costs increased by $2,651,000, or 1,841%, to $2,795,000 for the year ended December 31, 1998 from $144,000 for the year ended December 31, 1997. The transaction-based fees paid to U.S. Clearing for trade execution, as well as to various market data vendors, increased throughout 1998 as transaction volumes increased. However, as a percentage of total revenues, clearance and execution costs decreased to 35% in 1998 from 44% in 1997, as certain fixed costs were spread over the increased trade volumes.

           Employee compensation and benefits increased by $1,148,000, or 506%, to $1,375,000 for the year ended December 31, 1998 from $227,000 for the year ended December 31, 1997. Communication and data processing costs increased by $819,000, to $946,000 for the year ended December 31, 1998 from $127,000 for the year ended December 31, 1997. We continued to add licensed brokers and other customer service personnel, as well as communication lines and equipment, to accommodate the increased number of accounts and associated traffic to our web site and over the telephone. Total employees involved in brokerage, customer service and technical support activities increased to 42 at December 31, 1998 from 10 at December 31, 1997. As a percentage of total revenues, however, employee compensation and benefit costs decreased to 17% from 69% between these years. Similarly, communication and data processing costs decreased as a percentage of total revenues to 12% from 39% between these years.

Operating Expenses

           Total operating expenses increased by $11,495,000, or 371%, to $14,593,000 for the year ended December 31, 1998 from $3,098,000 for the year ended December 31, 1997. This increase was due to the costs associated with the development and growth of our web site, systems, brand and infrastructure, as discussed in further detail below.

           Marketing and advertising. Marketing and advertising expenses increased by $6,763,000, or 487%, to $8,152,000 for the year ended December 31, 1998 from $1,389,000 for the year ended December 31, 1997. Our initial marketing campaign was developed in the fourth quarter of 1997 and launched in the first quarter of 1998. We advertised throughout 1998 on various internet sites, as well as in print and on television and radio.

           Technology development. Technology development expenses increased by $1,129,000, or 263%, to $1,559,000 for the year ended December 31, 1998 from $430,000 for the year ended December 31, 1997. This increase was due to an increase in the number of technology department employees and expenses related to development of software by third parties to continuously enhance our web site.

           General and Administrative. General and administrative expenses increased by $3,603,000, or 282%, to $4,882,000 for the year ended December 31, 1998 from $1,279,000 for the year ended December 31, 1997. This increase was due to a variety of factors, all related to the significant growth we experienced. Among these factors, an increase in the number of employees and improved compensation levels to attract and retain qualified employees was the primary cause of the increase. Other factors included increased consulting expenses and other professional fees; relocation to larger facilities in Deerfield, Illinois combined with a general increase in occupancy costs; and increased costs for insurance, postage and provisions for losses on securities transactions associated with the higher customer and trade activity levels in 1998.

           We also include in general and administrative expenses the amortization of deferred compensation related to stock and options that were granted below fair market value. Amortization of deferred compensation was $1,224,000 for the year ended December 31, 1998, compared to $63,000 for the year ended December 31, 1997. We have not granted any below market value shares or options since September 1, 1998, nor do we expect to make any below market grants in the future. As a result, these charges against income will decline significantly in future periods.

Quarterly Results of Operations

           The following table shows, for the periods indicated, our quarterly results of operations. We have derived our statement of operations data from our unaudited interim financial statements, which have been prepared on substantially the same basis as our audited financial statements and which we believe include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. You should read this information along with our financial statements and notes in this prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	Sept. 30, 1997	Dec. 31, 1997	Mar. 31, 1998	June 30, 1998	Sept. 30 1998	Dec. 31, 1998	Mar. 31, 1999		June 30, 1999	Sept. 30, 1999
	(unaudited)
	(in thousands, except share and per share data and Other Data)
Statement of Operations Data:
Revenues
Transaction revenue	$ 44	$ 247	$ 561	$ 1,444	$ 2,073	$ 3,272	$ 4,271		$ 5,609	$ 6,061
Subscription service revenue	—	38	13	41	124	200	218		260	268
Interest income	—	—	20	43	47	53	148		167	162

Total revenues	44	285	594	1,528	2,244	3,525	4,637		6,036	6,491
Cost of Services
Clearance and execution	22	122	233	475	704	1,383	1,718		2,659	2,802
Employee compensation and benefits	55	172	120	311	391	553	550		708	640
Communication and data processing	60	67	73	251	161	461	288		331	418

Total Cost of Services	137	361	426	1,037	1,256	2,397	2,556		3,698	3,860
Operating Expenses
Marketing and advertising	—	1,389	1,727	1,926	872	3,627	633		1,611	3,290
Technology development	90	100	218	369	635	337	314		599	489
General and administrative	187	863	1,221	889	935	1,837	1,119		1,370	1,618

Total Operating Expenses	277	2,352	3,166	3,184	2,442	5,801	2,066		3,580	5,397

Income (loss) before income tax benefit	(370)	(2,428)	(2,998)	(2,693)	(1,454)	(4,673)	15		(1,242)	(2,766)
Income tax benefit	—	—	—	—	—	—	—		—	—

Net income (loss)	$ (370)	$ (2,428)	$ (2,998)	$ (2,693)	$ (1,454)	$ (4,673)	$ 15		$ (1,242)	$ (2,766)

Basic and diluted net income (loss) per common share	$ (0.03)	$ (0.19)	$ (0.19)	$ (0.16)	$ (0.08)	$ (0.28)	$ 0.00		$ (0.06)	$ (0.13)

Shares used in computing basic and diluted net income (loss) per share	12,610,434	12,872,442	16,176,090	16,391,708	16,569,701	16,740,600	20,092,013	(1)	20,404,466	20,841,324
Other Data:
Total trades	2,300	9,200	20,100	52,500	82,700	136,200	187,200		253,400	264,000
Average trades per day	40	144	330	833	1,293	2,095	3,069		4,022	4,124
Total customer accounts(2)	400	1,000	5,700	17,500	32,000	42,200	54,300		66,400	73,300
Total customer assets(2)	$6,417,184	$16,082,900	$43,163,400	$104,996,800	$156,307,300	$231,558,200	$348,308,300		$471,174,700	$519,029,300
Total employees(2)	14	14	34	61	76	65	80		112	119

(1)	Represents shares used in computing basic net income per share. 20,485,997 shares were used in computing diluted net income of $0.00 per share.
(2)	As of the end of each of the periods presented.

            Our quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside our control. These factors include:

•	economic conditions specific to the internet, online commerce or the brokerage industry, as well as general economic conditions;

•	trends in securities markets;

•	changes in trading volume in securities markets;

•	the pace of development of the market for online commerce;

•	customer acceptance of our online financial services and products;

•	introductions of new or enhanced online financial services and products by us or our competitors;

•	our ability to upgrade and change our web site and systems;

•	technical difficulties or system downtime affecting the internet or the operation of our web site;

•	changes in commissions charged by us or our competitors;

•	changes in the level of our marketing and other operating expenses to support our growth;

•	changes in clearing, execution and exchange fees; and

•	domestic and international regulation of the brokerage industry.

Due to these factors, period-to-period comparisons of our revenues and operating results may not be meaningful and should not be relied upon as indicators of future performance. In addition, we may not be able to sustain the rates of revenue growth that we have experienced in the past or maintain or improve our operating results.

Income Taxes

           We account for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Since our inception, we have accumulated net operating loss carryforwards totaling approximately $17 million. We do not report any benefit for federal and state income tax net operating loss carryforwards in our consolidated financial statements, as the deferred tax asset generated has been offset by a full valuation allowance as of September 30, 1999.

Liquidity and Capital Resources

           As of September 30, 1999, we had cash and cash equivalents of $1,731,000 and no bank debt. Since our inception, we have financed our operations through the private placement of common stock and, to a much lesser extent, the private placement of preferred stock and equipment financing. We have reported significant negative cash flows from operating activities for each fiscal year to date and for the nine months ended September 30, 1999. Cash flows from operating activities was a negative $3,564,000 for the nine months ended September 30, 1999, a negative $9,688,000 for the year ended December 31, 1998 and a negative $2,764,000 for the year ended December 31, 1997. Significant uses of cash in operations for each of these periods included marketing activities to establish our brand and to promote our products and services, as well as expenditures to further develop the capacity and functionality of our web site.

           Cash used in investing activities, representing capital expenditures, was $2,913,000 for the nine months ended September 30, 1999 and $1,039,000 for the year ended December 31, 1998, compared to $245,000 for the year ended December 31, 1997. We continued to acquire fixed assets and software for cash and under operating leases during the first nine months of 1999. As of September 30, 1999, we have commitments under noncancellable operating leases for facilities and equipment totalling approximately $2,812,000 that expire on various dates through April 1, 2003. In September 1999, we obtained a line of credit from LaSalle Bank N.A. in the amount of $500,000, which bears interest at the bank’s prime rate, which was 8.25% at September 30, 1999, plus 1%. This line of credit is unsecured and expires in September 2000. As of September 30, 1999, we had no outstanding balance under the line of credit. We are currently negotiating for a larger line of credit.

           We have periodically completed private placements of our stock as needed to fund the cash deficit from our operating activities. We raised $300,000, net of offering costs, in the first quarter of 1997 in a private placement of our series A preferred stock. We completed various private placements of our common stock totaling $3,979,000 in 1997 and $11,224,000 in 1998, each net of offering costs. During January 1999, we raised $5,504,000, net of offering costs, through private placements of 1,552,518 shares of our common stock. In January 1999, we paid $400,000, and in April 1999 we paid $250,000, to redeem all 3,000,000 shares of our then issued and outstanding series C preferred stock. All those shares were issued in January 1997 to Darwin Financial Group. At time of the issuance, Joseph Fox and Avi Fox were the principal stockholders, directors and executive officers. Messrs. Fox were the only stockholders of Darwin at the time the shares were repurchased. During August 1999, we raised $2,082,000, net of offering costs, through private placements of 244,942 shares of our common stock.

           In the future, we expect to incur significantly higher costs, particularly marketing and advertising, technology development, payroll and occupancy costs, to grow our business. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, during this period, we may seek additional capital in the private and/or public equity markets if we grow more quickly than expected. After that 12-month period, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds through public or private financing, strategic relationships or other arrangements. If we receive additional funds through the issuance of equity securities, our existing stockholders may experience significant dilution and these equity securities may have rights, preferences or privileges senior to those of our common stock. Further, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If we are unable to obtain additional financing when needed, or to do so on acceptable terms, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

Year 2000 Readiness

           The year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of “00” as the year 1900 rather than the year 2000. This could result in systems failure or miscalculations causing disruptions of business operations.

           We developed, purchased or licensed our internal systems and software in the last few years. We designed the internal systems and software which we developed to be fully year 2000 compliant. We obtained representations from the vendors of the internal systems and software which we purchased or licensed that they are fully year 2000 compliant. For these reasons, we have incurred no additional expense for year 2000-related remediation. In addition, we have tested our internal systems, including our local access network and router environment, web site and servers, to ensure that they are year 2000 compliant.

           The national securities exchanges and Nasdaq have announced that they are year 2000 compliant. We have communicated with U.S. Clearing and Automatic Data Processing regarding their state of readiness for year 2000. We believe they are the third parties whose systems failures due to year 2000 problems could most significantly impair our ability to operate our business for an extended period of time. We have received written statements from U.S. Clearing, Automatic Data Processing and S&P Comstock, which provides us with real-time quotes, which represent that each of them is year 2000 compliant. We are attempting to schedule testing of U.S. Clearing’s and Automatic Data Processing’s year 2000 readiness with respect to us by the end of November. Other than these, we have not had any communications or been involved in any testing programs with any third parties upon which we depend, including utility companies, online and internet service providers and content providers, regarding their year 2000 compliance efforts.

           Because we are dependent, to a very substantial degree, upon the proper functioning of computer systems, the failure of our computer systems or those of third parties upon which we depend to be year 2000 compliant could materially adversely affect us. In the most reasonably likely worst-case scenario, our customers would not be able to access our web site, we would not be able to execute or accurately record customer trades and/or our customers would not be able to access fundamental market information. If not remedied, potential risks include financial loss, regulatory actions, reputational harm and legal liability. In the event of a content provider’s year 2000 problem which adversely affects our customers’ ability to access information, we would make arrangements with an alternate content provider to receive that information. In the event of a year 2000-related failure which adversely affects our customers’ ability to execute trades, we have designated a group of our brokers who will execute trades over the telephone with a designated group of U.S. Clearing staff members. We do not believe that telephone trade execution would be an adequate solution for a year 2000 failure of this type and, therefore, in the event of a year 2000 failure of this type, our business would be materially adversely affected.

Recent Accounting Pronouncements

           In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, “ Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use, identifies characteristics of internal use software and assists in determining when computer software is for internal use. We have adopted this statement effective January 1, 1999, and have begun capitalizing some costs of developing internal use software that would have been expensed under our previous accounting policy.

           In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which defines derivatives, requires that all derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. This statement will be effective for us in 2001. We believe that the adoption of this statement will not have a material impact on our financial position or results of operation.

Quantitative and Qualitative Disclosures About Market Risk

           Our primary financial instruments are cash in banks and short-term certificates of deposit. We do not believe that these instruments are subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices. We do not have derivative financial instruments for speculative or trading purposes. In the normal course of business, our customers enter into transactions where the risk of potential loss due to market fluctuations or failure to perform exceeds the amounts reported for the transaction. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations. We, along with U.S. Clearing, continuously monitor our exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, we review the credit-worthiness of each customer and/or other counterparty with which we conduct business. We are not currently exposed to any material currency exchange risks because the risk is borne by our international customers and our international partners, and we do not hold any assets or incur any liabilities denominated in foreign currencies.

Business

           The following discussion of our business contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under “Risk Factors.” Our actual results, performance and achievements in 1999 and beyond may differ materially from those expressed in, or implied by, these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

           We provide online brokerage services to individual investors, primarily in the U.S. and Europe. Through our web site, located at www.webstreet.com, our customers can quickly execute equity and option trades at a low cost. They can also conveniently access real-time trading information, financial market data and account information, 24 hours a day, seven days a week. By calling a toll-free telephone number, customers can also enter orders 24 hours a day, seven days a week through a licensed broker or our automated touch-tone telephone trading service. During the nine months ended September 30, 1999, online transactions constituted over 90% of our transaction volume.

           Our highly automated, easy-to-use and cost-effective services enable self-directed individual investors to take greater control of their investment decisions and financial transactions. We provide our customers with a broad suite of tools and information sources which they can use to manage their financial portfolios, including:

•	a virtual trading pit with rapid online order entry, transaction confirmations and account information updates;

•	dynamically updated real-time market data, including stock quotes, market-maker information and financial news;

•	the ability to create customized stock watch lists and to place a trade order from a watch list with one click of a mouse;

•	portfolio tracking featuring historical and intra-day stock charting;

•	the ability to buy, sell or exchange over 4,000 load and no-load mutual funds, obtain fund information, view fund performance reports from MorningStar and read complete fund prospectuses;

•	an online help desk and 24 hours a day, seven days a week toll-free telephone support; and

•
for investors in Germany and Iceland, the ability to trade in U.S. securities markets through translated versions of our web site, using funds which the investors deposit in local currencies and may convert to U.S. dollars for immediate trading.

           The following leading financial and technology publications have positively recognized our online brokerage services:

•	Barron’s gave us its highest rating, four stars, in 1999 and 1998, emphasizing that we have a dynamic site where all pieces of research and trading are easily accessible;

•
SmartMoney rated us one of the top three overall online brokerage firms in 1999 and 1998, due to our low commissions, 24-hour service, rapid technical support, free real-time quotes and instantaneously updated online account information; and

•
Time Digital rated us the third best online discount brokerage service in 1999, noting that our trading pit allows investors to monitor stock, fund and option activity, check balances and positions and execute trades, all from a single screen.

           We conduct all our brokerage activities through a wholly-owned subsidiary, Web Street Securities, Inc., an Illinois corporation and registered broker-dealer, which was incorporated in Illinois on September 3, 1996. We incorporated in Delaware on December 31, 1997 under the name Web Street Financial Group, Inc., which we changed to WebStreet.com, Inc. on February 9, 1999 and to Web Street, Inc. on August 11, 1999.

Industry Background

    Increase In Investment Activity

           The U.S. market for equity securities has grown dramatically in recent years, with equity capitalization more than doubling in the past five years to approximately $14 trillion. At the same time, there has been a large increase in the average daily trading volume in the U.S. securities market. During 1998, the combined equity market trading volume of Nasdaq and the New York Stock Exchange totaled 368 billion shares, a 400% increase over 1990. In addition to the strong U.S. market, the increased use of IRAs, 401(k)s, employee stock ownership plans, stock options and mutual funds has created greater interest and participation of individuals in the market.

    Emergence of the Internet and Online Commerce

           The internet is revolutionizing the way that organizations and consumers interact and conduct business. The explosive growth in business on the internet has been driven by the internet’s ability to offer businesses and consumers a compelling and cost-effective medium for communications and commerce through its accessibility and convenience, use of open standards and ability to enable real-time interactions. One driver of this growth is the fact that consumers in the U.S. and internationally are becoming more comfortable conducting transactions on the internet. The increasing prevalence of online commerce options, such as purchases and sales, funds transfers and online banking, bill presentment and payment, has also contributed to this growth by simplifying and automating financial transactions for consumers, and in many cases, significantly reducing costs for consumers by eliminating the need for intermediaries that traditionally charge fees to provide products, services or information.

    Development of the Online Brokerage Industry

           The emergence of the internet is changing the financial services industry, particularly the securities brokerage sector. In fact, online brokerage firms have grown significantly faster than the brokerage industry as a whole. A recent research report published by Hambrecht & Quist indicated that over the past five years online trading has grown from only a handful of trades a day to now accounting for nearly 20% of all equity trades. We believe the rapid development of the online brokerage industry has been driven principally by the following factors:

•
Individual investors are increasingly taking direct control over their personal financial affairs because they find it more convenient than relying on traditional financial intermediaries. Individual investors want the flexibility to transact business at times and places that are convenient for them. Online brokerage firms enable investors to place trades 24 hours a day from their homes, offices and other locations, without the need to contact a broker;

•
Individual investors are increasingly taking direct control over their personal financial affairs because they find it less expensive than relying on traditional financial intermediaries. Online brokerage firms provide investors with lower per-trade commissions due to the cost savings associated with delivering brokerage services over the internet. Online brokerage firms are also able to provide investors with access to information at little or no charge because of the low cost of exchanging information over the internet; and

•
Individual investors have become increasingly sophisticated and knowledgeable about investment strategies and alternatives. In response, online brokerage firms have developed a range of tools and services not currently offered by traditional brokerage firms that meet the needs of these investors, including access to real-time stock quotes and market-maker information, as well as the ability to manage their investment portfolios online.

We believe that, as online brokerage firms continue to take advantage of the speed and other capabilities of the internet, this rapid development of the online brokerage industry will continue:

•
Forrester Research, Inc., a leading information technology data research firm, estimates that the number of U.S. online brokerage accounts will be 5.4 million at the end of 1999 and will grow to over 20.4 million by the end of 2003; and

•
Forrester estimates that the value of assets held by customers in accounts with online brokerage firms will be $374 billion in the U.S. at the end of 1999 and will grow to over $3 trillion by the end of 2003.

           International markets also present significant opportunities for online brokers. While current web usage in Europe and Asia trails U.S. rates, Computer Industry Almanac, Inc. predicts that web penetration will grow faster outside North America in the next several years. In an August 1999 report, JP Morgan Securities, Ltd. forecasted that European internet brokerage accounts will rise five-fold from 400,000 at the end of 1998 to almost 2.5 million by the end of 2000 and to 8.3 million by the end of 2002. JP Morgan also estimated that there will be roughly 11.5 million online investment orders executed in Germany in 1999.-

    Our Opportunity

           We believe that these trends have contributed to a growing opportunity for all providers of online financial services. However, as U.S. and international investors continue to desire greater control over their own financial decisions, they are becoming more demanding of these financial services providers. Investors are increasingly looking for:

•	quick and secure transaction execution;

•	immediate access to current financial information and investment tools;

•	convenience, simplicity and ease of access;

•	certainty that trades will be completed reliably;

•	the ability to trade worldwide; and

•	low transaction fees.

The Web Street Solution

           We have designed our web site and proprietary trading systems from the ground up specifically to meet investor demands. This contrasts the approach of many of our competitors who have adapted existing systems designed for traditional brokerage services. We provide easy-to-use and cost-effective online brokerage services that satisfy our customers’ specific investing needs. We enable individuals to take greater control of their investment decisions and financial transactions through the following features:

•
Cost-Effective, Global Online Services. We have capitalized on the global reach of the internet by enabling customers worldwide to trade in U.S. securities on our web site. By leveraging the low-cost infrastructure and efficiencies of the internet, we are able to provide cost-effective online brokerage services to a broad range of customers around the world. We are partnering with foreign brokerage firms to offer our Unified Global Brokerage Accounts. These accounts currently enable customers of these firms to trade in U.S. securities markets through translated versions of our web site, using funds which customers deposit in local currencies and may convert to U.S. dollars for immediate trading. Our foreign partners market our online services and provide local customer support in their customers’ own languages. In December 1998, we established a mutually exclusive arrangement with ConSors Discount-Broker, a subsidiary of the German financial institution SchmidtBank and a leading online discount brokerage firm in Europe. ConSors had approximately 137,000 customer accounts as of June 30, 1999 and experienced an average annual growth in accounts of 440% from 1994 to 1999. We currently provide our services to ConSors customers with accounts in Germany and expect to begin serving ConSors customers with accounts in Austria, Italy, Luxembourg and Switzerland in late 1999 or early 2000. Investors in these European countries who trade U.S. securities through our ConSors relationship pay the same low transaction fees as investors who trade directly through us in the U.S. In addition, a limited number of investors in approximately 80 other countries use our brokerage services by directly accessing our web site.

•
Real-Time Data. Our web site provides automatically updated market data, including stock quotes, market-maker information and financial news, in real time. Investors can track the rapid movement of stock prices, as well as relevant corporate and market news, on individually designed watch lists. Our web site also provides account information that is updated in real time, rather than periodically or overnight, to allow our customers to better track their positions. We notify customers as to the status of their placed orders, usually within seconds of their order entry, and update their account balances, usually within seconds of filling the orders. Our technology gives customers real-time buying power information and enables investors to make informed investment decisions in a more timely and convenient manner in constantly changing markets.

•
Fast, Reliable and Efficient Trading System. We specifically designed our systems and operations to exploit the operating benefits of the internet, rather than simply to link customers electronically to an existing traditional brokerage operation. We have automated the online investment process, significantly reducing the need for human intervention to review or execute trades for our customers. As a result, currently, over 90% of all our customer orders are entered, processed and confirmed electronically. This enables us to avoid the longer trade execution time, personnel requirements, possibility of human error and costs associated with less automated order entry and processing. In addition, we designed our system with excess capacity to allow uninterrupted access and rapid trade entry during periods of heavy trading volume. Our system is fully redundant. If any component affecting the ability of our customers to enter orders fails, a back-up will automatically take over in a manner that is transparent to our customers. However, approximately five minutes will be required to remedy a database failure. Additionally, we have begun to develop a second data center in Arizona so that we can (1) continue to serve our customers in the event of a catastrophic systems failure at one of our facilities, (2) increase our overall system capacity and (3) operate more efficiently by splitting the demands on our system between two facilities. Our system also allows for application programs to be quickly modified in response to changing customer requirements, for processing power to be quickly and easily added without service interruption and for advanced and complementary financial services and products to be easily added. In addition, we offer highly secure services through our use of encryption and authentication technology, allowing investors to conduct transactions privately and with confidence that their funds and securities are protected.

•
User-Friendly Web Site. Our web site has user-friendly graphical interfaces that make online investing easy and fast, even for investors unaccustomed to conducting transactions over the internet. Through our virtual trading pit, our customers have quick and convenient access to a variety of investment tools, including portfolio tracking, market-maker information, historical and intra-day stock charting, market and company news and investment research. Investors can even customize user interfaces on our web site to select the market and securities watch lists, news, charts and market analyses that are most valuable to them based on their individual investment objectives. With these tools, investors can conveniently and quickly trade securities and access a wide variety of financial and account information with just a few clicks of their mouse and without changing screens on our web site. In addition, our web site contains an online help desk that provides basic information on how to use our services, answers to frequently asked questions about our web site and services and a glossary of frequently used financial terms.

•
Continuous Access and Support. We offer customers the ability to place orders with us 24 hours a day, seven days a week. We submit orders placed after market hours for execution upon the next day’s market opening. Customers can trade securities through the internet, with licensed brokers over the telephone or through our automated touch-tone telephone trading service. Customers have the ultimate control over when and where they enter trade orders. In addition, we believe that offering quality customer service and support is critical to building and maintaining high levels of customer satisfaction, retention and loyalty. Our online help desk provides quick and efficient answers to customers’ questions. In addition, although we do not provide investment advice, we provide toll-free telephone access to service representatives 24 hours a day, seven days a week for customers requiring additional information.

Our Growth Strategy

           Our objective is to be a leading provider of online financial services. The key elements of our strategy to accomplish this objective include the following:

•
Expand Brand Awareness and Customer Base. We intend to build on the positive marketplace perception of our web site and online services by pursuing a focused advertising and public relations campaign to enhance consumer recognition of our brand, differentiate our online brokerage services, increase visits to our web site and attract new accounts. In particular, we intend to use a portion of our proceeds from this offering for national and local advertising in financial magazines and newspapers, on television, over the internet and on the radio. We also intend to establish financial services centers in strategic locations in major U.S. and international cities, where visitors can learn about financial markets around the world, domestic and international online investing, opening an account with us and using our services. We opened our first financial services center in Beverly Hills, California in June 1999.

•
Increase Global Market Presence. We have begun to expand our global market presence by establishing relationships with foreign brokerage firms. We have relationships with ConSors and Landsbref, Ltd., the securities house of The Bank of Iceland, which requires ConSors and Landsbref to direct to us all their customers in Germany, Austria, Iceland, Italy, Luxembourg and Switzerland who wish to trade stocks and options in U.S. markets. We recently entered into an alliance with a subsidiary of Sun Hung Kai Securities Ltd. in Hong Kong to provide our online brokerage services to its customers in Hong Kong and to help us form alliances or joint ventures in China, Japan and Australia and possibly other Pacific Rim nations. We also entered into an alliance with a subsidiary of C.B. Capitales in Chile to provide our online brokerage services to its customers in Chile. We are exploring alliances and joint venture opportunities with financial institutions in other locations, including the United Kingdom, Canada, France, Scandinavia, South America and Central America. We may also establish our own, or acquire, operations in key international markets.

•
Facilitate Trading in World Markets through Unified Global Brokerage Accounts. We have begun to offer Unified Global Brokerage Accounts to online investors. We expect that once fully operational, these accounts will allow a customer to (1) view and value different types of securities in various major global financial markets in the customer’s language of choice and (2) place orders in major global financial markets. We plan to offer services tailored to regional regulatory requirements and customs.

•
Enhance Services to Encourage Increased Customer Account Balances. We intend to encourage our customers to maintain more of their investment assets with us by expanding our product offerings. We intend to introduce new products, including various fixed-income products, and improvements to existing products, including advanced option trading features and more competitive interest rates on margin loans. We recently established our Mutual Fund SuperSite, which allows our customers to buy, sell or exchange over 4,000 load and no-load mutual funds, obtain fund information, view fund performance reports from MorningStar and read complete fund prospectuses. We also intend to target high net worth investors by marketing our private client group, Web Street Elite. Through this group, investors who trade frequently or maintain higher average asset balances in their accounts have access to free streaming real-time quotes, Nasdaq Level-2 market-maker information, quick trade execution with one click of a mouse and personalized customer service via a dedicated toll-free number.

•
Maintain and Enhance Advanced Technological Capabilities. We are committed to maintaining our proprietary trading system as a technologically advanced online trading site on the internet through the ongoing efforts of our sophisticated in-house development team and technical consultants and collaborations with other entities. By continuously investing in our technology platform and operational software, we believe we can add capacity to our system as needed, develop new features that differentiate our services and increase operational efficiencies. We intend to maintain a positive work environment and offer competitive compensation incentives so that we can continue to attract and retain top systems developers and technology specialists.

•
Offer a Broad Array of Financial Services. We intend to offer a comprehensive package of financial services and products in order to build our web site into a one-stop online financial service destination for consumers. For example, we provide our customers with the opportunity to obtain a Web Street Platinum MasterCard issued by First USA Bank. In addition, we may seek joint ventures with commercial banks, mortgage companies and insurance companies in order to provide our customers with online banking, consumer credit, home mortgage brokerage services, insurance and a variety of other complementary financial services. In addition, we intend to engage in the online distribution of securities, as a selling group member, in public offerings led by established investment banking firms.

•
Pursue Acquisitions, Joint Ventures and Partnerships. We intend to expand our service and content offerings, expand our customer base, increase our technical expertise and obtain competitive advantages through acquisitions, joint ventures and partnerships. We may seek to form relationships with business partners to share technical and industry knowledge and to pursue marketing opportunities.

Our Services

           We have designed our online brokerage services to serve the needs of all types of self-directed investors, regardless of their investing style, trade frequency or level of sophistication. Our user-friendly web site enables customers to trade securities easily and quickly online and, with its advanced features, also provides customers with customized direct access to a wide variety of investment tools and real-time financial information. We provide customers 24-hour access to their accounts, financial market news and trading information through the internet and over the telephone. Our proprietary transaction and order routing system provides quick execution on most orders, timely on-screen trade confirmations and access to up-to-the-minute account information.

    Stock and Options Trading

           Stock and options trading constituted essentially all of our transaction volume during the nine months ended September 30, 1999. Customers can place orders directly to buy and sell Nasdaq and U.S. exchange-listed securities, as well as equity and index options, through our automated order processing system. We support a range of order types, including market orders, good-till-canceled or day orders, stop orders, limit orders and short sales. We electronically review the parameters of an order, together with the customer’s buying power and positions held, prior to executing an order. All listed market orders, subject to certain size limitations, are executed at the National Best Bid/Offer (NBBO) or better as soon as possible after they are routed to the market-maker or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all U.S. stock exchanges and market-makers registered in a specific security. Eligible orders are exposed to the marketplace for possible price improvement, subject to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders, subject to certain size limitations, are executed at the Best Bid/Offer (Inside Market) or better as soon as possible after they are routed to the market-maker in a given security. The Best Bid/Offer (Inside Market) is equivalent to NBBO, but only relates to Nasdaq stocks. All transaction and portfolio records are electronically updated within seconds to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day’s market opening. Account holders generally receive almost immediate electronic notification of order executions, which are later followed by printed trade confirmations and detailed monthly statements.

           We are currently developing various advanced trading features, including the ability to program investments, to help our customers effectively implement their investment strategies. For example, we plan to enable customers to set profit and loss parameters under which trades will be placed, with our systems monitoring the market to automatically place the trade to satisfy the parameters. We also plan to enable customers to create baskets of stock that can be traded in a single order. In addition, we are developing advanced options trading features that will enable investors to place spread and straddle orders.

            We offer low commissions on trades of listed and Nasdaq securities, as well as equity and index options. Our commissions on equities are currently $14.95 per internet trade, $17.95 per automated touch-tone telephone trade and $24.95 per trade executed by telephone through a registered representative. On equity and index option trades, we also charge $14.95, $17.95 and $24.95 per trade, plus $1.75 per contract. We currently offer commission-free trades on over-the-counter market orders and limit orders of 1,000 or more shares for stocks priced at over $2.00 per share. We can offer these commission-free trades because, through our arrangement with U.S. Clearing, we currently receive payment related to order flow of $0.025 per share for over-the-counter trades priced at more than $2.00 per share. Our current agreement with U.S. Clearing expires on April 30, 2000. See “—Operations—Clearing.”

Mutual Funds

           We recently introduced an online Mutual Fund SuperSite to enable our customers to analyze, compare and trade online over 4,000 load and no-load mutual funds in over 250 fund families. On our web site, customers can:

•	search the mutual funds we offer by name and criteria, such as fund category, fees, performance, risk and rankings;

•	view fund performance reports from MorningStar which provide comprehensive fund information, including returns, investment objectives, fees, holdings and analysis;

•	read the prospectuses for mutual funds they are interested in and enter orders to purchase or sell an existing position;

•	request that a prospectus for a mutual fund be mailed to them; and

•	automatically re-invest dividends and capital gains from particular mutual funds.

Our customers can also obtain information regarding, and execute trades of, these mutual funds by contacting one of our licensed brokers on the telephone.

Margin Accounts

           Through our agreement with U.S. Clearing, our customers are able to maintain margin accounts with U.S. Clearing. In an account authorized for margin trading, U.S. Clearing can lend our customers a portion of the market value of certain securities maintained in the customers’ accounts up to the limit imposed by the Federal Reserve Board of Governors under Regulation T, which for most equity securities is initially 50%. U.S. Clearing, at its discretion, may establish higher margin requirements for volatile stocks. These loans are collateralized by the securities in the customers’ accounts. Our customers can use these margin loans to purchase additional securities using our online brokerage services. Customers may also sell securities short, without owning them, in their margin account, subject to minimum equity and applicable margin requirements and the availability of the securities to be borrowed and delivered. We indemnify U.S. Clearing for losses it suffers on loans to our customers secured by securities in their accounts with us.

           Together with U.S. Clearing, we proactively seek to control the risks associated with these activities. We approve new margin accounts only after reviewing the customer’s credit history and relevant financial data. We require customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Pursuant to these guidelines, we monitor required levels daily, and where necessary on an intra-daily basis, and require customers to deposit additional collateral or reduce securities positions when necessary. To date, we have experienced only modest losses on these accounts, and we believe we have established adequate credit assessment procedures.

Market Data and Financial Information

           We continually receive from content providers a direct feed of detailed stock quote data during trading hours and market information and news throughout the day. Customers can create their own personal lists of stocks and options for quick access to this current pricing and other company information and news 24 hours a day. We provide our customers easy and free access from one screen to all the following information:

•
research and industry graphical reports of fundamental investment information for approximately 7,000 companies and 100 industries, including company overviews, market trends, earnings estimates, price-to-earnings ranges, stock price charts and industry comparisons, from BASELINE Financial Services, Inc.;

•
unlimited 20-minute delayed stock quotes and expanded quotes that provide more detailed information about a security, including trading volume, 52-week highs and lows, earnings per share and time and size of last sale. Customers also receive 100 real-time stock quotes for each trade they execute;

•	up to 10 customized watch lists of 10 securities each and real-time world financial news relating to these securities from Reuters News Service, PR Newswire and Business Wire;

•	summaries of composite indices, including for the major U.S. exchanges, Nasdaq and S&P 500 and market look tables that provide a quick glance at the market;

•	initial public offering filing and pricing data from IPO.com, provided by Reuters Reality Online;

•	indices and key news items for over 20 major global financial markets; and

•	information about mutual funds, searchable by specific desired criteria.

           We are continuously looking to enhance the ways we can help investors develop and evaluate their investment choices. Through our arrangement with Reuters Reality Online, our customers can also view more detailed intra-day and historical trading charts and quickly search for securities that satisfy selected criteria. For example, a customer can find all stocks in a particular industry that have a specified price-to-earnings ratio. In addition to these basic services, we offer customers the ability to receive unlimited bid and ask quotes that are automatically updated in real time. Customers can receive this real-time feature, which enables them to trade while continually monitoring their various positions, for $29.95 per month. For an additional $50.00 per month, customers can receive these real-time quotes and real-time Nasdaq Level-2 market-maker information, which consists of current lists of market-makers for each Nasdaq security, the bid and offer by market-maker, the size of the bid and offer and the time the market-maker was quoted. Through Web Street on Demand, our private label of Wall Street on Demand, we also enable our customers to download or receive by fax detailed research reports on companies from top research firms, including Standard & Poor’s, First Call, Business Wire, Vickers and Renaissance Capital. Customers are charged for these reports on a per report basis. We also enable our customers who access Web Street on Demand to receive a free stock portfolio management tool.

Portfolio Tracking and Records Management

           Customers have online access to a listing of all their portfolio activity during the preceding 60 days, including transaction data on the date of purchase, cost basis, current price, current market value and margin balances. The system automatically calculates unrealized profits and losses for each asset held. Detailed account balance and transaction information includes money market balances, buying power, net market portfolio value, dividends, commissions paid, trade dates, settlement dates, deposits and withdrawals. Brokerage history includes a detailed status of all orders placed by a customer, including whether any order is pending or open or has been executed or canceled. Our customers can obtain historical account, transaction and brokerage information that is more than 60 days old from our clearing agent. We are developing advanced portfolio management features to enable customers to maintain tax records, including total short-term or long-term capital gain or loss, keep track of stock splits and create shadow portfolios to include any number of financial instruments a customer is interested in tracking, including assets held at another brokerage firm.

Private Client Group

           We recently established our private client group, Web Street Elite, to offer premium service to our largest and most active accounts. We currently offer this service to our customers who have at least $500,000 in equity in their accounts or trade more than 45 times per month. Clients in our private client group receive free unlimited streaming real-time quotes, Nasdaq Level-2 market-maker information, quick trade execution with one click of a mouse and generally more personalized service. Members of our private client group can reach us on a dedicated toll-free telephone line any day of the week between 9:00 a.m. and 5:00 p.m., Eastern Time.

Cash Management Services

           Customer payments are received through the mail or federal wire system and are credited to customer accounts upon receipt. Uninvested funds earn interest in a money market account maintained by U.S. Clearing. In addition, we provide free unlimited checking services through a commercial bank. We also provide our customers with the opportunity to obtain a Web Street Platinum MasterCard issued by First USA Bank. We enable customers who have this credit card to view their credit card account summaries on our web site.

International and Content Relationships

           We pursue relationships with international financial institutions and content providers to increase our access to online consumers and expand the services and products we offer to our online customers.

International

           We are expanding into new markets through alliances with financial institutions in international markets. These relationships provide us access to international customer bases, market knowledge and contacts. We believe that these alliances can accelerate worldwide acceptance of our online brokerage services and Unified Global Brokerage Accounts, which we intend to make available to customers worldwide.

           In December 1998, we entered into a mutually exclusive three-year agreement with ConSors, under which ConSors is required to direct to us all its customers in Germany, Switzerland, Austria, Italy and Luxembourg who want to trade stocks or options in U.S. markets. We currently provide our services to ConSors customers in Germany and expect to begin serving ConSors customers in the four other countries covered by this agreement in late 1999 or early 2000. ConSors customers who trade in U.S. securities markets through us pay the same low transaction fees as investors who trade directly through us in the U.S. ConSors markets our online services to, and provides customer service for, its international customers at its own expense. We pay ConSors a portion of the gross profits earned by us on trades executed by these customers, which consist of revenues less trade clearing and execution charges. We also share with ConSors margin losses for trades executed by these customers and expenses to translate documents and the web site. In January 1999, we entered into a similar agreement with Landsbref, under which Landsbref is required to direct to us, and we currently provide our services to all its customers in Iceland who want to trade stocks or options in U.S. markets. We have created co-branded web sites with ConSors and Landsbref which include information translated into German and Icelandic. As of September 30, 1999, ConSors customers had opened approximately 5,800 accounts and Landsbref customers had opened approximately 1,500 accounts through these co-branded web sites.

           In October 1999, we entered into an agreement for a mutually exclusive five-year alliance with Sun Hung Kai Online Limited. Sun Hung Kai is a wholly-owned subsidiary of Sun Hung Kai Securities Ltd., a leading brokerage firm in Hong Kong. Under the agreement, we will be the only U.S. online broker made available and promoted by Sun Hung Kai to its customers who want to trade stocks or equity-based options in U.S. markets. We will create a co-branded web site with Sun Hung Kai, which will include information translated into Chinese. Sun Hung Kai has also agreed to pursue alliances or joint ventures on our behalf in China, Japan and Australia and possibly other Pacific Rim nations. The parties’ obligations under the agreement are subject to the waiver or satisfaction of various conditions, including the reaching of an agreement regarding the transfer and licensing of technology, the completion of due diligence and the receipt of any required regulatory approvals. The other terms of our agreement with Sun Hung Kai are substantially similar to the terms of our agreement with ConSors. In connection with this alliance, we issued Sun Hung Kai warrants to purchase 1,200,000 shares of our common stock, 1,000,000 of which are not exercisable until at least 360 days after satisfaction of performance milestones and 200,000 of which are exercisable regardless of whether conditions related to the parties’ obligations are satisfied.

           In August 1999, we entered into an agreement for a mutually exclusive three-year alliance with CB Corredores de Bolsa, S.A., to provide our online brokerage services to its customers in Chile. CB Corredores is a wholly-owned subsidiary of C.B. Capitales, a leading online brokerage firm in Chile. We will create a co-branded web site with CB Corredores which includes information translated into Spanish. The other terms of our agreement with CB Corredores are also substantially similar to the terms of our agreement with ConSors.

           We are exploring alliances and joint venture opportunities in a number of other international markets, including the United Kingdom, Canada, France, Scandinavia, South America and Central America.

Content

           We rely on leading content providers to provide us with all of the financial information, market news, charts, stock quotes, research reports and other fundamental data we offer to our customers. These content providers include S&P Comstock, BASELINE Financial Services, Reuters News Service, Wall Street on Demand, PRNewswire, Business Wire, MorningStar, NewRiver Investor Communications and IPO.com through Reuters Reality Online. We regularly add content to our web site to satisfy the investing needs of our broad range of customers.-

Technology and Systems

           We substantially completed our fully-automated proprietary transaction and order routing system in July 1997. This system leverages the speed and utility of the internet to satisfy the demanding requirements of real-time online trading activities. While some of our online competitors require personnel to review each order to confirm that the order is accurate and may be executed by the customer, our systems eliminate the need for this time-consuming human intervention in the vast majority of cases. Our fully-automated systems quickly determine whether customers’ orders can be placed, including ascertaining whether there is an error in the order, whether the customer has enough funds in his or her account and whether the relevant market is open. This automation:

•	substantially reduces trade execution time;

•
makes it more likely that investors’ trades will be completed at desired prices; because securities prices are often extremely volatile, delays in processing can cause customer market orders to be completed at prices that are different from those available at the time the orders were originally entered by investors;

•	enables customers to know in real-time when their transactions have been completed and how their accounts have been affected;

•	minimizes human error; and

•	lowers personnel costs.

           The primary components of our proprietary transaction and order routing system include a graphical user interface, an interface server that connects a customer to the processor and an automated transaction processor. By using object oriented analysis and design written in a combination of C++ and Java programming languages, we are able to bring new services to market quickly and serve an expanding customer base. Our in-house developers, technology specialists and technical consultants continually work to develop technologically advanced services that are user-friendly, dependable and versatile. We have also invested significantly in customer service software and state-of-the-art phone switches from third parties.

           Our data center, located at our headquarters in Deerfield, Illinois, supports systems, network, trading, customer service and transaction redundancy. Our back-end system is implemented using 64-bit multi-processor computers. Each component of the system, including the databases, security systems, order processors, market data sources, web servers, firewalls and internet connections, is redundant to provide full fault tolerance. We believe that a failure of any component of the system should be transparent to the customer and should not interrupt our operations. However, approximately five minutes will be required to remedy a database failure. Our systems have access to electricity from two separate power-generating stations. If either one fails, we expect our system to continue operating without interruption. To confirm the integrity of our systems, we test back-up circuits daily, and each weekend we restart the systems and test back-up circuits. In addition, we have a commitment for the supply of mobile back-up power generators, if needed. However, we do not currently have a second data center. We intend to use a portion of the net proceeds from this offering to develop a second data center in Arizona. See “Use of Proceeds.”

           We have instituted a number of encryption and protective features to ensure investor confidence and protect customers’ assets and information. We provide our customers with the ability to use either 40- or 128-bit encryption and authentication technology for the security and authentication necessary to effect secure transmission of confidential information over the internet. The authentication technology we use requires customers to use their password and user ID to access various sites on the system, including their accounts, and an additional password to enter most trade orders. Our systems have other features to prevent unauthorized access, including a fully redundant firewall.

           Our system is designed to handle our anticipated volume of customers, customer accounts and trade order flow. We continually evaluate our system capacity and can easily and quickly add processing power. In anticipation of significant growth, we try to provide system capacity that it is at least three months ahead of what we perceive as our current needs. We also believe that we can scale to five times our current capacity within a month. We measure our system capacity in terms of the number of web server hits that we can process in a given unit of time. To date, the number of hits our system has been required to process in any 10-minute period has never exceeded 33% of our capacity. We depend on U.S. Clearing to provide clearing and execution services for our customers. See “—Operations —Clearing.”

Marketing

           We seek to attract new customers and increase recognition of our brand through advertising, marketing, public relations and establishment of financial services centers. Our marketing strategy is based on a marketing model which employs a mix of communications media. In 1998, we spent approximately $8.2 million on marketing as follows: 60% over the internet, 21% in print, 17.5% on television and 1.5% on radio. We scaled back advertising expenses significantly in the first quarter of 1999 in advance of our introduction of a new advertising campaign. In June 1999, we launched this new advertising campaign, principally in the print medium, promoting the ease and efficiency with which investors can invest through us. We intend to devote a portion of our advertising and marketing expenditures to:

•	continuing this marketing campaign, including advertising in the print, direct mail, television, radio and outdoor medias; and

•	targeting international customers.

           All of our communications with the public in the U.S., including advertising, are regulated by the NASD. See “Regulation and Supervision— Securities Industry.”

    Direct Response Advertising; Web Site Marketing

           Our advertising focuses on building awareness of, and distinguishing, our web site by marketing our online services as a better and less expensive way to invest in securities, access financial and market data and manage investment portfolios. We place print advertisements in a broad range of business, technology and financial publications, including Barron’ s, Investor’s Business Daily, Money, SmartMoney, USA Today, The Wall Street Journal and Wired. We advertise in newspapers in major U.S. metropolitan areas, including The Boston Globe, The Chicago Tribune, The Los Angeles Times and The New York Times. We also advertise on financial cable networks, local television networks and local radio networks.

            Our advertising directs interested prospects to our web site for additional information. Through our web site, prospective customers can get detailed information about our services, use an interactive demonstration system, request additional information and complete an account application. We have also established marketing relationships with operators of various other financial services web sites. For example, our logo appears on the home page of the web site for MarketWatch.com, Inc. and the market page of the web site for TheStreet.com, Inc., two of the leading internet providers of real-time business news, financial programming and financial analysis tools. Other sites, including www.cccfn.com and www.zacks.com, have links to our web site. We believe these sites help increase our brand awareness and generate leads, as consumers increasingly look to the internet as a key source of information and commercial activity. We closely monitor the efficacy of our various direct response marketing efforts.

    Public Relations Program

           We pursue public relations opportunities to build brand awareness, including appearances on CNN, FoxNews, CBS Weekend News and Bloomberg, in addition to profiles in Barron ’s, Business Week, Crain’s Chicago Business Journal, Forbes ASAP, Fortune, Money, Time, USA Today and The Wall Street Journal. We also actively seek speaking opportunities at industry conferences and events.

    Financial Services Centers

           We opened our first financial services center in Beverly Hills, California in June 1999. We intend to open additional financial services centers in other select locations in the U.S. and internationally to increase our brand awareness. At our financial services center, customers can participate in both group and personalized demonstrations of our online services, open online trading accounts, personally interact with our representatives, trade securities through a licensed broker, drop off payments and attend investment training seminars. We staff our center with professionals knowledgeable about financial services and the internet.

    Outdoor Advertising

           We intend to establish billboards and other displays in a few select, high-traffic locations to increase our brand awareness. For example, we recently presented a comprehensive display, consisting of promotional banners and other ads, at Boston’s South Station commuter train station.

Customer Service

           We believe that providing effective customer service to handle customer needs and requests is critical to our success. At September 30, 1999, we employed 31 licensed brokers and 53 other customer service, margin department, technical and other brokerage support personnel to handle customer inquiries. Our customers can reach these customer service personnel by e-mail or through a toll-free telephone number, 24 hours a day, seven days a week. Our customer service personnel have immediate access to customer account and systems related-information necessary to quickly respond to customer inquiries. Our licensed brokers and customer service representatives do not give investment advice or solicit transactions. Our customer service representatives help customers access our web site and handle service and account inquiries. Our licensed brokers address general brokerage and investment questions. Our technical personnel address questions regarding our automated processing of trades and use of the internet to invest online. We believe that inexperienced investors and other individuals not accustomed to conducting transactions on the internet particularly desire the ability to speak directly with a person about their questions. In addition, our web site contains an online help desk that provides basic information on how to use our services, answers to frequently asked questions about our web site and services and a glossary of frequently used financial terms. We believe our ongoing investment in technology is also a key element in helping us provide fast and consistent customer service. For example, we recently purchased leading-edge customer service software and plan to upgrade our telephone system in mid-1999 to better serve our customers. We expect to open a service center in Chicago, Illinois by the end of 1999, which will house additional customer service representatives and technical support personnel and our licensed brokers.

           Our customer service personnel receive training in brokerage operations, our policies and procedures and basic telephone and clerical skills to ensure quality and accuracy. We strive to respond quickly to telephone and e-mail inquiries, rapidly resolve customer inquiries and maintain overall customer satisfaction with our services. We record all telephone calls to customer service personnel for purposes of training and supervision and to assist in the resolution of customer disputes.

Operations

     Order Processing

           We receive orders principally through the internet and also by telephone. All market orders for listed securities other than those with special qualifiers, subject to certain size limitations based on the standard transaction size in the primary market, are executed at the National Best Bid/Offer (NBBO) or better at the time of receipt by the relevant market-maker or exchange. Eligible orders are exposed to the marketplace for possible price improvement, subject to the NBBO. Limit orders are executed based on an indicated price and time priority. All market orders for Nasdaq securities, subject to certain size limitations based on the trading characteristics of the particular security, are executed at the Best Bid/Offer (Inside Market) or better at the time of receipt by the relevant market-maker. Eligible orders are subject to possible price improvement in the marketplace.

      Clearing

           U.S. Clearing provides clearing and execution services for our customers’ accounts. The clearing function involves a sharing of responsibilities between the clearing broker and the introducing broker. We, as introducing broker, are responsible for all customer contact, including opening customer accounts, responding to customer inquiries, accepting customer orders and placing these orders with the clearing broker. As clearing broker, U.S. Clearing provides back office functions, including maintaining customer accounts, extending credit to customers who maintain margin accounts, settling securities transactions with the relevant securities clearing houses, settling commissions and clearing fees, preparing and distributing customer trade confirmations and account statements, safeguarding funds and securities in customer accounts, transmitting tax accounting information to customers and the applicable tax authorities, forwarding prospectuses, proxies and other stockholder information to customers and preparing supporting books and records. U.S. Clearing subcontracts with Automatic Data Processing, Inc. to process data and maintain electronic files regarding our customers’ transactions. U.S. Clearing charges us a fee for each customer purchase or sale transmitted to them and pays us a fee on margin loans and money fund balances with our customers.

           Our current clearing agreement with U.S. Clearing will end on April 30, 2000. We currently expect to develop internally a self-clearing operation or acquire a clearing operation by that time. To become self-clearing, we will need to hire experienced clearing personnel. We estimate that it would take us four months after hiring experienced clearing personnel to develop and implement self-clearing operations. However, as an alternative, we may:

•	enter into a new agreement with U.S. Clearing;

•	enter into a clearing arrangement with a different firm; or

•	enter into a joint venture with a clearing firm.

           If we implement self-clearing operations, our customers’ securities typically would be held by us in nominee name on deposit at one or more of the recognized securities industry depository trust companies to facilitate ready transferability. We would collect dividends and interest on securities held in nominee name and make the appropriate credits to our customers’ accounts. We would also facilitate exercise of subscription rights on securities held for our customers and arrange for the transmittal of proxy and tender offer materials and issuer reports to our customers. We believe that if we become a self-clearing firm, we will experience lower costs of order execution and trade processing. We also believe that we will have greater control over the order execution process. We would also receive increased revenue from margin and credit balances.

Competition

           The market for online brokerage services over the internet is new, rapidly evolving and intensely competitive. We expect this competition to further intensify in the future. In the U.S., we encounter direct competition from other independent online brokerage firms, as well as traditional discount brokerage firms providing online and/or touch-tone telephone services. These competitors include Ameritrade, Charles Schwab and E*Trade. We are also encountering competition from established full-commission brokerage firms, such as Merrill Lynch, Morgan Stanley Dean Witter and Prudential Securities; mutual fund sponsors; and other financial organizations, some of which are actively expanding their online capabilities. For example, Merrill Lynch is beginning to compete aggressively in the online and discount brokerage services markets. We may also face increased competition from commercial banks and other financial institutions, insurance companies and providers of online financial and information services, as these companies expand their product lines.

           We also face increasing competition in international markets, both from international competitors and U.S.-based brokerage firms that have established or acquired international operations or entered into partnerships with international brokerage firms. For example, several of the largest domestic online brokerage firms are aggressively expanding into international markets.

           We believe that the principal competitive factors affecting the market for online financial services are:

• timeliness of execution; • depth, breadth and quality of services and content; • ease of use, graphical user interface look and feel;	• customer service and support; • cost; • brand loyalty; and • financial strength and innovation.

           Many of our existing and potential competitors may have one or more of the following:

• longer operating histories; • greater name recognition; • greater management depth and experience; • larger customer bases;	• greater financial, technical and marketing resources; and • a wider range of services and financial products.

As a result, these competitors may be able to adopt more aggressive pricing policies, respond more quickly to new technologies, industry standards and customer demands, undertake more extensive marketing campaigns, expand globally more quickly and make more attractive offers to potential employees and content providers. For example, several of our online competitors offer after-hours trading, which will allow their customers to buy and sell stocks when traditional securities exchanges are closed.

Intellectual Property and Other Proprietary Rights

           Our success and ability to compete depend to a significant degree on our proprietary software and other technology reflected in our web site. We have no patents for this technology. We rely primarily on copyright and trade secret law to protect our technology and trademark law to protect our goodwill. The source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We enter into confidentiality and assignment agreements with our employees, consultants and vendors and generally control access to, and distribution of, our software and other proprietary information. We have registered our name, logo and various advertising slogans as service marks in the United States. We consider our service marks, particularly our family of “Web Street” marks and related design marks, invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. To date, we have aggressively and successfully protected our marks against infringement. For example, we recently negotiated the terms of a voluntary injunction against a company using the mark “ WebStNews.com” in connection with a financial information web site.

           “Web Street Securities SM ” is a registered service mark of Web Street. This prospectus also contains other service marks, trakemarks and tradenames of Web Street and other companies.

Employees

           At September 30, 1999, we had 115 full-time and 4 part-time employees. Of these employees, 31 were licensed brokers providing trade execution and customer support, 13 were engaged in technology and development, 53 were engaged in customer service, margin department, technical support and other brokerage operations and 22 were engaged in general management, marketing, finance and administration. We plan to continue paying bonuses and awarding stock options to our management and non-management employees based upon our success and their individual job performance. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be good.-

Properties

           Our headquarters and data center are located in Deerfield, Illinois, where we occupy approximately 17,300 square feet of office space under a lease that expires in April 2003. We occupy 6,000 square feet of space in Northbrook, Illinois, which we use for software development activities, under a lease that expires in March 2002. Our first financial services center occupies 2,600 square feet of office space in Beverly Hills, California under a lease that expires in February 2001. We also own approximately 30,000 square feet of real estate in Arizona where we have begun to build a separate data center. In addition, we recently leased 33,000 square feet of office space in downtown Chicago, Illinois which will house our brokerage operations. We believe that, after we occupy these new spaces, we will have adequate space to meet our needs for the near future.

Legal Proceedings

           On October 7, 1998, we filed a complaint against Yahoo!, Inc., in the United States District Court for the Northern District of Illinois, seeking $10 million in damages. We brought the suit in connection with Yahoo!’s failure to fulfill its obligations under a sponsorship agreement with us that obligated Yahoo! to properly maintain and run an interactive stock trading game, the Investment Challenge, on their Finance Quotes home page. We sponsored the game. Our complaint alleges that Yahoo!’s failure to adequately maintain and run the Investment Challenge damaged our reputation and our goodwill among users of the game. In addition, we have also asked for a declaratory judgment from the court nullifying an internet advertising agreement that we had with Yahoo! due to the ill-will generated by Yahoo!’s defective operation of the Investment Challenge. On November 12, 1998, Yahoo! filed a counterclaim against us seeking $1.35 million for breach of the sponsorship agreement and the internet advertising agreement. The parties are currently in the process of discovery. We believe that our claims are well-founded and that we have meritorious defenses to both of Yahoo!’s counterclaims. We do not believe that resolution of the complaint or counterclaims, even if not in our favor, will have a material adverse effect on our business, financial condition or operating results.

           We are not party to any other legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our business, financial condition or operating results.

Regulation and Supervision

Securities Industry

United States

           The securities industry is subject to extensive federal and state regulation and the regulations of various self-regulatory organizations. We are registered as a broker-dealer with the SEC and the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as our primary regulator. These self-regulatory organizations adopt rules, subject to approval by the SEC, that govern the industry and conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. We are also authorized by the Municipal Securities Rulemaking Board (MSRB) to conduct transactions in municipal securities on behalf of our customers and, as a result, are subject to MSRB regulation with respect to these transactions.

           Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, advertising and communications with the public, trade execution and practices, trade reporting, use and safekeeping of customers ’ funds and securities, minimum capital requirements, capital structure, record-keeping and disclosure and the conduct of directors, officers and employees. We are required to comply with many complex laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of securities transactions. The SEC, the NASD or other self-regulatory organizations, such as securities exchanges and state securities commissions, can conduct administrative proceedings, which can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees or the imposition of limitations on its business activities.

           We are a member of the Securities Investor Protection Corporation (SIPC), which provides, in the event of our liquidation, up to $500,000 of protection for each of our customers’ accounts held by our clearing agent, subject to a limitation of $100,000 for claims for cash balances. In addition, through U.S. Clearing we have obtained protection, in excess of SIPC coverage, of $99,500,000 for each customer account in the form of an excess security bond from Asset Guaranty Insurance Company.

           The NASD regulates all our marketing activities, including advertising. The NASD also requires us to submit all of our marketing materials for review and approval by a registered principal prior to release, use or publication. Except for Web Street Securities’ participation as an underwriter in this offering, we do not currently solicit orders from our customers and we do not make investment recommendations, although we do make available to our customers third-party research and information services. If we solicit customer orders or make investment recommendations, including as an underwriter in public offerings, we will be subject to additional rules and regulations, including those governing the suitability of recommendations to customers and sales practices.

           We are included from time to time in various administrative proceedings and claims incident to the normal conduct of our business, including customer complaints that are reported to federal and state securities regulators, the NASD and securities exchanges and other self-regulatory organizations.

           As part of their regular reviews of brokerage firms, the SEC and the NASD have audited our business operations. In the course of these reviews, the SEC and NASD have required us to modify our procedures to meet regulatory requirements.

International

           We have begun to expand our U.S. securities trading business to other countries and intend to broaden our customers ’ abilities to trade securities in major global financial markets through the internet. In order to expand our services globally, we must comply with the regulatory requirements of each specific country in which we conduct business, including the countries where we have international alliances. Because the online brokerage industry is new, the international regulatory environment is evolving and, in some cases, unclear. These laws, rules and regulations may concern many aspects of our business, including:

           • trade practices;

           • minimum capital;

           • capital structure;

           • record-keeping;

           • broker-dealer and employee registration requirements; and

           • the conduct of directors, officers and employees.

           Compliance with the requirements of other regulatory jurisdictions could impede our planned international expansion. If we fail to comply with foreign laws or regulatory requirements, we may be subject to civil and criminal liabilities. Civil liability in some countries may include requiring us to compensate our customers for any trading losses. We could also be subject to increased administration and legal burdens, regulatory requirements and expenses when we expand our Unified Global Brokerage Accounts to allow trading by U.S. customers in international securities markets and by international customers in international markets outside their home jurisdictions.

Net Capital Requirements

           As a registered broker-dealer and a member of the NASD, we are subject to the SEC’s Uniform Net Capital Rule. The net capital rule is intended primarily to protect a broker-dealer’s customers by measuring the general financial integrity and liquidity of a broker-dealer and requiring that at least a minimum part of its assets be kept in relatively liquid form. Under the net capital rule:

•	a broker-dealer must maintain a specified minimum net capital requirement;

•
a broker-dealer is prohibited from making dividend payments, redeeming stock, repaying subordinated indebtedness and making any unsecured advance or loan to a stockholder, employee or affiliate, if its aggregate debit items rise beyond 5% of its net capital or its ratio of aggregate indebtedness to net capital exceeds 10 to 1; and

•
the SEC may restrict a broker-dealer, for up to 20 business days, from making any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates if (1) the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and (2) the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer.

If a broker-dealer fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and limitations on its business activities. The broker-dealer could ultimately be required to liquidate its business.

           Net capital is essentially defined as net worth, plus qualifying subordinated borrowings and certain discretionary liabilities, less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments that reflect the possibility of a decline in the market value of an asset prior to its disposition.

           As of September 30, 1999, we were required to maintain minimum net capital of $100,000 and had total net capital of approximately $783,483, or approximately $683,483 in excess of the minimum amount required. If we provide clearing activities and maintain our own customer accounts after our current clearing agreement ends, our minimum regulatory net capital requirements will increase significantly. As a self-clearing firm, we would have to pay for a portion of the securities purchased by our customers, to the extent the purchases are made on margin. As of September 30, 1999, our customers’ total margin debits at U.S. Clearing amounted to approximately $55.5 million. We would have direct responsibility for the clearance of customer securities transactions and for the possession and control of customer securities and other assets. We would also have to record on our balance sheet the customer receivables and customer payables to us that are a result of customer margin loans and customer free credit balances, which would significantly increase our total assets and total liabilities. Our minimum regulatory net capital requirements recently increased because of Web Street Securities’ participation as an underwriter in this offering. In addition, if we engage in other underwriting activities, our minimum regulatory net capital requirements may increase significantly.

Online Commerce

           Because of the growth in the online commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. For example, the U.S. Senate is currently considering a bill called the Online Investor Protection Act that would protect investors who use internet brokerages by enabling the SEC to monitor online brokers, strengthen penalties for online fraud and give investors access to quarterly reports of online brokers. Recently, various regulatory and enforcement agencies have been reviewing service and other issues, including systems capacity, customer access, best execution practices and advertising claims, as they relate to the online brokerage industry, including us. For example, the New York Attorney General’s Office recently began an inquiry into the online brokerage industry because of a wave of complaints about system crashes, delayed trades and busy signals. These reviews may result in enforcement actions or new regulations.

           We anticipate that we may be required to comply with record-keeping, data processing and other regulatory requirements as a result of proposed federal legislation or other legislative developments, and we may be subject to additional regulation as the market for online commerce evolves. Federal or state authorities could enact laws, rules or regulations affecting our business or operations. We also may be subject to federal, state, local and foreign money transmitter laws and state, local and foreign sales and use tax laws.

           Due to the increasing popularity of the internet, laws and regulations may be enacted relating to the internet, covering issues such as user privacy, pricing, content, consumer protection and quality of products and services. The Telecommunications Act of 1996 prohibits the transmission over the internet of certain types of information and content. Although certain of these prohibitions have been held unconstitutional, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of the internet and online commerce. In addition, several states have proposed legislation that would limit the uses of personal information gathered over the internet. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of personal information gathered over the internet.

Management

Executive Officers, Key Employees and Directors

           The following table contains certain information with respect to our executive officers, key employees and directors:

Name	Age	Principal Positions
Joseph J. Fox	33	Co-Chairman of the Board and Chief Executive Officer

Avi Fox	35	Co-Chairman of the Board and President

Joseph A. Barr	37	Executive Vice President, Chief Financial Officer and Treasurer

Stuart A. Cohn	47	Executive Vice President, General Counsel and Secretary

William J. Mania	38	Executive Vice President and Chief Technology Officer

D. Jonathan Rosenberg	31	Executive Vice President, Chief Operating Officer and Director

John V. Hackett	33	Senior Vice President of Global Business Development

Robert F. Bernard	38	Director

Fredric J. Graber	56	Director

           Joseph J. Fox has been our chairman of the board since our inception in September 1996, sharing the chairman position with Avi Fox since June 1999, and has been our chief executive officer since June 1999. Joseph Fox was our president from September 1996 to June 1999. From January 1994 to September 1996, Joseph Fox was president of Darwin Financial Group, a Chicago-based private investment banking firm which operated under the name A.F. Joseph & Company.

           Avi Fox has been one of our directors since our inception in September 1996, sharing the chairman of the board position with Joseph Fox since June 1999, and has been our president since June 1999. Avi Fox was our chief executive officer from September 1996 to June 1999. From January 1994 to September 1996, Avi Fox was chief executive officer of Darwin. Avi Fox has been a licensed stockbroker since 1987. He graduated from the University of Illinois, Chicago, in 1986 with a B.A. degree in communications.

           Joseph A. Barr has been our chief financial officer since July 1998 and one of our executive vice presidents and our treasurer since February 1999. From July 1993 to July 1998, Mr. Barr was the director of internal audit and financial planning for Safety-Kleen Corp., an environmental and industrial service company listed on the New York Stock Exchange. Previously, Mr. Barr was an audit and financial consulting manager in the Chicago office of Arthur Andersen LLP, serving publicly-held, multinational clients. He graduated in 1983 from the University of Illinois at Urbana-Champaign with a B.S. degree in accountancy. Mr. Barr is a certified public accountant and is our Series 27 financial and operations principal.

           Stuart A. Cohn has been our general counsel since February 1998 and one of our executive vice presidents since January 1999. From February 1994 to February 1998, Mr. Cohn worked independently at the law offices of Stuart A. Cohn, Ltd., representing us as a private practitioner. From 1991 to 1994, Mr. Cohn was a partner with the Chicago law firm Schoenberg, Fisher & Newman, Ltd. Mr. Cohn graduated from the University of Chicago in 1975 and the University of Chicago Graduate School of Business in 1977. He graduated from the University of Chicago Law School in 1980. Mr. Cohn is a certified public accountant.

           William J. Mania has been our chief technology officer and one of our executive vice presidents since June 1997. From 1993 to 1997, Mr. Mania worked in Chicago as chief systems manager for ABN AMRO Bank, one of the world’s largest banks. From 1990 to 1993, Mr. Mania worked at Hull Trading Company as manager of operations and system administration. Mr. Mania received a B.S. degree in computer science from Michigan Tech University and a master’s degree in computer science from DePaul University.

           D. Jonathan Rosenberg has been one of our directors since August 1999, one of our executive vice presidents since January 1999 and our chief operating officer since March 1999. Mr. Rosenberg served as our director of business development from March 1997 to March 1999. From August 1992 to March 1997, Mr. Rosenberg was a consultant with Tower Analytics and Investigative Research Consulting. Mr. Rosenberg also worked with Legal Econometrics, Inc., conducting statistical research for members of the Major League Baseball Players Association in their contract arbitration hearings. Mr. Rosenberg graduated from DePaul University in 1989 with a B.S. degree in economics.

           John V. Hackett has been our senior vice president of global business development since March 1999. He is responsible for developing new business opportunities, including international alliances and ventures, product and service enhancements and other strategic initiatives. From 1998 to March 1999, Mr. Hackett was vice president of corporate development for Aztec Technology Partners, where he was involved with corporate strategy and finance activities. From 1992 to 1998, Mr. Hackett worked at Motorola/ARDIS as manager of business development, where he was responsible for developing new products and services for wireless networks. From 1987 to 1992, he was a senior consultant with Andersen Consulting, providing technology and strategy services to financial services clients. Mr. Hackett received an M.B.A. from the University of Chicago and B.S. degrees in mathematics and industrial management from Purdue University.

           Robert F. Bernard has been one of our directors since August 1999. Mr. Bernard is the founder of Whittman-Hart, Inc., a computer consulting services company listed on the Nasdaq National Market, and has served as chairman of the board and chief executive officer of Whittman-Hart since its inception in 1984. From 1984 to August 1997, Mr. Bernard also served as Whittman-Hart’s president. He was selected as the KPMG Illinois High Tech Entrepreneur of the Year in 1992 and the Ernst & Young Illinois and Northwest Indiana Service Entrepreneur of the Year in 1998.

           Fredric J. Graber has been one of our directors since August 1999. From 1992 to 1998, Mr. Graber was principal and general partner of Baker Nye Greenblat, an investment management partnership with capital in excess of $1 billion, where his responsibilities included trading, portfolio management and new business development. Mr. Graber was a partner of Lehman Brothers Inc. from 1968 to 1976. He graduated from Princeton University in 1964 with a B.A. degree in psychology.

           Joseph Fox and Avi Fox are brothers. None of the other executive officers or directors is related to any other executive officer.

Classification of Board of Directors

           We have divided our board of directors into three classes with staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire will be elected for three-year terms.

Committees of the Board of Directors

           Our board of directors has established an audit committee and a compensation committee, all the members of which are non-employee directors.

           Our audit committee recommends the independent public accountants to be engaged by us, reviews the plan, scope and results of our annual audit and reviews our internal controls and financial management policies with our independent public accountants. The members of the audit committee are Messrs. Bernard and Graber.

           Our compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our board of directors compensation for our executive officers and other employees. Our compensation committee also administers our stock incentive plans and determines the number of shares covered by, and terms of, options to be granted to executive officers and other employees under these plans. The members of the compensation committee are Messrs. Bernard and Graber.

Compensation of Directors

           We will pay each of our directors who is not one of our employees:

•	an annual fee of $5,000;

•	$1,000 for each board meeting attended; and

•	$1,000 for each board committee meeting attended, but only $500 for a committee meeting held the same day as a board meeting.

           We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings. In addition, our 1999 stock incentive plan will provide for annual option grants to each director who is not an employee. See “Stock Options and Incentive Compensation —1999 Stock Incentive Plan.”

Compensation Committee Interlocks and Insider Participation

           During 1998, all of our executive officer compensation decisions were made by Joseph Fox and Avi Fox, as the board of directors.

           In connection with our formation, as of September 3, 1996, Messrs. Fox, our founding principal stockholders, received an aggregate of 5,773,390 shares of common stock of Web Street Securities in exchange for various services provided to Web Street Securities. These shares converted into an aggregate of 7,216,737 shares of our common stock in March 1998, without reflecting the three-for-two split of our outstanding common stock in July 1999. Giving effect to this stock split, the shares of Web Street Securities common stock held by Messrs. Fox would have converted into a total of 10,825,106 shares of our common stock.

           In January 1997, Web Street Securities issued 3,000,000 shares of its special class B non-voting stock to Darwin Financial Group, Inc. (d/b/a A. F. Joseph & Company) in exchange for assets of Darwin, including assignment of Darwin ’s NASD broker/dealer license. At that time, Messrs. Fox were the principal stockholders, directors and executive officers of Darwin. Since June 1998, Messrs. Fox were the sole stockholders of Darwin. In March 1998, each share of special class B non-voting stock converted into one share of our series C preferred stock.

           In January 1999, we redeemed 2,000,000 shares of our outstanding series C preferred stock for an aggregate redemption price of $400,000. In April 1999, we redeemed all of the 1,000,000 remaining shares of our outstanding series C preferred stock for an aggregate redemption price of $250,000. All the shares were held by Darwin Financial Group, of which Joseph Fox and Avi Fox are the principal stockholders, directors and executive officers.

           Under unsecured promissory notes dated March 16, 1999, we loaned each of Joseph Fox and Avi Fox $110,000 at an annual interest rate of 5%, to be repaid on or before March 16, 2001. As of September 30, 1999, the full principal amount of each of the notes was outstanding.

Executive Compensation

           The following table contains information with respect to all compensation paid by us during 1998 to our chief executive officer and our three other executive officers whose combined salary and bonus exceeded $100,000 for 1998.

Summary Compensation Table

Name and Principal Positions	Annual Compensation		Long Term Compensation
	Salary($)	Bonus($)	Securities Underlying Options(#)
Joseph J. Fox Co-Chairman and Chief Executive Officer	$181,304	$80,000	—

Avi Fox Co-Chairman and President	181,304	80,000	—

Stuart A. Cohn Executive Vice President, General Counsel and Secretary	115,865	20,000	356,250

William J. Mania Executive Vice President and Chief Technology Officer	115,406	15,000	241,875

1998 Option Grants

           The following table contains information regarding our grant of stock options to our chief executive officer and our three other executive officers whose combined salary and bonus exceeded $100,000 for 1998.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Shares Underlying Options Granted(#)		Percentage of Total Options Granted to Employees in Fiscal 1998	Exercise Price($/Sh)	Expiration Date
						5%($)	10%($)
Joseph J. Fox	—		—	—	—	—	—
Avi Fox	—		—	—	—	—	—
Stuart A. Cohn	206,250	(2)	15.22%	$0.05	02/01/03	$779,387	$986,191
	75,000	(3)	5.53	4.00	09/01/08	66,501	283,592
	75,000	(4)	5.53	4.00	09/01/08	66,501	283,592
William J. Mania	76,875	(5)	5.67	0.05	02/01/00	128,264	140,963
	90,000	(6)	6.64	4.00	09/01/08	79,802	340,310
	75,000	(4)	5.53	4.00	09/01/08	66,501	283,592

(1)
Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise. It is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains will be dependent on the future performance of our common stock and the option holder’s continued employment through the vesting periods. The amounts reflected in the table may not be achieved.

(2)
These options became exercisable as to 62,500 shares on February 1, 1998, 18,750 shares on February 15, 1998 and 62,500 shares on February 1, 1999 and become exercisable as to 62,500 shares on February 1, 2000.

(3)	These options become exercisable on July 13, 2000.

(4)	These options become exercisable 18 months after we complete this offering.

(5)	These options became exercisable as to 1,875 shares on February 1, 1998, 37,500 shares on October 1, 1998 and 37,500 shares on July 1, 1999.

(6)	These options become exercisable as to 45,000 shares on April 1, 2000 and 45,000 shares on April 1, 2001.

1998 Option Values

           The following table shows information regarding the unexercised options held by our chief executive officer and our three other executive officers whose combined salary and bonus exceeded $100,000 for 1998 as of December 31, 1998. None of these executive officers exercised any options during 1998.

Name	Number of Shares Underlying Unexercised Options as of December 31, 1998(#)	Value of Unexercised in- the-Money Options as of December 31, 1998($)(1)
	Exercisable/Unexercisable	Exercisable/Unexercisable
Joseph J. Fox	—/—	—/—
Avi Fox	—/—	—/—
Stuart A. Cohn	81,250/275,000	239,688/368,750
William J. Mania	39,375/202,500	116,156/110,625

(1)
The value per option is calculated by subtracting the exercise price of the option from the fair market value of our common stock of $3.00 per share on December 31, 1998, as determined by our board of directors based on the most recent price prior to December 31, 1998 at which we issued our common stock.

Employment Agreements

           Effective October 1999, we entered into employment agreements with Joseph Fox, Avi Fox, Stuart Cohn, Joseph Barr, Jonathan Rosenberg and William Mania. Each of the employment agreements has a three year term which, at the end of each year of the term, is automatically extended by one year, unless we notify the employee in that year that his employment agreement will not be extended.

           Before entering into these employment agreements, the 1999 base salary for Joseph Fox was $250,000, for Avi Fox was $250,000, for Joseph Barr was $175,000, for Stuart Cohn was $175,000, for William Mania was $150,000 and for Jonathan Rosenberg was $150,000. The employment agreements provide for payment of the following initial annual base salaries: $250,000 for Joseph Fox, with a $100,000 guaranteed bonus in the first year paid in quarterly installments of $25,000 each, $250,000 for Avi Fox, with a $100,000 guaranteed bonus in the first year paid in quarterly installments of $25,000 each, $200,000 for Joseph Barr, $200,000 for Stuart Cohn, $175,000 for William Mania and $150,000 for Jonathan Rosenberg. The annual base salaries will be reviewed each year by the compensation committee, but cannot be decreased from the amount in effect in the previous year. The employment agreements also give each employee the right to be eligible for annual bonuses determined by the compensation committee and to participate in our 1999 stock incentive plan and other employee benefit programs. The employment agreements impose on each employee post-termination non-competition, non-solicitation and confidentiality obligations.

           The employment agreements provide for payments and benefits upon termination of employment in addition to those previously accrued. If the employee’s employment terminates due to death or disability, the employee will receive:

•	instead of a bonus for that year, an amount equal to the average annual bonus paid to him in the three previous years, prorated to reflect the part of the year completed before termination; and

•	in case of disability, continued participation in our employee benefit plans until age 65.

           If we terminate the employee’s employment other than for cause, including after a change in control, or if the employee terminates employment for good reason, the employee will receive:

•
a lump sum cash payment equal to (1) the sum of his then-current annual salary plus an amount equal to the average annual bonus paid to him for the three previous years multiplied by (2) 2.5, in the case of each of Messrs. Fox, and 1.25, or 1.75 if there has been a change in control, in the case of each of Messrs. Cohn, Barr, Rosenberg and Mania;

•
instead of a bonus for that year, a cash payment equal to his average annual bonus for the previous three years, which, unless the termination occurs within the period beginning 60 days before a change in control and ending two years after a change in control, will be prorated to reflect the part of the year completed before termination;

•	continued health, medical and life insurance coverage for one year; and

•	if payments under the employment agreement are subject to the golden parachute excise tax, an additional gross-up amount so that his after-tax benefits are the same as if no excise tax had applied.

In this event, we will also use our reasonable best efforts to register the offer and sale of shares of our common stock that Joseph Fox or Avi Fox, as the case may be, beneficially owns.

Stock Options and Incentive Compensation

     Option Agreements

           Before we adopted our 1998 stock option plan in September 1998, we issued individual option agreements to various employees. Under these individual option agreements, we currently have outstanding options to purchase 681,995 shares of common stock. Our board of directors selected the grantees, determined the number of option grants and determined the terms and condition of the options.

     1998 Stock Option Plan

           In September 1998, we adopted our 1998 stock option plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of our business. This plan provided for the granting of incentive and non-qualified stock options to employees, consultants and non-employee directors. Our board of directors selected the participants, determined the number of option grants and determined the terms and conditions of the options. The term of each option issued was for no more than 10 years from the date it was issued.

           We currently have outstanding options to purchase 1,340,375 shares of common stock under our 1998 stock option plan. We will not make any additional awards under this plan.

     1999 Stock Incentive Plan

           In August 1999, we adopted our 1999 stock incentive plan. Our officers, employees, directors and consultants are eligible to participate in this plan. The purpose of this plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interests of participants with those of our other stockholders through compensation that is directly linked to the profitability of our business and increases in stockholder value. We initially made available for issuance under the plan 2,097,652 shares of our common stock, equal to 10% of our outstanding shares at the August 26, 1999 effective date of the plan. Subsequent to that date, the maximum number of shares available for delivery under the plan increases by 10% of any increase in our outstanding shares of common stock. Our compensation committee will administer the 1999 stock incentive plan. This plan provides our compensation committee with broad discretion to select the officers, employees and consultants to whom awards may be granted, as well as the type, size and terms and conditions of each award. The 1999 stock incentive plan will permit grants of the following types of awards:

•	non-qualified and incentive stock options;

•	stock appreciation rights; and

•	other stock-based awards.

Options granted will provide for the purchase of common stock at prices determined by our compensation committee.

           The 1999 stock incentive plan provides for the automatic grant of (1) an option to purchase 20,000 shares of common stock to each non-employee director when the director joins our board and (2) an option to purchase 5,000 shares of common stock on the date of each later annual stockholders meeting to each person who continues to serve as a non-employee director on that date, except in the year that the non-employee director joins our board of directors. Options granted to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant. Options granted to non-employee directors upon joining the board will become exercisable in four equal installments: on the date of grant and each of the first three anniversaries after that date, as long as the director continues to serve on our board. Half of the options granted to non-employee directors at each annual meeting will become exercisable on the date of grant and the other half will become exercisable on the first anniversary of that date, as long as the director continues to serve on our board. Stock options granted to non-employee directors will expire ten years after their date of grant.

           We currently have outstanding options to purchase 40,000 shares of common stock under our 1999 stock incentive plan.

    1999 Employee Stock Purchase Plan

           In August 1999, we adopted our 1999 employee stock purchase plan under which a total of 1,000,000 shares of common stock are available for sale to our employees. Our compensation committee will administer the stock purchase plan, which is intended to be a noncompensatory plan. The stock purchase plan permits our eligible employees to purchase common stock through payroll deductions.

           The stock purchase plan operates on a calendar year basis. The stock purchase plan will be implemented in a series of consecutive offering periods, each approximately three months long. Each participant will be granted an option to purchase our common stock on the first day of the three-month period, and the option will be automatically exercised on the last day of each offering period. The purchase price of each share of common stock under the stock purchase plan will equal 85% of the lesser of (1) the fair market value of our common stock on the first date of the offering period or (2) the fair market value on the date of purchase. Payroll deductions may not exceed $25,000 for any employee in any offering period. No more than that number of shares which is equal to $25,000 divided by 85% of the fair market value of our common stock on the first date of the offering period may be issued to any participant in any offering period.

            No person can purchase common stock under the stock purchase plan if that person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of our capital stock.

Limitation of Liability and Indemnification Matters

           Our amended and restated certificate of incorporation contains provisions which eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws and state and federal environmental laws.

           Our certificate of incorporation also contains provisions which require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would by law be discretionary. However, we are not obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have directors ’ and officers’ liability insurance and have entered into indemnity agreements with each of our directors providing for the indemnification described above.

Certain Transactions

           In January 1998, we sold 222,223 shares of our common stock to Rodney R. Schoemann, Sr. for $1,000,000. In February 1998, we sold 555,556 shares of our common stock to Mr. Schoemann for $2,500,000. In connection with these transactions, we granted certain demand registration and other rights with respect to the shares of common stock purchased by Mr. Schoemann. In February 1998, we granted Mr. Schoemann warrants to purchase 375,000 shares of common stock at an exercise price of $4.00 per share. In addition, in March 1999, in consideration for helping us raise capital in December 1998 and January 1999, we granted Mr. Schoemann warrants to purchase 272,888 shares of our common stock at an exercise price of $3.00 per share and warrants to purchase 281,905 shares of our common stock at an exercise price of $4.00 per share. As of October 31, 1999, Mr. Schoemann beneficially owned 1,903,668 shares, or 8.9%, of our common stock.

           In March 1999, we entered into an agreement with Mr. Schoemann under which Mr. Schoemann and four Schoemann family trusts over which he has no voting or investment control:

•	relinquished all demand registration rights;

•	waived all rights to require us to repurchase shares of our common stock from Mr. Schoemann or the family trusts;

•
may sell up to an aggregate of 290,000 shares of common stock in this offering and agreed not to sell publicly or dispose of any shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part; and

•	may participate as selling stockholders in a public offering of our common stock after this offering.

We also agreed to:

•	reduce the exercise price of the warrants granted to Mr. Schoemann in February 1998 from $6.00 per share to $4.00 per share;

•	increase the number of shares of our common stock issuable upon exercise of the warrants granted to the family trusts in August 1998 from 120,000 shares to 166,667 shares;

•	reduce the exercise price of the warrants granted to the family trusts in August 1998 from $4.17 per share to $4.00 per share; and

•
pay all reasonable costs and expenses, excluding underwriting discount, associated with the sale of common stock by Mr. Schoemann and the family trusts in this offering and in the subsequent offering, if any.-

           Mr. Schoemann has agreed that the inclusion of 350,000 of his shares in the shares subject to the underwriters ’ over-allotment option, and performance of related agreements by us and the underwriters, satisfy our obligations with respect to Mr. Schoemann’s right to sell shares in this offering.

           See also “Management—Compensation Committee Interlocks and Insider Participation” for a description of transactions between us and Joseph Fox and Avi Fox.

Principal and Selling Stockholders

           The following table contains information regarding the beneficial ownership of our common stock as of October 31, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

•	each person or group of affiliated persons known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our chief executive officer and our three other executive officers whose combined salary and bonus exceeded $100,000 for 1998;

•	each of the selling stockholders; and

•	all of our directors and executive officers as a group.

           Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person and the percentage ownership of that person include shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 1999. Unless otherwise indicated, the address of each person who beneficially owns 5% or more of the outstanding shares of our common stock is c/o Web Street, Inc., 510 Lake Cook Road, Deerfield, Illinois 60015.

Name	Shares Beneficially Owned		Percent of Total
	Number		Before the Offering	After the Offering
Avi Fox	5,228,410		24.5%	21.0%
Joseph J. Fox	5,228,410		24.5	21.0
D. Jonathan Rosenberg	431,250	(1)	2.0	1.7
Stuart A. Cohn	181,251	(2)	*	*
William J. Mania	76,875	(3)	*	*
Fredric J. Graber	12,500	(4)	*	*
Robert F. Bernard	5,000	(5)	*	*
Rodney R. Schoemann	1,903,668	(6)(7)	8.9	7.6	(6)
Ambrosio & Sirois Venture Partners, LLC	1,959,583	(8)	9.2	7.9
William and Edith Shutt, as joint tenants	468,750	(9)	2.2	1.9	(9)
All directors and executive officers as a group (8 persons)	11,238,696	(10)	51.6	44.3

*	Less than 1%.
(1)
Includes 150,000 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999 and 93,750 shares of common stock held by Mr. Rosenberg’s spouse.

(2)	Includes 143,751 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.
(3)	Consists of shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.
(4)	Includes 5,000 shares of common stock issuable upon exercise of options that are currently exercisable.
(5)	Consists of shares of common stock issuable upon exercise of options that are currently exercisable.
(6)
If the underwriters exercise their over-allotment option in full, Mr. Schoemann will sell 350,000 shares in this offering and, after this offering, will beneficially own 1,553,668 shares, or 6.2% of our outstanding common stock.-

(7)
Includes 7,500 shares of common stock held by a foundation. Mr. Schoemann has investment and voting control over the shares of common stock held by the foundation. Mr. Schoemann’s address is 3904 Wheat Drive, Metairie, Louisiana 70002.

(8)
Consists of 1,333,333 shares of common stock held by a limited partnership and 626,250 shares of common stock held by another limited partnership. Ambrosio & Sirois Venture Partners, LLC is the general partner of each of these limited partnerships and in such capacity has investment and voting control over the shares of common stock held by each of these limited partnerships. The address of Ambrosio & Sirois Venture Partners, LLC is 300 Broadway, Suite 201, Lorain, Ohio 44052.

(9)
If the underwriters exercise their over-allotment option in full, Mr. and Mrs. Schutt will sell 120,000 shares in this offering and, after this offering, will beneficially own 348,750 shares, or 1.4% of our outstanding common stock.

(10)	Includes 455,625 shares of common stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of October 31, 1999.

Description of Capital Stock

General

           The following summary describes the material terms of our capital stock. It summarizes material provisions of our certificate of incorporation and by-laws. We will file these organizational documents as exhibits to the registration statement of which this prospectus is a part.

           Our certificate of incorporation authorizes us to issue 102,000,000 shares of capital stock, of which 100,000,000 shares are designated common stock and 2,000,000 shares are designated preferred stock. We currently have 112,500 shares of series A preferred stock outstanding. Upon consummation of this offering, all of the outstanding shares of series A preferred stock will automatically convert into an aggregate of 450,000 shares of our common stock, and we will have no shares of preferred stock outstanding. Of the 100,000,000 authorized shares of common stock, upon completion of this offering:

•	24,926,521 shares will be issued and outstanding;

•	2,819,501 shares will be reserved for issuance upon exercise of warrants;

•	2,062,370 shares will be reserved for issuance upon exercise of currently outstanding stock options;

•	2,492,652 shares will be reserved for future grants under our 1999 stock incentive plan; and

•	1,000,000 shares will be reserved for issuance under our stock purchase plan.

Common Stock

           Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Joseph Fox and Avi Fox have entered into a shareholders agreement which provides that if one of them dies, the other will have the power to vote the deceased’s shares. Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of common stock are entitled to the dividends and other distributions as may be declared from time to time by our board of directors from legally available funds. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of common stock outstanding at that time are entitled to receive pro rata all of our assets. All shares of common stock currently outstanding are, and all shares of common stock offered by us in this offering, when duly issued and paid for, will be, fully paid and nonassessable.

Preferred Stock

           Because there will be no shares of preferred stock outstanding when we complete this offering, the following information does not pertain to our currently outstanding preferred stock, but rather the preferred stock that we may issue in the future under our certificate of incorporation. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

           Our board of directors, without stockholder approval, can also issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Our issuance of preferred stock may delay, defer or prevent a change in our control. We have no present intention to issue shares of preferred stock.

Warrants

           We currently have outstanding warrants to purchase a total of 2,819,501 shares of common stock at a weighted average exercise price of $11.21 per share. Of the warrants:

•	warrants to purchase 47,000 shares may not be exercised until one year from the completion of this offering and expire six years after we complete this offering;

•	warrants to purchase 904,630 shares may not be exercised until 15 months from the completion of this offering and expire five years after we complete this offering;

•	warrants to purchase 292,871 shares may not be exercised until one year from the completion of this offering and expire two years after we complete this offering;

•	warrants to purchase 375,000 shares may be currently exercised and expire two years after we complete this offering; and

•
warrants to purchase 1,200,000 shares were issued in connection with the alliance we entered into with Sun Hung Kai, of which (1) 100,000 may not be exercised until 180 days after the closing of this offering, (2) 100,000 may not be exercised until 360 days after the closing of this offering and (3) 1,000,000 may not be exercised until at least 360 days after performance milestones related to the alliance have been achieved. These warrants expire in October 2004.

Delaware Anti-Takeover Law

           We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

•
before the date on which the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

•
the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

•
the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation which is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

           An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. A business combination includes, without limitation, mergers, consolidations, stock sale, asset sale or other transactions resulting in a financial benefit to the interested stockholder.

Anti-Takeover Effects of Certain Charter and By-Law Provisions

           Our certificate of incorporation and by-laws contain a number of provisions relating to corporate governance and to the rights of stockholders. These provisions include:

•	a requirement that stockholder action be taken only at stockholder meetings and not by written consent;

•	notice requirements relating to nominations to our board of directors and to the raising of business matters at stockholder meetings;

•	a requirement that special meetings of stockholders only be called by our chairman, president, or chief executive officer or a majority of our board of directors; and

•	the classification of our board of directors into three classes, with directors serving for staggered three-year terms.

These provisions may be deemed to have a potential “anti-takeover” effect in that they may delay, defer or prevent a change of our control.

Transfer Agent and Registrar

           The transfer agent and registrar for our common stock is LaSalle Bank N.A.

Shares Eligible for Future Sale

           When we complete this offering, we will have a total of 24,926,521 shares of common stock outstanding. The 3,500,000 shares sold in this offering will be freely tradable, unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining 21,426,521 shares will be restricted, which means they were originally sold in offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

           In addition, upon consummation of this offering, (1) warrants to purchase 2,819,501 shares of common stock will be issued and outstanding, of which warrants to purchase 375,000 shares of common stock will be exercisable, and (2) options to purchase 2,062,370 shares of common stock will be issued and outstanding, of which options to purchase 668,869 shares of common stock will be exercisable. See “ Management—Stock Options and Incentive Compensation ” and “ Description of Capital Stock—Warrants. ”

Lock-Up Agreements

           Our directors and executive officers, the selling stockholders and other holders of our common stock and options to purchase our common stock have agreed with the underwriters that, for a period ending 180 days, or in some cases 270 days, from the date of this prospectus, they will not, without the prior written consent of Fahnestock & Co. Inc. and subject to limited exceptions, directly or indirectly publicly offer, sell, transfer or dispose of any shares of our common stock, or any securities convertible into or exercisable for shares our common stock. Fahnestock will release these individuals from their lock-up agreements if Fahnestock, in its sole judgment, deems a release is warranted. For example, individuals may be released from their lock-up agreements in response to particular unexpected needs of the individuals or in response to market conditions, such as a need to improve liquidity of the public float. The persons subject to these lock-up agreements hold a total of 21,280,477 shares of our common stock, of which 20,775,480 shares are subject to the lock-up restrictions, and options to purchase a total of 953,714 shares of our common stock, all of which are subject to the lock-up restrictions. As a result of these contractual restrictions, the shares subject to these lock-up agreements cannot be sold publicly until the agreements expire or unless prior written consent is received from Fahnestock even if they are earlier eligible for sale under Rule 144 or 144(k) of the Securities Act discussed below. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us. See “Underwriting. ”

           Taking into account the lock-up provisions and the status of the shares under Rules 144 and 144(k) under the Securities Act, 523,747 restricted shares will be eligible for sale on the date of this prospectus, 20,076,583 restricted shares will become eligible for sale 180 days after the date of this prospectus, 581,250 restricted shares will become eligible for sale 270 days after the date of this prospectus, and 244,941 restricted shares will become eligible for sale in August 2000, subject in some cases to volume and manner of sale limitations discussed below.

Rule 144

           In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed our affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before the filing of a notice on Form 144 with respect to such sale.

           Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the seller and other factors.

Rule 144(k)

           Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days before a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell these shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, subject to the lock-up agreements, our stockholders may sell 144(k) shares after we complete this offering.

Registration Rights

           Under an agreement dated March 24, 1999 among us, Mr. Schoemann and four Schoemann family trusts, we agreed that if we undertake any underwritten offering of our common stock after this offering, Mr. Schoemann and the family trusts will be entitled to include in the offering that number of shares of common stock which represents the same percentage of the total number of shares to be sold in the subsequent offering by selling stockholders as is the percentage of outstanding shares of common stock then owned by Mr. Schoemann and the family trusts in the aggregate.

           We agreed to register in this offering 50% of the 312,400 shares purchased under subscription agreements we entered into in late 1996 and early 1997. Of the stockholders who purchased securities under these agreements, only William and Edith Shutts have exercised their right to participate as a selling stockholder in this offering. Under the lock-up agreements, all other holders of these shares have waived their right to participate in this offering. In addition, under subscription agreements we entered into in late 1998 and 1999, we agreed to register, upon request of the holders, the 1,557,334 shares purchased under those agreements in any public offering of common stock we undertake after this offering.

           Under the employment agreements we entered into with Joseph Fox and Avi Fox, we agreed that if we terminate either of them for cause or if either of them terminates employment for good reason, we will use our reasonable best efforts to register the offer and sale of shares of our common stock that the terminated employee beneficially owns.

           Any shares registered and sold in this offering or a subsequent offering would be freely tradeable without restriction under the Securities Act by the purchasers of the shares, other than our affiliates.

Registration Statements on Form S-8

           After we complete this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register:

•	1,977,752 shares of common stock issuable upon exercise of outstanding options granted under our 1998 stock option plan and individual option agreements;

•	the 2,492,652 shares of common stock reserved for future grants under our 1999 stock incentive plan; and

•	the up to 1,000,000 shares of common stock that we intend to offer for sale to our employees pursuant to our stock purchase plan.

           We expect these registration statements to become effective upon filing with the SEC. Shares covered by these registration statements will be freely tradeable, subject to vesting provisions and, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement. The shares will also be subject to expiration of the underwriters’ lock-up agreements discussed above.

Underwriting

           Subject to the terms and conditions set forth in an underwriting agreement among us, the underwriters, and the selling stockholders, each of the underwriters named below, for whom Fahnestock & Co. Inc., Pacific Crest Securities Inc. and Web Street Securities, Inc. are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Fahnestock & Co. Inc.
Pacific Crest Securities Inc.
Web Street Securities, Inc.

Total	3,500,000

           The underwriting agreement provides that the obligations of the underwriters are subject to conditions. The underwriters are committed to purchase and pay for all the above shares of common stock, if any are purchased.

           Public Offering Price and Dealers Concession. The underwriters propose to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of       per share. The underwriters may allow, and these dealers may reallow, concessions not in excess of       per share on sales to certain other dealers. After commencement of this offering, the underwriters may change the offering price, concessions and other selling terms. No change will alter the amount of proceeds to be received by us as described on the cover page of this prospectus.

           Over-Allotment Option. We and the selling stockholders have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up to 525,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, as described on the cover page of this prospectus. Of these shares, up to 470,000 would be sold by the selling stockholders and 55,000 would be sold by us. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to several conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments, as indicated in the preceding table, and the selling stockholders and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

           Underwriting Compensation. Underwriting compensation will consist of the underwriting discount and reimbursement of expenses described below. The underwriting discount consists of the difference between the amount paid by the underwriters to purchase the shares of common stock from us and the offering price of the shares to the public. The underwriting discount is expected to represent approximately 7.0% of the public offering price per share of common stock. The following table summarizes the underwriting discount:

	Per Share	Total
		Without Exercise of the Over-Allotment Option	With Exercise of the Over-Allotment Option
Underwriting discount	$	$	$

Fahnestock will receive a nonaccountable expense allowance equal to 0.5% of the aggregate underwritten offering price.

            Offering Expenses. We estimate that the offering expenses, excluding Fahnestock’s nonaccountable expense allowance, payable by us will be $1,100,000.

           Prospectus in Electronic Format. Web Street Securities is making an electronic version of this prospectus available on a special web site located at http://www.webstreetoffering.com. Other than the information contained at that site, none of the information contained on web sites maintained by us or any of our subsidiaries is a part of this prospectus or the registration statement of which this prospectus forms a part. Accordingly, you should not rely upon this information in making a decision whether to buy our common stock. Web Street Securities will offer and sell all our shares of common stock allocated to it in this offering through the internet to account holders of ours who are U.S. residents or nationals and who meet eligibility criteria established by Web Street Securities. We will not distribute the prospectus outside of the United States. Eligibility will be based on an account holder’s investment objectives, financial background and lack of affiliation with us or with a brokerage or banking institution.

           Directed Share Program. The underwriters have reserved for sale, at the initial public offering price, 100,000 shares of common stock for some of our directors, officers, employees, friends and family who have expressed an interest in purchasing shares of common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares offered in this offering.

           Indemnification of Underwriters. In the underwriting agreement, we and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

           Discretionary Accounts. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

           NASD Matters. The provisions of Rule 2720 of the NASD’s Conduct Rules apply to this offering because Web Street Securities, a representative of the underwriters of this offering, is our affiliate. When an NASD member participates in the underwriting of an affiliate’s securities, the NASD’ s Conduct Rules provide that the public offering price per share can be no higher than that recommended by a qualified independent underwriter meeting specified standards. In accordance with this requirement, Fahnestock has assumed the responsibilities of acting as a qualified independent underwriter and has recommended a public offering price for shares of our common stock in compliance with the requirements of Rule 2720 of the NASD’s Conduct Rules. Both in its role as a lead manager of this offering and in its role as a qualified independent underwriter, Fahnestock has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Fahnestock will not receive any additional compensation in connection with acting as a qualified independent underwriter with respect to this offering. We and the selling stockholders have agreed to indemnify Fahnestock against certain liabilities it may incur in connection with its responsibilities as a qualified independent underwriter, or to contribute to payments Fahnestock may be required to make in connection with those liabilities.

           Determination of Offering Price. There was no market for our common stock before this offering. Accordingly, the initial public offering price for the common stock will be determined by negotiation between us and Fahnestock. Among the factors to be considered in these negotiations will be:

•	the preliminary demand for our common stock;

•	the results of our operations in recent periods;

•	our financial condition;

•	estimates of our future prospects and of the prospects for the industry in which we compete;

•	an assessment of our management;

•	the present state of our business operations and development;

•	the general state of the securities markets at the time of this offering; and

•	the prices of similar securities of companies considered comparable to us.

           Our common stock has been approved for quotation on the Nasdaq National Market under the symbol WEBS. An active or orderly trading market may not develop for our common stock, and if a market does develop, our common stock may not trade at or above the initial public offering price.

           Stabilization and Other Transactions. In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Persons participating in this offering may also engage in passive market-making transactions in our common stock on the Nasdaq National Market. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. We make no representation as to the magnitude or effect of these stabilization transactions. Persons participating in this offering may effect these transactions on the Nasdaq National Market or otherwise and may discontinue these transactions at any time.

Legal Matters

           Katten Muchin & Zavis, Chicago, Illinois, will pass upon the validity of the common stock for us. Cravath, Swaine & Moore, New York, New York, represented the underwriters in connection with this offering.

Experts

           The consolidated financial statements as of December 31, 1997 and 1998 and for each of the two years ended December 31, 1998 and for the period from September 3, 1996 to December 31, 1996 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

           We changed accounting firms from Grant Thornton LLP to Arthur Andersen LLP, effective September 8, 1998, primarily in contemplation of an initial public offering. Our board of directors approved this decision. Grant Thornton did not (1) issue any adverse opinion, (2) make any disclaimer of its opinion or (3) qualify or modify its opinion as to uncertainty, audit scope or accounting principles in its report for the year ended December 31, 1997. We had no disagreements with Grant Thornton about accounting principles or practices, financial statement disclosure or auditing scope or procedure. Grant Thornton has not audited or otherwise expressed an opinion on any of the financial statements included in this registration statement.

Where You Can Find More Information

           We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, after we complete this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

           This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and its exhibits and schedule. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

           You may read and copy our registration statement and its exhibits and schedule at the following SEC public reference rooms:

450 Fifth Street, N.W. Judiciary Plaza Room 1024 Washington, D.C. 20549	Seven World Trade Center Suite 1300 New York, NY 10048	Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661

           You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC’s web site, located at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

Report of Independent Public Accountants

To the Board of Directors of
Web Street, Inc:

           We have audited the accompanying consolidated balance sheets of Web Street, Inc. (a Delaware Corporation) and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended December 31, 1998 and 1997, and for the period from September 3, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Street, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years ended December 31, 1998 and 1997, and for the period from September 3, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

           The consolidated financial statements of Web Street, Inc. and Subsidiary as of September 30, 1999 and 1998 were not audited by us and, accordingly, we do not express an opinion on them.

/S / ARTHUR ANDERSEN LLP

Chicago, Illinois
June 4, 1999 (except with respect to the matters discussed in Note 13, as to which the date is October 11, 1999)

Web Street, Inc. and Subsidiary

Consolidated Balance Sheets

	As of December 31,		As of September 30, 1999
	1997	1998
			(unaudited)
ASSETS
Cash and cash equivalents	$1,272,041	$ 1,579,639	$ 1,731,195
Receivable from clearing broker	—	1,008,716	1,105,331
Other receivables	—	687,861	160,435
Property and equipment, net	186,628	886,223	3,255,822
Prepaids and other assets	55,000	333,185	1,401,058

Total assets	$1,513,669	$ 4,495,624	$ 7,653,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$ 301,566	$ 1,823,400	$ 1,847,791
Accrued compensation and benefits	16,800	433,950	565,224
Other accrued expenses	94,000	936,785	640,608
Deferred rent	—	150,378	147,156

Total liabilities	$ 412,366	$ 3,344,513	$ 3,200,779
Commitments and contingencies (note 6)
Redeemable common stock	277,500	624,375	—
Stockholders ’ equity:
Preferred stock —Series A ($.01 par value; 500,000 shares authorized; 112,500 issued and outstanding as of December 31, 1997 and 1998 and September 30, 1999, respectively)	1,125	1,125	1,125
Preferred stock —Series C ($.01 par value; 5,000,000 shares authorized; 3,000,000, 3,000,000 and 0 issued and outstanding as of December 31, 1997 and 1998 and September 30, 1999, respectively)	30,000	30,000	—
Preferred stock —($.01 par value; 6,000,000 shares authorized; 0 issued and outstanding as of December 31, 1997 and 1998 and September 30, 1999, respectively)	—	—	—
Common stock —($.01 par value; 100,000,000 shares authorized; 15,152,723, 18,956,273 and 20,976,521 issued and outstanding as of December 31, 1997 and 1998 and September 30, 1999, respectively)	151,527	189,563	209,765
Receivable from related party	—	(190,000)	—
Additional paid-in capital	4,323,624	16,343,846	24,082,282
Accumulated deficit	(3,682,473)	(15,847,798)	(19,840,110)

Total stockholders’ equity	$ 823,803	$ 526,736	$ 4,453,062

Total liabilities and stockholders’ equity	$1,513,669	$ 4,495,624	$ 7,653,841

See notes to consolidated financial statements.
Web Street, Inc. and Subsidiary

Consolidated Statements of Operations

	Period from inception (September 3, 1996) to December 31, 1996	Years Ended December 31,		Nine Months Ended September 30,
		1997	1998	1998	1999
				(unaudited)
Revenues
Transaction revenue	$ —	$ 290,699	$ 7,350,246	$4,078,081	$15,940,733
Subscription service revenue	—	38,616	377,775	178,152	745,903
Interest income	—	—	162,912	110,280	476,589

Total revenues	—	329,315	7,890,933	4,366,513	17,163,225
Cost of services
Clearance and execution	—	143,603	2,794,584	1,411,252	7,178,833
Employee compensation and benefits	—	226,641	1,375,203	822,816	1,897,495
Communication and data processing	—	127,886	946,150	485,719	1,037,800

Total cost of services	—	498,130	5,115,937	2,719,787	10,114,128
Operating expenses
Marketing and advertising	—	1,388,916	8,151,578	4,524,576	5,533,538
Technology development	—	429,769	1,559,306	1,222,203	1,401,179
General and administrative	115,792	1,279,181	4,882,562	3,044,585	4,106,692

Total operating expenses	115,792	3,097,866	14,593,446	8,791,364	11,041,409

Net loss	$ (115,792)	$(3,266,681)	$(11,818,450)	$(7,144,638)	$ (3,992,312)

Basic and diluted net loss per common share	$ (0.01)	$ (0.25)	$ (0.71)	$ (0.43)	$ (0.19)

Weighted average common shares used in computation of basic and diluted net loss per common share:	12,308,862	12,872,442	16,740,600	16,569,700	20,550,308

See notes to consolidated financial statements.

Web Street, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Series A Preferred Stock	Series C Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Receivable From Related Party	Total Stockholders’ Equity
Issuance of 12,362,606 shares of common stock at inception	$123,626	$ —	$ —	$ (123,626)	$ —	$ —	$ —
Issuance of 53,250 shares of common stock	532	—	—	68,449	—	—	68,981
Additional capital contributions	—	—	—	50,231	—	—	50,231
Net loss and comprehensive loss from inception to December 31, 1996	—	—	—	—	(115,792)	—	(115,792)

Stockholders’ equity, December 31, 1996	$124,158	$ —	$ —	$ (4,946)	$ (115,792)	$ —	$ 3,420

Acquisition of Darwin Financial Group’s net assets in exchange for 3,000,000 shares of Series C preferred stock	—	—	30,000	(7,346)	—	—	22,654
Issuance of 2,736,867 shares of common stock	27,369	—	—	3,604,502	—	—	3,631,871
Issuance of 112,500 shares of Series A preferred stock	—	1,125	—	298,875	—	—	300,000
Additional capital contributions	—	—	—	69,150	—	—	69,150
Compensation associated with stock options	—	—	—	63,389	—	—	63,389
Deemed dividend to reflect discount from fair value for issuance of Series A preferred stock with conversion terms	—	—	—	300,000	(300,000)	—	—
Net loss and comprehensive loss	—	—	—	—	(3,266,681)	—	(3,266,681)

Stockholders’ equity, December 31, 1997	$151,527	$1,125	$30,000	$ 4,323,624	$ (3,682,473)	$ —	$ 823,803

Issuance of 14,850 shares of common stock as compensation	149	—	—	48,751	—	—	48,900
Issuance of 3,785,325 shares of common stock	37,853	—	—	10,747,098	—	—	10,784,951
Exercise of 3,375 common stock options	34	—	—	191	—	—	225
Receivable from related party	—	—	—	—	—	(190,000)	(190,000)
Accretion on redeemable common stock	—	—	—	—	(346,875)	—	(346,875)
Compensation associated with stock options	—	—	—	1,224,182	—	—	1,224,182
Net loss and comprehensive loss	—	—	—	—	(11,818,450)	—	(11,818,450)

Stockholders’ equity, December 31, 1998	$189,563	$1,125	$30,000	$16,343,846	$(15,847,798)	$(190,000)	$ 526,736

Repurchase and retirement of 3,000,000 shares of Series C preferred stock	—	—	(30,000)	(620,000)	—	190,000	(460,000)
Issuance of 1,797,460 shares of common stock	17,975	—	—	7,509,058	—	—	7,527,033
Elimination of common stock put rights	2,081	—	—	622,294	—	—	624,375
Compensation associated with stock options and issuance of common stock	—	—	—	226,430	—	—	226,430
Exercise of 14,663 common stock options	146	—	—	654	—	—	800
Net loss and comprehensive loss	—	—	—	—	(3,992,312)	—	(3,992,312)

Stockholders’ equity, September 30, 1999 (unaudited)	$209,765	$1,125	$ —	$24,082,282	$(19,840,110)	$ —	$4,453,062

See notes to consolidated financial statements.
Web Street, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Period from inception (September 3, 1996) to December 31, 1996	Years Ended December 31,		Nine Months Ended September 30,
		1997	1998	1998	1999
				(unaudited)
Cash flows from operating activities:
Net loss	$(115,792)	$(3,266,681)	$(11,818,450)	$(7,144,639)	$(3,992,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	81,477	347,647	130,095	543,430
Compensation expense—stock and stock option issuances	—	63,389	1,273,082	1,152,584	226,430
Deferred rent amortization	—	—	150,378	151,452	(3,222)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets
Receivable from clearing broker	—	—	(1,008,716)	(353,185)	(184,485)
Other receivables	—	(5,000)	(872,719)	(157,150)	615,297
Prepaids and other assets	—	(50,000)	(101,660)	(124,298)	(1,067,873)
Increase (decrease) in operating liabilities
Accounts payable	—	301,566	1,521,834	164,681	24,391
Accrued compensation and benefits	—	16,800	417,150	(16,800)	131,274
Other accrued expenses	—	94,000	403,495	—	143,113

Net cash used in operating activities	(115,792)	(2,764,449)	(9,687,959)	(6,197,260)	(3,563,957)
Cash flows from investing activities:
Purchases of property, equipment and software	—	(245,451)	(1,038,909)	(741,896)	(2,913,030)

Net cash used in investing activities	—	(245,451)	(1,038,909)	(741,896)	(2,913,030)
Cash flows from financing activities:
Proceeds from issuance of common stock	119,212	3,978,521	11,224,466	5,817,002	7,087,743
Issuance (redemption) of preferred stock	—	300,000	—	—	(650,000)
Payment (to) from related party	—	—	(190,000)	—	190,000
Proceeds from the exercise of stock options	—	—	—	225	800

Net cash provided by financing activities	119,212	4,278,521	11,034,466	5,817,227	6,628,543

Increase (decrease) in cash and cash equivalents	3,420	1,268,621	307,598	(1,121,929)	151,556
Cash and cash equivalents at beginning of period	—	3,420	1,272,041	1,272,041	1,579,639

Cash and cash equivalents at end of period	$ 3,420	$1,272,041	$ 1,579,639	$ 150,112	$1,731,195

Supplemental disclosures of cash flow information
Deemed dividend to reflect discount from fair value for issuance of Series A preferred stock with conversion terms	$ —	$ 300,000	$ —	$ —	$ —
Acquisition of net assets in exchange for 3,000,000 shares of Series C preferred stock	$ —	$ 22,654	$ —	$ —	$ —
Interest paid	$ —	$ —	$ 338	$ —	$ 2,162
Income taxes paid	$ —	$ —	$ —	$ —	$ —

See notes to consolidated financial statements.

Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1—Organization and Basis of Presentation

           Web Street, Inc. (known as Web Street Financial Group, Inc. prior to February 9, 1999 and WebStreet.com Inc. from February 9, 1999 to August 10, 1999 and hereinafter, the “ Company”) was incorporated on December 31, 1997 under the laws of the state of Delaware. The Company conducts business primarily through its wholly owned subsidiary, Web Street Securities, Inc. Web Street Securities was formed as an Illinois corporation on September 3, 1996 and is a registered broker-dealer with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, the Securities Investor Protection Corporation and the Municipal Securities Rule Making Board. Web Street Securities is an introducing broker-dealer that began operations as an online broker in July 1997.

           The Company has grown rapidly since its inception and, although there can be no assurances, management expects this rapid growth to continue. To achieve this growth, the Company has invested in technology development and advertising in order to build its systems, brand name and customer base. As a result of these significant investments, the Company has reported as of December 31, 1998 an accumulated deficit of $15,847,798, including a net loss of $11,818,450 for the year ended December 31, 1998. Further, the Company may continue to incur net losses in 1999 and beyond as the Company makes additional marketing and technology investments and continues to build infrastructure to accommodate the anticipated growth in business. However, the Company believes that it has cash resources sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next twelve months.

           The consolidated financial statements include the accounts of the Company’s subsidiary after elimination of intercompany balances and transactions. Interim financial information included in the accompanying consolidated financial statements and notes are unaudited.

Note 2—Summary of Significant Accounting Policies

    Transaction Revenue

           The Company records commission income and payment for order flow from securities transactions on a trade-date basis, along with any related clearance and execution costs. All the payment for order flow is received under an agreement with the Company’s clearing broker, which expires April 2000. Commission income for the years ended December 31, 1997 and 1998 was $168,728 and $4,135,121, respectively, and the payment for order flow for the years ended December 31, 1997 and 1998 was $121,971 and $3,215,125, respectively.

    Interest Income

           Interest income represents the Company’s share of interest on outstanding customer margin loans made by the Company’s clearing broker and fee income related to the sweep of excess customer funds into money market instruments.

    Depreciation and Amortization

           Depreciation on property and equipment is provided on a straight-line basis using estimated useful service lives of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Through December 31, 1998 the Company capitalized all purchased software and is amortizing it over a period of 3 years. The Company recorded depreciation and amortization expense of $0, $81,477 and $347,647 for the period September 3, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Internally developed software is expensed as incurred and has been included in technology development expense.
Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements— (Continued)

    Advertising Costs

           Advertising costs are expensed as incurred.

    Employee Costs

           Compensation and benefits expense for technology and administrative personnel are included in technology development and general and administrative expense, respectively, in the consolidated statements of operations.

    Fair Value of Financial Instruments

           All financial instruments are short-term and are carried at cost, which approximates fair value.

    Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Income Taxes

           The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes. ” SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    Stock-Based Compensation

           The Company accounts for employee stock-based compensation using the intrinsic value method of accounting prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees. ” The Company provides pro forma disclosures of net income and earnings per share as required under SFAS No. 123, “ Accounting for Stock-Based Compensation.” SFAS No. 123 encourages but does not require companies to record compensation cost for stock-based employee compensation plans based on the fair-value method of accounting.

    Impact of New Accounting Standards

           In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, “ Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 provides guidance on new cost recognition principles. This statement is effective on a prospective basis only for financial statements for fiscal years beginning after December 15, 1998. The Company has adopted
SOP 98-1 effective January 1, 1999, and has commenced capitalizing certain direct costs of developing internal use software, which would otherwise have been expensed under its previous accounting policy. Capitalized costs for the nine-month period ended September 30, 1999 amounted to $415,718.
Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements— (Continued)

    Interim Financial Statements (Unaudited)

           The accompanying consolidated balance sheet as of September 30, 1999 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1999 and 1998 and the consolidated statement of changes in stockholders ’ equity for the nine months ended September 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of interim periods. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1999 or for any future interim period.

    Segment Information

           Currently, the Company does not manage its business by different operating segments.

Note 3—Receivable from Clearing Broker

           Receivable from clearing broker represents the net settlement due to the Company for customer trading activity payable by its clearing broker. The receivable from clearing broker at December 31, 1998 and 1997 consists of the following:

	1997	1998
Rebates receivable payment for order flow	$ —	$ 651,925
Commissions receivable	—	356,791

	$ —	$1,008,716

           The clearing and depository operations for the Company ’s securities transactions are performed by a clearing broker pursuant to a clearing agreement. The clearing agreement required the Company to maintain a minimum deposit of $50,000 with the clearing broker at December 31, 1997. The Company has agreed to increase the amount of this deposit over time to $150,000. The balance was $94,576 at December 31, 1998. These amounts are included in other assets in the consolidated balance sheets.

           The Company has agreed to indemnify its clearing broker for losses that the clearing broker may sustain as a result of the failure of the Company’s customers to satisfy their obligations related to securities purchased or sold through the Company. The Company experienced losses of $0, $111,534, $275,886, and $165,559, for the period September 3, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999 related to the failure of its customers to satisfy their outstanding unsecured margin loan obligations.

Note 4—Other Receivables

           The balance in other receivables at December 31, 1998 includes $674,250 of receivables from common stock subscriptions executed in December 1998 and collected in January 1999.

Note 5—Property and Equipment

           Property and equipment, net at September 30, 1999, December 31, 1998 and 1997 consists of the following:

	1997	1998	September 30, 1999
			(unaudited)
Hardware and equipment	$110,064	$ 783,737	$2,224,666
Furniture and fixtures	72,782	156,287	401,332
Software	85,259	161,243	624,642
Leasehold improvements	—	205,747	944,404
Land	—	—	25,000

Total cost	268,105	1,307,014	4,220,044
Less accumulated depreciation and amortization	(81,477)	(420,791)	(964,222)

Total property and equipment, net	$186,628	$ 886,223	$3,255,822

Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements— (Continued)

Note 6—Commitments

           The Company has obligations under various noncancellable operating leases for office space, computer and other office equipment and automobiles that expire on various dates through April 1, 2003. Rent expense for the period September 3, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $38,385, $145,297 and $526,222, respectively. Future aggregate minimum annual rent payments under leases with an initial term of one year or more are as follows:

1999	$ 881,973
2000	864,500
2001	771,152
2002	566,807
2003	129,054

Total	$3,213,486

Note 7—Litigation

           On October 7, 1998, the Company filed a complaint against Yahoo!, Inc., in the United States District Court for the Northern District of Illinois, seeking $10 million in damages. The Company brought the suit in connection with Yahoo!’s failure to fulfill its obligations under a sponsorship agreement with the Company to properly maintain and run an on-line investment game. The Company is also seeking a declaratory judgment regarding its obligations under a financial services link agreement that it entered into with Yahoo! relating to advertising on Yahoo!’s web site. On November 12, 1998, Yahoo! filed a counterclaim against the Company for alleged breach of the financial services link agreement and the sponsorship agreement, seeking total damages of $1.35 million. The parties are currently in discovery. In the opinion of management and the Company’s outside counsel, the Company has meritorious legal defenses with respect to this action. The Company does not believe that the resolution of the litigation, even if not in its favor, will have a material adverse effect on its business, financial condition or operating results.

           The Company is, from time to time, a party to certain other pending and threatened legal actions arising in the ordinary course of its business. Management does not believe that any such current matters, either individually or in the aggregate, will have a material adverse effect on the Company ’s results of operations or its financial condition.
Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements— (Continued)

Note 8—Income Taxes

           Significant components of the Company’s deferred tax assets and liabilities at December 31, 1997 and 1998 are as follows:

	1997	1998
Deferred tax assets—
Net operating loss carryforwards	$1,203,025	$5,257,739
Compensation expense recorded in connection with stock issuance and options	24,595	492,082
Accrued expenses	44,715	75,698
Depreciation and amortization	13,107	35,856
Other	—	970

Total deferred tax assets	1,285,442	5,862,345
Other	(18,379)	(9,252)

	1,267,063	5,853,093
Valuation allowance	(1,267,063)	(5,853,093)

Net deferred tax assets	$ —	$ —

           Because the Company has incurred net operating losses since its inception, valuation allowances have been provided in amounts equal to the deferred tax asset at December 31, 1997 and 1998. At December 31, 1998, the Company had approximately $13.5 million of net operating loss carryforwards. Of these carryforwards, $3.1 million will begin expiring in 2012. The remaining amounts will begin expiring in 2018.

           A reconciliation of the Company’s effective income tax rate to an amount computed by applying the statutory federal tax rate to the Company’s pretax loss is as follows:

	1996	1997	1998
Tax benefit at federal statutory rate	(34.0%)	(34.0%)	(34.0%)
State income taxes, net of federal tax benefit	(4.8)	(4.8)	(4.8)
Increase in valuation allowance	38.8	38.8	38.7
Other	—	—	0.1

Effective tax rate	—%	—%	—%

Note 9—Stockholders’ Equity

    Preferred Stock

           The Company’s Certificate of Incorporation, as amended, authorizes 500,000 shares of Series A preferred stock, 5,000,000 shares of Series C preferred stock, and 6,000,000 additional shares of preferred stock which may be issued from time to time in one or more series, each having a par value of $.01. This additional preferred stock was authorized without any rights, preferences, specifications or designations. These shares may be issued by the Company’s board of directors without further approval of the stockholders.

    Series A

           The Series A preferred stock carries voting rights of four votes per share, and at all times will have four times the vote of common shares on a per share basis. Dividends are payable only as and when declared, and do not accumulate, on the common stock in a ratio of $4.00 for each Series A preferred share per $1.00 of dividend on each common share. Once declared, dividends on the Series A preferred stock must be paid in full before any dividend on common stock may be declared. The Series A preferred stock is also entitled to a $6.67 per share liquidation preference. Each share of the Series A preferred stock will automatically convert into four shares of common stock upon the completion of a public offering of the common stock of the Company or upon the same conditions described for Series C preferred stock. The Company currently has 112,500 shares of Series A preferred stock issued and outstanding, which were issued during 1997. These shares were issued at a discount from fair market value, based on the prices of recent sales of common stock by the Company to third parties. The difference between the price realized by the Company and the fair market value of $300,000 is reflected as a deemed dividend in the accompanying consolidated statement of changes in stockholders ’ equity.

    Series C

           The Company’s Certificate of Incorporation, as amended, authorizes 5,000,000 shares of Series C preferred stock, $.01 par value, which may be issued by the Company’s board of directors without further approval of the stockholders. The Series C preferred stock has no voting rights. Dividends are payable only as and when declared, and do not accumulate, and dividends may be declared on other classes of stock without being declared on the Series C preferred stock. Each Series C share will convert automatically into one share of common stock: (1) upon the completion of a public offering of the common stock of the Company; (2) upon the sale of all or substantially all of the assets of the Company; or (3) upon the sale(s) of stock constituting in the aggregate more than 50% of the voting stock of the Company. At December 31, 1998 and 1997, 3,000,000 shares of Series C preferred stock were held by Darwin Financial Group, a company substantially owned by two officers of the Company. On January 13, 1999, the Company repurchased and retired 2,000,000 of these shares for consideration of $400,000 and on April 15, 1999 the Company repurchased and retired the balance of 1,000,000 of these shares for consideration of $250,000.

    Common Stock

           The Company’s Certificate of Incorporation, as amended, authorizes 100,000,000 shares of common stock, $.01 par value, which may be issued by the Company’s board of directors without further approval of the Company’s stockholders.

           During 1996, the Company issued 12,362,606 shares of common stock to founders at inception and 53,250 additional shares of common stock for total net proceeds of $68,981, representing an average price per non-founder share of $1.30. During 1997, the Company issued 2,944,992 shares of common stock (208,125 of such shares providing for the right to sell shares back to the Company as discussed below) for total proceeds of $3,909,371, representing an average price per share of $1.33. During 1998, the Company issued 3,788,700 shares of common stock for total net proceeds of $10,785,176. The price per share issued in 1998 ranged from $3.00 to $4.00 and averaged $2.98 per share, exclusive of 3,375 shares issued upon the exercise of options with an exercise price of $0.067 per share.

           During 1997, 208,125 shares of common stock were issued with a right entitling the holder to sell the shares back to the Company at fair market value during a period between 60 and 180 days after a public offering of the Company’s common stock. These shares are shown on the accompanying consolidated balance sheet as redeemable common stock and are recorded at the fair market value at December 31, 1998 and 1997, based on the most recent prices realized by the Company in the sale of common stock to third parties. The increase in fair market value during 1998 is shown as accretion on redeemable common stock in the accompanying consolidated statement of changes in stockholders’ equity. This right was eliminated during March 1999, and as a result, the common stock has been reclassified as permanent equity.

           Of the shares of common stock issued during 1998, 188,304 of these shares provided that, if subsequent private equity financing were to occur at prices below the prices paid for these shares, additional shares would be issued to the holders of these shares to effectively provide for the subsequent pricing. An additional 95,031 shares were issued during 1998 pursuant to these pricing terms. A reclassification from additional paid-in capital to common stock in the amount of par value of these shares was made in connection with the issuance of these additional shares.

           Also during 1998, the Company issued 14,850 shares of common stock to employees and outside consultants for services rendered. The Company recorded compensation and consulting expense, and an increase in paid-in capital, in the amount of $48,900. Compensation expense was computed based on the most recent prices realized by the Company in the sale of common stock to third parties.

Note 1 0—Stock Options and Warrants

    Common Stock Warrants

           In connection with the sale of shares of its common stock, the Company has also issued common stock warrants to purchase its common stock with various terms and conditions. The terms of the warrants are summarized below:

Year issued	Shares issuable under warrants	Exercise period	Exercise price
1996	26,625	From one to two years following a IPO	$3.20 per share

1997	41,250	From one to two years following a IPO	$3.20 per share

1997	225,000	From one to two years following a IPO	Greater of $3.20 or IPO price

1998	428,367	From 15 months to five years following an IPO	$3.00 per share

1998	476,259	From 15 months to five years following an IPO	$4.00 per share

1998	375,000	From February 6, 1998 to two years following an IPO	$4.00 per share

           The total number of shares of common stock issuable under the warrants was 26,625 at December 31, 1996, 292,875 at December 31, 1997 and 1,572,501 at December 31, 1998. The weighted average exercise price of all outstanding warrants at December 31, 1997 and 1998 was $8.42 and $4.36, respectively.

    Common Stock Options

           Before adopting its stock option plan in September 1998, the Company issued individual option agreements to various employees and outside service providers. Under these individual option agreements, the Company had outstanding options to purchase 694,746 shares of its common stock as of December 31, 1998. The Company’s board of directors selected the grantees, determined the number of shares covered by option grants and determined the terms and condition of the options. The weighted average exercise price of $0.054 for options to purchase 667,746 shares, was less than the fair market of the Company’s common stock at the time the options were issued. Compensation expense has been recorded for these options based on the difference between the exercise price and management ’s estimate of the fair market value of the Company’s common stock. This estimate was based on the most recent price per share of common stock sold to third parties at the respective dates of grant. The compensation expense is being recorded over the vesting period of the respective stock options, ranging from immediate vesting to two years. The Company recorded compensation expense of $1,224,182 and $63,389 for the years ended December 31, 1998 and 1997, respectively, related to these options. The remaining options to purchase 27,000 shares issued pursuant to individual option agreements have an exercise price of $4.00, which management believes was not less than the fair market value of the Company’s common stock at the date of grant.

           In September 1998, the Company adopted its stock option plan (“the Plan”) which provides for the granting of incentive stock options, non-qualified stock options and stock purchase rights to employees, consultants and non-employee directors. Operating as the compensation committee, the board of directors selected the participants; determined the number of option grants and determined the terms and conditions of the options. The term of each option issued was for no more than ten years from the date it was issued. The exercise price of the options was not less than the fair market value of the underlying common stock at the time the options were granted. This determination was made by management based on recent sales of the Company’s common stock to third parties. The Plan provides for the issuance of up to 3,000,000 shares of the Company ’s common stock to employees, directors, and consultants. At December 31, 1998, the Company had granted options to purchase 787,500 shares of stock, and reserved 2,212,500 shares for future awards under the Plan. The Company will not issue any more awards under the Plan.
Web Street, Inc. and Subsidiary

Notes to Consolidated Financial Statements— (Continued)

            A summary of the status of the Company’s option plans for the years ended December 31, 1997 and 1998 is presented in the table and narrative below:

	Years Ended December 31,
	1997		1998
	Wtd Avg. Ex Price	Shares	Wtd Avg. Ex Price	Shares
Outstanding at beginning of year	$ —	—	$0.053	97,970
Options Granted	0.053	97,970	2.68	1,364,027
Options Exercised	—	—	0.053	(3,375)
Options Forfeited	—	—	—	—
Options Expired	—	—	—	—
Options Canceled	—	—	—	—

Outstanding at end of year	0.053	97,970	2.08	1,458,622

Exercisable at end of year	$0.053	32,345	$ 0.34	385,995

Weighted average fair value of options granted	$ 1.63		$ 1.51

           The options to purchase 1,458,622 shares of common stock listed as outstanding in the table above at December 31, 1998 have exercise prices ranging between $0.053 and $4.00 and have a weighted average exercise price of $2.51 and a weighted average remaining contractual life of 8 years.

           In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company applied APB Opinion No. 25 and related interpretations in accounting for its stock options, and accordingly does not record compensation costs. Had compensation costs for stock options been determined consistent with SFAS No. 123, the Company’s net loss and loss per share would have been as shown below:

	Years Ended December 31,
	1997	1998
Net Loss: As Reported	$(3,266,681)	$(11,818,450)
As Adjusted	$(3,244,735)	$(11,531,526)
Primary loss per share: As Reported	$ (0.25)	$ (0.71)
As Adjusted	$ (0.25)	$ (0.69)

           The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted-average assumptions used for the option grants in 1998 and 1997: risk-free interest rates of 5.28%; expected dividend yield of 0.00%; expected life of 10.0 years; and expected volatility of 0.00%.

Note 11—Off-Balance Sheet Risk and Concentration of Credit Risk

           In the normal course of business, the Company executes, as agent, transactions on behalf of its customers where the risk of potential loss due to market fluctuations (market risk) or failure of the customers to perform (credit risk) exceeds the amounts reported for the transaction. The Company, along with its clearing broker, continuously monitors its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures. In addition, the Company reviews the credit-worthiness of each customer and/or other counterparty with which it conducts business.

Note 12—Regulatory Requirements

           As a registered broker-dealer, Web Street Securities, Inc. is subject to the Uniform Net Capital Rule, Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, which requires that it maintain minimum net capital, as defined, of 6  2 /3% of aggregate indebtedness or $5,000, whichever is greater, and maintain a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. At December 31, 1998, Web Street Securities had net capital of $161,911, which exceeded the minimum net capital requirements by $33,816 and a ratio of aggregate indebtedness to net capital of 11.9 to 1. At September 30, 1999, Web Street Securities had unaudited net capital of $783,483, which exceeded the minimum net capital requirements by $683,483 and a ratio of aggregate indebtedness to net capital of 1.5 to 1.

           Web Street Securities is exempt from the customer protection rule, Rule 15c3-3 under the Securities Exchange Act of 1934, under paragraph (k)(2)(ii) of that rule because it introduces customers to another broker and does not hold customer funds or securities.

Note 13—Subsequent Events

           In January 1999, the Company issued 1,552,518 shares of its common stock for gross proceeds of $6,094,235 in various private placement transactions with third parties.

           Prepaid and other assets at September 30, 1999 includes approximately $335,000 due from officers of the Company. Of such amount, $220,000 relates to two $110,000 loans made to each of its two principal stockholders in March 1999. The principal bears interest at an annual interest rate of 5% and is due March 16, 2001. Interest is payable quarterly.

           In July 1999, the Company completed a three-for-two stock split effected by the issuance of new shares of common stock as a dividend. All common stock share and Series A preferred stock amounts and earnings per share data included in these financial statements have been restated to reflect the stock split. In addition, the par value of the additional shares associated with this split has been reclassified from additional paid-in capital to Series A preferred stock and common stock. The Company equitably adjusted the number of shares of common stock underlying, and exercise prices of, outstanding options and warrants and the conversion prices of convertible preferred stock.

           In August 1999, the Company issued an additional 244,942 shares of its common stock for gross proceeds of $2,082,000 in various private placement transactions with third parties.

           On August 24, 1999, the Company filed a registration statement on Form S-1 under the Securities Act of 1933 registering the sale of up to $44,275,000 of its common stock in an initial public offering.

           In August 1999, the Company adopted the Web Street, Inc. 1999 Stock Incentive Plan and the Web Street, Inc. 1999 Employee Stock Purchase Plan.

           In September 1999, the Company amended and restated its charter and bylaws to provide for, among other things, 100,000,000 authorized shares of common stock and 2,000,000 authorized shares of preferred stock.

[INSIDE BACK COVER]

[Photograph of the inside of our financial services center in Beverly Hills, California, with a list of countries in which we have customers in the background.]

           WEB STREET’S BEVERLY HILLS FINANCIAL SERVICES CENTER, THE FIRST OF A PLANNED GROUP OF CENTERS IN KEY WORLD FINANCIAL MARKETS, OFFERS FACE-TO-FACE EDUCATION AND INFORMATION ON A GROWING LIST OF FINANCIAL PRODUCTS AND SERVICES. VISITORS TO THIS CENTER MAY ALSO LEARN ABOUT INVESTING IN MARKETS AROUND THE WORLD.

[WEB STREET LOGO]

3,500,000 Shares

Common Stock

PROSPECTUS

           , 1999

           Fahnestock & Co. Inc.

           Pacific Crest Securities Inc.

           Web Street Securities, Inc.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until            , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.
PART II

Information not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

           Set forth below is an estimate of the approximate amount of fees and expenses, other than the underwriting discount, payable by Web Street, Inc. (the “Registrant” ) in connection with the issuance and distribution of its common stock pursuant to the prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.

Approximate Amount
SEC registration fee	$ 13,900
NASD filing fee	6,020
Nasdaq listing fee	95,000
Accountants’ fees and expenses	320,000
Legal fees and expenses	450,000
Transfer agent and registrar fees and expenses	10,000
Printing and engraving expenses	200,000
Miscellaneous expenses	5,080

Total	$1,100,000

           All expenses other than the SEC registration fee, NASD filing fee and Nasdaq listing fee are estimated.

Item 14. Indemnification of Directors and Officers

           The Registrant’s Amended and Restated Certificate of Incorporation will provide that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense or (2) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. Prior to the completion of this offering, the Registrant will enter into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors ’ liability insurance if available on reasonable terms.

           In addition, the Registrant’s Amended and Restated Certificate of Incorporation will provide that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (4) for any transaction from which the director derives an improper personal benefit.

           Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

            The Registrant intends to purchase a directors’ and officers’ liability insurance policy prior to completion of this offering.

           Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Registrant, its directors, certain of its officers and persons who control the Registrant within the meaning of the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

           The following information does not reflect a three-for-two split of the Registrant’s common stock effective as of July 1999 or the conversion of each outstanding share of the Registrant’s preferred stock into four shares of common stock to be effected upon consummation of this offering.

           In December 1996, Web Street Securities, Inc., a wholly-owned subsidiary of the Registrant (“Web Street Securities”), issued 28,400 to five investors, consisting of joint owners and individuals, in exchange for cash in the aggregate amount of $68,981.

           In January 1997, Web Street Securities issued 3,000,000 shares of Special Class B non-voting stock in exchange for certain assets of Darwin Financial Group, Inc. (d/b/a A.F. Joseph & Company).

           In March 1997, Web Street Securities issued 60,000 shares of Series A preferred stock to two investors who were joint owners, in exchange for cash in the aggregate amount of $300,000 and 50,000 shares of common stock and 3,680 shares of Series A preferred stock in Darwin Financial Group, Inc. (d/b/a A.F. Joseph & Company).

           In May 1997, Web Street Securities issued 10,000 shares of common stock to an individual investor for cash in the aggregate amount of $25,000.

           In June 1997, Web Street Securities issued 146,000 shares of common stock to twelve investors who were individuals and joint tenants, in exchange for cash in the aggregate amount of $383,000.

           In July 1997, Web Street Securities issued 20,000 shares of common stock to three investors, consisting of joint tenants and individuals, in exchange for cash in the aggregate amount of $22,500.

           In August 1997, Web Street Securities issued 46,643 shares of common stock to nine investors, consisting of joint owners and individuals, in exchange for cash in the aggregate amount of $116,608.

           In September 1997, Web Street Securities issued 128,000 shares of common stock to ten investors, consisting of individuals and a trust, in exchange for cash in the aggregate amount of $320,000.

           In October 1997, Web Street Securities issued 4,000 shares of common stock to an individual investor in exchange for cash in the amount of $10,000. In this same month, the Registrant issued to four individuals options to purchase 28,593 shares of common stock at an exercise price of $0.053 per share in connection with these individuals helping the Registrant raise capital.

           In November 1997, Web Street Securities issued 65,000 shares of common stock to eight investors, consisting of individuals and joint owners, in exchange for cash in the aggregate amount of $162,500.

           In December 1997, Web Street Securities issued 1,026,612 shares of common stock to three individual investors in exchange for cash in the aggregate amount of $2,603,800.

           In January 1998, Web Street Securities issued 76,000 shares of common stock to nine investors, consisting of joint owners and individuals in exchange for cash in the aggregate amount of $342,000. In this same month, the Registrant issued 222,223 shares of common stock to an individual investor who owns over 5% of our outstanding common stock, in exchange for cash in the aggregate amount of $1,000,000. In February 1998, the Registrant issued 555,556 shares of common stock to this investor for cash in the aggregate amount of $2,500,000.

            In February 1998, the Registrant issued 5,000 shares of common stock at $4.50 per share to an individual investor in exchange for cash in the aggregate amount of $22,500. Also in this month, the Registrant issued to three individuals and a corporation options to purchase 43,125 shares of common stock at an exercise price of $0.053 per share in connection with two of the individuals helping the Registrant raise capital, one of the individuals referring an employee to the Registrant and the corporation providing the Registrant consulting services in Latin America.

           In accordance with an Agreement and Plan of Merger dated March 19, 1998, (1) each share of Web Street Securities common stock converted into 1.25 shares of the Registrant’s common stock; (2) each share of Web Street Securities Series A preferred stock converted into 1.25 shares of our Series A preferred stock; and (3) each share of Web Street Securities Special Class B stock converted into one share of the Registrant ’s Series C preferred stock.

           In April 1998, the Registrant issued to one individual an option to purchase 900 shares of the Registrant ’s common stock at an exercise price of $0.067 per share in connection with this individual helping the Registrant raise capital.

           In May 1998, the Registrant issued 20,000 shares of common stock to an individual investor in exchange for cash in the aggregate amount of $120,000.

           In June 1998, the Registrant issued 155,834.33 shares of common stock to twelve investors, consisting of individuals and joint tenants, in exchange for cash in the aggregate amount of $935,004.

           In July 1998, the Registrant issued to five individuals options to purchase 27,000 shares of the Registrant ’s common stock at an exercise price of $4.00 per share in connection with these individuals helping the Registrant raise capital.

           In August 1998, the Registrant issued 119,583 shares of common stock to six investors, consisting of trusts and a corporation, in exchange for cash in the aggregate amount of $800,000.

           In October 1998, the Registrant issued 58,729.71 shares of common stock to three individual investors in exchange for cash in the aggregate amount of $299,999. In connection with this issuance, the Registrant paid $30,000 to Viridian Capital, which acted as placement agent for the sale of the shares.

           In November 1998, the Registrant issued 19,777 shares of common stock to two individual investors in exchange for cash in the aggregate amount of $89,000. In connection with this issuance, the Registrant paid $3,500 to Viridian Capital, which acted as placement agent with respect to 7,777 of the shares, and $5,400 to J.  Edgar Hicks Capital, which acted as placement agent with respect to 12,000 of the shares.

           In December 1998, the Registrant issued 1,151,686 shares of common stock to eleven investors, consisting of individuals and partnerships, in exchange for cash in the aggregate amount of $5,182,600. In connection with this issuance, the Registrant paid $40,955 to Viridian Capital, which acted as placement agent for 24,444 of the shares and as joint placement agent with Marion Bass Securities Corporation for 110,943 of the shares, $419,970 to Marion Bass Securities Corporation, which acted as placement agent for 888,888 of the shares and as joint placement agent with Viridian Capital for 110,943 of the shares, and $57,335 to J. Edgar Hicks Capital, which acted as placement agent for 127,411 of the shares.

           In December 1998, in connection with the issuance of 90,951 shares of the Registrant’s common stock in October, November and December 1998, the Registrant issued Viridian Capital, placement agent for these shares, warrants to purchase 87,990 of the Registrant’s common stock at an exercise price of $4.50 per share and warrants to purchase 27,687 shares of the Registrant’s common stock at an exercise price of $6.00 per share. Also, the Registrant issued warrants for the purchase of an aggregate of 67,494 shares of common stock at an exercise price of $4.50 per share to four individuals associated with Marion Bass Securities Corporation, who acted as placement agent for 983,332 shares of the Registrant’s common stock in December 1998.

            In January 1999, the Registrant issued 1,027,513.13 shares of common stock to forty investors, consisting of individuals, joint tenants, partnerships and corporations, in exchange for cash in the aggregate amount of $6,094,234.75. In connection with this issuance, the Registrant paid $184,579 to J. Edgar Hicks Capital, which acted as placement agent for 307,632 shares of the Registrant’s common stock. Also, the Registrant paid $45,000 to Viridian Capital and $30,000 to Marion Bass Securities Corporation, which acted jointly as placement agent with respect to 125,000 shares of common stock. In addition, the Registrant paid Marion Bass Securities Corporation $250,500 for acting individually as placement agent for the sale of 417,500 shares of common stock. Finally, the Registrant paid $79,900 to Talisman Inc., which acted as placement agent for 133,167 shares of common stock. Also in this month, the Registrant issued to one individual an option to purchase 3,750 shares of the Registrant’s common stock at an exercise price of $4.00 per share in connection with the individual referring an employee to the Registrant.

           In January and April 1999, the Registrant redeemed all outstanding shares of series C preferred stock.

           In June 1999, the Registrant issued to a joint tenant and two individuals options to purchase a total of 127,500 shares of the Registrant’s common stock at an exercise price per share of the higher of $8.00 and the public offering price in connection with the joint tenant selling land and providing construction management services to the Registrant, and the individual providing general business consulting services to the Registrant.

           In August 1999, the Registrant issued 244,942 shares of common stock to eight investors, consisting of individuals and partnerships, in exchange for cash in the aggregate amount of $2,082,000. In connection with this issuance, the Registrant issued warrants exercisable for 47,000 shares of common stock at an exercise price of $8.50 per share to Talisman Inc., which acted as placement agent for the issuance. Also in this month, the Registrant issued to one individual an option to purchase 75,000 shares of the Registrant’s common stock at an exercise price per share of the higher of $8.50 and the public offering price in connection with providing general business consulting services to the Registrant.

           In October 1999, the Registrant issued Sun Hung Kai Online Limited warrants to purchase 1,200,000 shares of the Registrant’s common stock in connection with an international alliance. Of these warrants, (x) 1,000,000 have an exercise price per share of the lesser of (1) $20.00 and (2) the public offering price plus $8.00 and (y) 200,000 have an exercise price per share of $30.00.

           No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by the Registrant in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of Registrant’s securities to financially sophisticated entities or individuals who represented that they were aware of Registrant’s activities and business and financial condition, and who took these securities for investment purposes and understood the ramifications of their actions. In addition, the substantial majority of the purchasers have represented that they were “accredited investors” as defined in Regulation D. Each purchaser represented that it was acquiring such securities for investment for its own account and not for distribution. All certificates representing the stock issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

1	Form of Underwriting Agreement.

2*	Agreement and Plan of Merger dated March 19, 1998 between Registrant, Web Street
Securities, Inc., an Illinois corporation, and Web Street Securities, Inc., a Delaware corporation (“Web Street Securities”).

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Form of Amended and Restated By-laws of the Registrant.

4*	Specimen stock certificate representing common stock.

5	Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).

10.1*	Registrant’ s 1998 Stock Option Plan.

10.2*	Form of Option Agreement under the Registrant’s 1998 Stock Option Plan.

10.3*	Form of Option Agreement prior to Registrant’s 1998 Stock Option Plan.

10.4*	Registrant’ s 1999 Stock Incentive Plan.

10.5*	Form of Option Agreement under the Registrant’s 1999 Stock Incentive Plan.

10.6**	Employment Agreement between the Registrant and Joseph J. Fox.

10.7**	Employment Agreement between the Registrant and Avi Fox.

10.8**	Employment Agreement between the Registrant and Joseph A. Barr.

10.9**	Employment Agreement between the Registrant and Stuart A. Cohn.

10.10**	Employment Agreement between the Registrant and William J. Mania.

10.11**	Employment Agreement between the Registrant and D. Jonathan Rosenberg.

10.12*	Form of Indemnification Agreement for Directors and Executive Officers.

†10.13*	Joint Brokerage Agreement dated as of December 11, 1998 between Web Street Securities and ConSors Discount-Broker.

10.14*	Online Service Agreement dated January 19, 1999 between Web Street Securities and Landsbref, Ltd.

10.15*	Full Service Agreement dated January 19, 1999 between Web Street Securities and Landsbref, Ltd.

10.16*	Clearing Agreement dated as of April 18, 1997 between Web Street Securities and U.S. Clearing Corp. and amendment dated April 30, 1999.

10.17*	Sublease Agreement dated April 15, 1998 between the Registrant and Western Diversified Life Insurance Company.

†10.18*	Joint Online Trading Agreement dated October 13, 1999 between the Registrant and Sun Hung Kai Online Limited.

†10.19*	Brokerage Arrangement Agreement dated August 13, 1999 between the Registrant and CB Corredores de Bolsa, S.A.

10.20*	Business Loan Agreement effective as of September 28, 1999 between the Registrant and LaSalle Bank National Association and the related Promissory Note.

16*	Letter of Grant Thornton, LLP to the Securities and Exchange Commission

21*	Subsidiaries of the Registrant.

23.1*	Consent of Arthur Andersen LLP with respect to financial statements of the Registrant.

23.2	Consent of Katten Muchin & Zavis (contained in its opinion to be filed as Exhibit 5 hereto).

24*	Power of Attorney (included on signature page to initial filing).

27*	Financial Data Schedule

   *Previously filed
  **To be filed by amendment
†	A portion of the exhibit has been omitted pursuant to a request for confidential treatment

Item 17. Undertakings

           The Registrant hereby undertakes:

           (1) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

           (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (3) For purposes of determining any liability under the Securities Act, (a) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (b) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, and State of Illinois, on the 5th day of November, 1999.

WEB STREET , INC .

/ S / STUART A. COHN
By:
Stuart A. Cohn
Executive Vice President, General Counsel and Secretary

           Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on November 5, 1999.

Signature	Title

* Joseph J. Fox	Co-Chairman of the Board and Chief Executive Officer (principal executive officer)

* Avi Fox	Co-Chairman of the Board and President

* Joseph A. Barr	Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Treasurer

* Robert F. Bernard	Director

* Fredric J. Graber	Director

* D. Jonathan Rosenberg	Executive Vice President, Chief Operating Officer and Director

/S / STUART A. COHN
By:
Stuart A. Cohn As Attorney-in-fact